Filed Pursuant to Rule 424(b)(3)
Registration No. 333-268977
PROSPECTUS SUPPLEMENT DATED APRIL 21, 2023
(to Prospectus dated March 8, 2023)
This prospectus supplement updates and supplements the information contained in the proxy statement/prospectus/information statement dated March 8, 2023, as previously supplemented (the, “Prospectus”), forming a part of a registration statement on Form S-4 (File No. 333-268977) (the “Registration Statement”) filed by GRI Bio, Inc. (formerly known as Vallon Pharmaceuticals, Inc., the “Company”). The Prospectus and Registration Statement relate to an offering of securities of the Company in connection with the transactions contemplated by that certain Agreement and Plan of Merger (the “Merger Agreement”), dated December 13, 2022, by and among the Company, GRI Bio Operations, Inc. (formerly known as GRI Bio, Inc.) and a wholly owned subsidiary of the Company (“Merger Sub”), pursuant to which, on April 21, 2023, a Merger Sub merged with and into GRI Bio Operations, Inc., with GRI Bio Operations, Inc. surviving as a wholly-owned subsidiary of the Company.
This prospectus supplement incorporates into the Prospectus the information contained in our attached current report on Form 8-K, which was filed with the Securities and Exchange Commission on April 21, 2023.
You should read this prospectus supplement in conjunction with the Prospectus, including any supplements and amendments thereto. This prospectus supplement is qualified by reference to the Prospectus except to the extent that the information in the prospectus supplement supersedes the information contained in the Prospectus. This prospectus supplement is not complete without the Prospectus and should be read in conjunction with the Prospectus.
AN INVESTMENT IN OUR COMMON STOCK INVOLVES RISKS. SEE THE SECTION ENTITLED “RISK FACTORS” BEGINNING ON PAGE 30 OF PROSPECTUS, DATED MARCH 8, 2023.
Neither the SEC nor any state securities commission has approved or disapproved of the securities to be issued under the Prospectus or this prospectus supplement or determined if the Prospectus or this prospectus supplement is truthful or complete.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549 FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 21, 2023
Vallon Pharmaceuticals, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-40034	82-4369909
(State or other jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
of incorporation)
100 N. 18th Street, Suite 300
Philadelphia, PA 19103
(Address of principal executive offices and zip code)
(267) 207-3606
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	GRI	The Nasdaq Capital Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.
Emerging Growth Company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Explanatory Note
On April 21, 2023, pursuant to that Agreement and Plan of Merger, dated as of December 13, 2022, as amended on February 17, 2023 (the “Merger Agreement”), by and among GRI Bio, Inc., formerly known as Vallon Pharmaceuticals, Inc. (the “Company”), GRI Operations, Inc., formerly known as GRI Bio, Inc., a Delaware corporation (“GRI”), and Vallon Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of the Company (“Merger Sub”), Merger Sub was merged with and into GRI (the “Merger”), with GRI surviving the Merger as a wholly owned subsidiary of the Company. In connection with the Merger, and prior to the effective time of the Merger (the “Effective Time”), the Company effected a reverse stock split of the Company’s common stock at a ratio of 1-for-30 (the “Reverse Split”). Unless otherwise noted, all references to share and per share amounts in this Current Report on Form 8-K reflect the Reverse Split. Also, in connection with the closing of the Merger (the “Closing”), the Company amended its certificate of incorporation and bylaws to change its name from “Vallon Pharmaceuticals, Inc.” to “GRI Bio, Inc.”
At the Effective Time:
(a)Each share of GRI’s common stock (“GRI Common Stock”) outstanding immediately prior to the Effective Time, including any shares of GRI Common Stock issued pursuant to the Pre-Merger Financing (as defined below) automatically converted solely into the right to receive a number of shares of the Company’s common stock (“Company Common Stock”) equal to 0.0374 (the “Exchange Ratio”).
(b)Each option to purchase shares of GRI Common Stock (each, a “GRI Option”) outstanding and unexercised immediately prior to the Effective Time under the GRI Bio, Inc. 2015 Equity Incentive Plan (the “GRI Plan”), whether or not vested, converted into and became an option to purchase shares of Company Common Stock, and the Company assumed the GRI Plan and each such GRI Option in accordance with the terms of the GRI Plan (the “Assumed Options”). The number of shares of Company Common Stock subject to each Assumed Option was determined by multiplying (i) the number of shares of GRI Common Stock that were subject to such GRI Option, as in effect immediately prior to the Effective Time, by (ii) the Exchange Ratio, and rounding the resulting number down to the nearest whole number of shares of Company Common Stock. The per share exercise price for the Company Common Stock issuable upon exercise of each Assumed Option was determined by dividing (A) the per share exercise price of such Assumed Option, as in effect immediately prior to the Effective Time, by (B) the Exchange Ratio and rounding the resulting per share exercise price up to the nearest whole cent. Any restriction on the exercise of any Assumed Option continued in full force and effect and the term, exercisability, vesting schedule, and any other provisions of such Assumed Option otherwise remained unchanged.
(c)Each warrant to purchase shares of GRI Common Stock outstanding immediately prior to the Effective Time other than the Bridge Warrants (as defined below) (the “GRI Warrants”), was assumed by the Company and converted into a warrant to purchase Company Common Stock (the “Assumed Warrants”) and thereafter (i) each Assumed Warrant became exercisable solely for shares of Company Common Stock; (ii) the number of shares of Company Common Stock subject to each Assumed Warrant was determined by multiplying (A) the number of shares of GRI Common Stock that were subject to such GRI Warrant, as in effect immediately prior to the Effective Time, by (B) the Exchange Ratio, and rounding the resulting number down to the nearest whole number of shares of Company Common Stock; (iii) the per share exercise price for the Company Common Stock issuable upon exercise of each Assumed Warrant was determined by dividing (A) the exercise price per share of the GRI Common Stock subject to such GRI Warrant, as in effect immediately prior to the Effective Time, by (B) the Exchange Ratio, and rounding the resulting exercise price up to the nearest whole cent. The foregoing description of the Assumed Warrants does not purport to be complete and is qualified in its entirety by reference to the full text of the Assumed Warrants that were filed as Exhibits 4.11, 4.12, 4.13, 4.14, 4.15, 4.16, 4.17 and 4.18 to the Registration Statement filed with the SEC on December 23, 2022 and the amendments to the Assumed Warrants that were filed as Exhibits 4.17 and 4.18 to the amended Registration Statement filed with the SEC on January 27, 2023 and incorporated herein by reference.
(d)The Bridge Warrants were exchanged for warrants (the “Exchange Warrants”) to purchase an aggregate of 421,589 shares of Company Common Stock. The Exchange Warrants contain substantively similar terms to the Bridge Warrants, and have an initial exercise price equal to $14.73 per share.
(e)All rights with respect to GRI restricted stock awards were assumed by the Company and converted into Company restricted stock awards with the number of shares subject to each restricted stock award multiplied by the Exchange Ratio and rounding the resulting number down to the nearest whole number of shares of Company Common Stock. The term, exercisability, vesting schedule and other provisions of the GRI restricted stock awards otherwise remained unchanged.
Immediately following the Effective Time, there were approximately 2,957,093 shares of Company Common Stock outstanding, the former stockholders of GRI (including the Investor (as defined below)) owned, or held rights to acquire, in the aggregate approximately 85% of the outstanding Company Common Stock and the Company’s stockholders immediately prior to the Merger owned approximately 15% of the outstanding Company Common Stock.

The shares of Company Common Stock, previously trading on the Nasdaq Capital Market through the close of business on April 21, 2023 under the ticker symbol “VLON,” are expected to commence trading on the Nasdaq Capital Market, on a post-Reverse Split adjusted basis, under the ticker symbol “GRI” on April 24, 2023. The Company’s Common Stock is now represented by a new CUSIP number, 3622AW 106.
The issuance of the shares of Company Common Stock to the former stockholders of GRI, including the Investor, was registered with the SEC on a Registration Statement on Form S-4 (Reg. No. 333-268977) initially filed on December 23, 2022 (the “Registration Statement”). The issuance of the shares of Company Common Stock to holders of the Assumed Options will be registered with the SEC on a registration statement on Form S-8.
The foregoing description of the Merger Agreement contained herein does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement that was filed as Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the SEC on December 13, 2022, and the full text of that certain amendment to the Merger Agreement that was filed as Exhibit 2.2 to the Company’s amended Registration Statement that was filed with the SEC on February 24, 2023, and is incorporated herein by reference.
Item 1.01. Entry into a Material Definitive Agreement.
To the extent required by this Item 1.01, the information contained in the Explanatory Note and Item 8.01 of this Current Report on Form 8-K is incorporated herein by reference.
Item 2.01. Completion of Acquisition or Disposition of Assets.
To the extent required by this Item 2.01, the information contained in the Explanatory Note of this Current Report on Form 8-K is incorporated herein by reference.
Item 3.03. Material Modification to Rights of Security Holders.
To the extent required by this Item 3.03, the information contained in the Explanatory Note of this Current Report on Form 8-K is incorporated herein by reference.
At the virtual special meeting of the Company’s stockholders held on April 20, 2023 (the “Special Meeting”), the Company’s stockholders approved an amendment to the Company’s amended and restated certificate of incorporation (the “Restated Certificate”) to effect the Reverse Split (the “Stock Split Amendment”).
On April 20, 2023, the Company’s board of directors (the “Board”) approved the Reverse Split. On April 21, 2023, prior to the Effective Time, the Company filed the Stock Split Amendment with the Secretary of State of the State of Delaware to effect the Reverse Split. As a result of the Reverse Split, the number of issued and outstanding shares of Company Common Stock immediately prior to the Reverse Split was reduced to a smaller number of shares, such that every thirty (30) shares of Company Common Stock held by a stockholder immediately prior to the Reverse Split were combined and reclassified into one (1) share of Company Common Stock.
No fractional shares were issued in connection with the Reverse Split. Any fractional shares resulting from the Reverse Split were reclassified, and holders of fractional shares were entitled, upon surrender to the transfer agent of certificates representing such shares, to a cash payment in lieu thereof at a price equal to the fraction to which the stockholder would otherwise be entitled multiplied by the closing price of the common stock on the Nasdaq Capital Market on April 20, 2023.
The Reverse Split did not result in a corresponding adjustment to the number of shares of Company Common Stock authorized. The Reverse Split has no effect on the par value of the common stock or authorized shares of preferred stock. Immediately after the Reverse Split, each stockholder’s percentage ownership interest in the Company and proportional voting power will remain unchanged, other than as a result of the rounding to eliminate fractional shares, as described in the preceding paragraph. The rights and privileges of the holders of shares of Company Common Stock will be unaffected by the Reverse Split.
The foregoing description of the Restated Certificate does not purport to be complete and is qualified in its entirety by reference to the full text of the Certification of Incorporation of GRI Bio, Inc., as amended, a copy of which is attached hereto as Exhibit 3.1, and is incorporated herein by reference.
Item 4.01. Change in Registrant’s Certifying Accountant.
For accounting purposes, the Merger is treated as a reverse recapitalization and, as such, the historical financial statements of the accounting acquirer, GRI, which have been audited by Sadler, Gibb & Associates LLC (“Sadler”), will become the historical financial statements of the Company. In a reverse recapitalization, a change of accountants is presumed to have occurred unless the same accountant audited the pre-transaction financial statements of both the legal acquirer and the accounting acquirer, and such change is generally presumed to occur on the date the reverse acquisition is completed.

Immediately following the Effective Time, the Audit Committee of the Board approved the dismissal of EisnerAmper LLP (“EisnerAmper”) as the Company’s independent registered public accounting firm and engaged Sadler as the independent registered public accounting firm to audit the Company’s financial statements for the fiscal year ending December 31, 2023, which will reflect GRI as the accounting acquirer.
The reports of EisnerAmper on the Company’s financial statements for each of the two fiscal years ended December 31, 2022 and December 31, 2021 did not contain an adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.
In connection with the audits of the Company’s financial statements for each of the two fiscal years ended December 31, 2022 and December 31, 2021 and the interim period between December 31, 2022 and the date of this report, there were no “disagreements” (as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and related instructions) between the Company and EisnerAmper on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure which, if not resolved to the satisfaction of EisnerAmper, would have caused EisnerAmper to make reference to the subject matter of the disagreement in its reports.
In connection with the audits of the Company’s financial statements for each of the two fiscal years ended December 31, 2022 and December 31, 2021 and the interim period between December 31, 2022 and the date of this report, there were no “reportable events” (as that term is defined in Item 304(a)(1)(v) of Regulation S-K and related instructions).
The Company delivered a copy of this Current Report on Form 8-K to EisnerAmper and requested a letter addressed to the SEC stating whether or not it agrees with the statements made in response to this Item and, if not, stating the respects in which it does not agree. A copy of EisnerAmper’s letter to the SEC is filed as Exhibit 16.1 to this Current Report on Form 8-K.
Item 5.01. Changes in Control of Registrant.
To the extent required by this Item 5.01, the information contained in the Explanatory Note and Item 5.02 of this Current Report on Form 8-K is incorporated herein by reference.
Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Resignation of Directors
In accordance with the Merger Agreement and effective as of the Effective Time, all of the Company’s directors other than David Baker resigned from the Board and any respective committees of the Board of which they were members. The resignations were not the result of any disagreements with the Company relating to the Company’s operations, policies or practices.
Appointment of Directors
In accordance with the Merger Agreement and effective as of the Effective Time, the Board appointed W. Marc Hertz, Ph.D., David Szekeres, Roelof Rongen and Camilla V. Simpson, M.Sc. to the Board. David Baker, existing director, remained on the Board. Mr. Szekeres was appointed as the Chairperson of the Board.
Other than pursuant to the Merger Agreement, there were no arrangements or understandings between the Company’s newly appointed directors and any person pursuant to which they were elected. None of the Company’s newly appointed directors has a direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.
Class Designations
Following the Merger, the classes of the Board are as follows:
•Class I Directors: David Baker
•Class II Directors: Roelof Rongen and Camilla V. Simpson, M.Sc.
•Class III Directors: W. Marc Hertz, Ph.D. and David Szekeres
The terms of the Company’s Class I, Class II, and Class III directors will expire upon the election and qualification of successor directors at the annual meetings of stockholders to be held in 2023, 2024, and 2025, respectively.
Biographical information for the newly appointed directors and disclosure regarding related party transactions involving GRI and the newly appointed directors are included in the Registration Statement under the sections titled “Management Following the Merger” and “Related Party Transactions of the Combined Company” and incorporated herein by reference.

Board Committees
In connection with the Closing, Mr. Szekeres (Chairperson), Ms. Simpson and Mr. Rongen were appointed to the Audit Committee of the Board; Ms. Simpson (Chairperson) and Mr. Szekeres were appointed to the Compensation Committee of the Board; and Mr. Rongen (Chairperson) and Ms. Simpson were appointed to the Nominating and Corporate Governance Committee of the Board.
Indemnification Agreements
In connection with the Closing, each of the Company’s directors and executive officers entered into the Company’s standard form of Indemnification Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.
Resignation of Officers and Separation and Release Agreement
In accordance with the Merger Agreement and effective as of the Effective Time, all of the Company’s current executive officers other than Leanne Kelly resigned from the Company. The resignations were not the result of any disagreements with the Company relating to the Company’s operations, policies or practices.
In connection with the resignation for David Baker, the Company and Mr. Baker entered into a Separation and Release Agreement on April 21, 2023 (the “Separation Agreement”). Pursuant to the terms of the Separation Agreement and his current employment agreement, Mr. Baker will receive continuation of his current salary for 18 months payable in accordance with the Company’s payroll practices and a lump sum payment equal to 150% of his target bonus within 15 days of execution of his release and certain COBRA benefits. Mr. Baker also agreed to reduce amounts payable with respect to certain future milestone payments as further described in the Separation Agreement. The forgoing description of the Separation Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Separation Agreement, which is filed as Exhibit 10.9 to this Current Report on Form 8-K and incorporated herein by reference.
Appointment of Principal Officers
In accordance with the Merger Agreement and an action of the Board at the Board meeting held on April 20, 2023, the Board appointed W. Marc Hertz, Ph.D. as the Company’s Chief Executive Officer (principal executive officer), Leanne Kelly as the Company’s Chief Financial Officer (principal financial and accounting officer), Vipin Kumar Chaturvedi, Ph.D. as the Company’s Chief Scientific Officer, and Albert Agro, Ph.D. as the Company's Chief Medical Officer, each effective as of the Closing and to hold office until his or her respective successor(s) shall have been duly elected and qualified or until his or her earlier resignation or removal.
There are no familial relationships among any of the Company’s newly appointed principal officers. None of the Company’s newly appointed principal officers has a direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.
Biographical information for the newly appointed officers and disclosure regarding related party transactions involving GRI and the newly appointed officers are included in the proxy statement/prospectus/information statement forming part of the Registration Statement under the sections titled “Management Following the Merger” and “Related Party Transactions of the Combined Company” and incorporated herein by reference.
GRI has entered into employment agreements with Dr. Hertz, Ms. Kelly and Dr. Chaturvedi providing for the employment of Dr. Hertz, Ms. Kelly and Dr. Chaturvedi as executive officers (collectively, the “Employment Agreements”) and a consulting agreement with Dr. Agro (the “Consulting Agreement”). The Employment Agreements include the following terms:
•an annual base salary of $375,000 for Dr. Hertz, $312,500 for Ms. Kelly and $312,500 for Dr. Chaturvedi, in each case, to be effective as of the Closing;
•an annual target cash bonus of 50% for Dr. Hertz, 20% for Ms. Kelly for the first year of the Term (as defined in the applicable Employment Agreement) and 35% for the following Terms, and 35% for Dr. Chaturvedi, in each case, to be effective as of the Closing;
•a bonus payment of $250,000 for Dr. Hertz and $100,000 for Ms. Kelly, which was paid upon the Closing; and
•in the case of Ms. Kelly, the grant of an option to purchase 750,000 shares of Company Common Stock, which will be granted within 180 calendar days following the Effective Date.
The Consulting Agreement includes the following terms:
•a monthly fee of $25,000 for Dr. Agro, provided that Dr. Agro provides consulting services for a minimum of 100 hours a month.

The Employment Agreements also provide that if the Company terminates the executive’s employment without “cause” or if the executive resigns his employment for “good reason,” each as defined in the Employment Agreements, the executive will be entitled to receive salary continuation and COBRA premium reimbursement (for 12 months in the case of Dr. Hertz and Ms. Kelly and nine months in the case of Dr. Chaturvedi) and equity vesting. In the case of a termination without cause or resignation for good reason that occurs during the period beginning three months before a “change in control” (as defined in the agreement) and ending 12 months thereafter, (a) these severance-related periods will be increased to 18 months in the case of Dr. Hertz and 12 months in the case of Ms. Kelly and Dr. Chaturvedi, (b) the equity award acceleration will apply in full to all of the executive’s outstanding time-based awards and (c) the executive will receive an additional payment equal to his target bonus.
The foregoing description of the Employment Agreements does not purport to be complete and is qualified in its entirety by reference to the full text of the Employment Agreements that were filed as Exhibits 10.40, 10.41 and 10.42 to the amended Registration Statement filed with the SEC on February 24, 2023 and incorporated herein by reference. The forgoing description of the Consulting Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Consulting Agreement, which is filed as Exhibit 10.5 to this Current Report on Form 8-K and incorporated herein by reference.
Amended and Restated 2018 Equity Incentive Plan
At the Special Meeting, the stockholders of the Company approved the Amended and Restated GRI Bio, Inc. 2018 Equity Incentive Plan (formerly the Vallon Pharmaceuticals, Inc. 2018 Equity Incentive Plan) (the “A&R 2018 Plan”). The A&R 2018 Plan had previously been approved by the Company’s board of directors, subject to stockholder approval. The A&R 2018 Plan became effective on April 21, 2023, with the stockholders approving the amendment to the A&R 2018 Plan (i) to increase the aggregate number of shares by 1,520,151 shares to 1,950,000 shares of Company Common Stock for issuance as awards under the A&R 2018 Plan, (ii) to increase the aggregate maximum number of shares of Company Common Stock that may be issued pursuant to the exercise of incentive stock options under the A&R 2018 Plan to 24,000,000 shares, (iii) to extend the term of the A&R 2018 Plan through January 1, 2033, (iv) to prohibit any action that would be treated as a “repricing” of an award without further approval by the stockholders of Company, and (v) to revise the limits on awards to non-employee directors as follows: the aggregate grant date fair value of shares granted to any non-employee director under the 2018 Plan and any other cash compensation paid to any non-employee director in any calendar year may not exceed $0.75 million; increased to $1.0 million in the year in which such non-employee director initially joins the board of directors.
For a description of the A&R 2018 Plan, please refer to “Proposal No. 4: Approval of Amended and Restated 2018 Equity Incentive Plan to, among other things, increase the aggregate number of shares of Company Common Stock available for issuance thereunder to 6,500,000” in the proxy statement/prospectus/information statement making up part of the Registration Statement, which information is incorporated herein by reference. The description of the A&R 2018 Plan is subject to and qualified in its entirety by reference to the A&R 2018 Plan, which is attached as Exhibit 10.8 hereto and incorporated herein by reference.
Item 5.03 Articles of Incorporation or Bylaws; Change in Fiscal Year.
To the extent required by this Item 5.03, the information contained in Item 3.02 of this Current Report on Form 8-K is incorporated herein by reference.
Item 8.01 Other Events.
Securities Purchase Agreement (Bridge Financing) and Securities Purchase Agreement (Equity Financing)
As previously disclosed, in connection with signing the Merger Agreement, GRI entered into a Securities Purchase Agreement, dated as of December 13, 2022 (the “Bridge SPA”) with Altium Growth Fund, LP (the “Investor”), pursuant to which, among other things, the Investor purchased, and GRI issued, senior secured notes (the “Bridge Notes”) in the aggregate principal amount of up to approximately $3.3 million, in exchange for an aggregate purchase price of up to approximately $2.5 million. In addition, GRI issued the Investor warrants to purchase an aggregate of 2,504,980 shares of GRI Common Stock (the “Bridge Warrants”). As a result of the Merger, at the Effective Time, the Bridge Warrants were exchanged for the Exchange Warrants to purchase an aggregate of 421,589 shares of Company Common Stock. The Exchange Warrants contain substantively similar terms to the Bridge Warrants, and have an initial exercise price equal to $14.73 per share. The exercise price of the Exchange Warrants is subject to adjustment for splits and similar recapitalization events.
In addition to the Bridge SPA, in connection with signing the Merger Agreement, the Company, GRI and the Investor entered into a Securities Purchase Agreement, dated as of December 13, 2022 (the “Equity SPA”). Pursuant to the Equity SPA, immediately prior to the Closing, GRI issued 6,787,219 shares of GRI Common Stock (the “Initial Shares”) to the Investor and 27,148,877 shares of GRI Common Stock (the “Additional Shares”) into escrow with an escrow agent. At the closing, pursuant to the Merger, the Initial Shares converted into an aggregate of 253,842 shares of Company Common Stock and the Additional Shares converted into an aggregate of 1,015,368 shares of Company Common Stock. Subject to beneficial ownership limitations, some or all of the shares of Company

Common Stock issued in exchange for the Additional Shares and held in escrow shall be released to the Investor upon certain specified reset dates as described in the Equity SPA.
Pursuant to the Equity SPA, the Company expects to issue to the Investor on May 8, 2023 (i) Series A-1 Warrants to purchase 1,269,210 shares of Company Common Stock with an initial exercise price of $13.50 per share, (ii) Series A-2 Warrants to purchase 1,142,289 shares of Company Common Stock with an initial exercise price of $14.73 per share, and (iii) Series T Warrants to purchase at an exercise price of $12.28 per share (x) 814,467 shares of Company Common Stock and (y) upon exercise of the Series T Warrants, an additional amount of Series A-1 Warrants and Series A-2 Warrants, each to purchase 814,467 shares of Company Common Stock (collectively, the “Equity Warrants”).
The foregoing description of the Bridge SPA, Equity SPA, Bridge Warrant, Equity Warrant and Exchange Warrant does not purport to be complete and is qualified in its entirety by reference to the Bridge SPA, Equity SPA, form of Bridge Warrant, form of Equity Warrant and form of Exchange Warrant that were filed as Exhibits 10.4, 10.5, 4.1, 4.2 and 4.3, respectively, to the Company’s Current Report on 8-K filed with the SEC on December 13, 2022 and are incorporated herein by reference.
On April 21, 2023, the Company issued a press release. A copy of the press release is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits.
(a) Financial statements of businesses or funds acquired.
The Company intends to file the financial statements of GRI required by Item 9.01(a) as part of an amendment to this Current Report on Form 8-K not later than 71 calendar days after the date this Current Report on Form 8-K is required to be filed.
(b) Pro forma financial information.
The Company intends to file the pro forma financial information required by Item 9.01(b) as part of an amendment to this Current Report on Form 8-K not later than 71 calendar days after the date this Current Report on Form 8-K is required to be filed.
(d) Exhibits

Exhibit No.	Description
2.1Δ
Agreement and Plan of Merger, dated as of December 13, 2022, by and among Vallon Pharmaceuticals, Inc., GRI Bio, Inc., and Vallon Merger Sub, Inc. (Incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K, filed with the SEC on December 13, 2022).

2.2
Amendment to Agreement and Plan of Merger, dated as of February 17, 2023, by and among Vallon Pharmaceuticals, Inc., Vallon Merger Sub, Inc., and GRI Bio, Inc. (Incorporated by reference to Exhibit 2.2 to the Registration Statement on Form S-4/A, filed with the SEC on February 24, 2023).

3.1*	Certificate of Incorporation of GRI Bio, Inc., as amended.
3.2*	Amended and Restated Bylaws.
4.1	Form of Bridge Warrant (Incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K, filed with the SEC on December 13, 2022).
4.2	Form of Equity Warrant (Incorporated by reference to Exhibit 4.2 to the Current Report on Form 8-K, filed with the SEC on December 13, 2022).
4.3	Form of Exchange Warrant (Incorporated by reference to Exhibit 4.3 to the Current Report on Form 8-K, filed with the SEC on December 13, 2022).
4.4*	Form of Ecoban Warrant.
4.5
Warrant to Purchase Stock issued to Oppel Greeff, dated as of July 7, 2022 (Incorporated by reference to Exhibit 4.11 to the Registration Statement on Form S-4, filed with the SEC on December 23, 2022).

4.6
Warrant to Purchase Stock issued to Oppel Greeff, dated as of November 4, 2020 (Incorporated by referenced to Exhibit 4.12 to the Registration Statement on S-4, filed with the SEC on December 23, 2022).

4.7
Warrant to Purchase Stock issued to Dinver LLC, dated as of November 4, 2020 (Incorporated by reference to Exhibit 4.13 to the Registration Statement on Form S-4, filed with the SEC on December 23, 2022).

4.8
Warrant to Purchase Stock issued to Eric Reiter, dated as of November 4, 2020 (Incorporated by reference to Exhibit 4.14 to the Registration Statement on Form S-4, filed with the SEC on December 23, 2022).

4.9
Warrant to Purchase Stock issued to FT618 Investments, LLC, dated as of November 9, 2020 (Incorporated by reference to Exhibit 4.15 to the Registration Statement on Form S-4, filed with the SEC on December 23, 2022).

4.10
Warrant to Purchase Stock issued to FT618 Investments, LLC, dated as of December 28, 2020 (Incorporated by reference to Exhibit 4.16 to the Registration Statement on Form S-4, filed with the SEC on December 23, 2022).

4.11	Form of Amendment to 2020 Warrant to Purchase Stock of GRI (Incorporated by reference to Exhibit 4.17 to the Registration Statement on Form S-4/A, filed with the SEC on January 27, 2023).
4.12	Form of Amendment to 2022 Warrant to Purchase Stock of GRI (Incorporated by reference to Exhibit 4.18 to the Registration Statement on Form S-4/A, filed with the SEC on January 27, 2023).
10.1*	Form of Indemnification Agreement.
10.2#
Employment Agreement, by and between GRI Bio, Inc. and Marc Hertz, Ph.D., dated as of February 20, 2023 (Incorporated by reference to Exhibit 10.40 to the Registration Statement on Form S-4/A, filed with the SEC on February 24, 2023).

10.3#
Employment Agreement, by and between GRI Bio, Inc. and Leanne M. Kelly, dated as of February 20, 2023 (Incorporated by reference to Exhibit 10.41 to the Registration Statement on Form S-4/A, filed with the SEC on February 24, 2023).

10.4#
Employment Agreement, by and between GRI Bio, Inc. and Vipin Kumar Chaturvedi dated as of February 20, 2023 (Incorporated by reference to Exhibit 10.42 to the Registration Statement on Form S-4/A, filed with the SEC on February 24, 2023).

10.5*#	Consulting Agreement, by and between GRI Bio, Inc. and Albert Agro, M.D., dated as of January 9, 2023.
10.6Δ
Securities Purchase Agreement, by and between GRI Bio, Inc. and the investor party thereto, dated December 13, 2022 (Incorporated by reference to Exhibit 10.4 to the Current Report on Form 8-K, filed with the SEC on December 13, 2022).

10.7Δ
Securities Purchase Agreement, by and among Vallon Pharmaceuticals, Inc., GRI Bio, Inc. and the investor party thereto, dated December 13, 2022 (Incorporated by reference to Exhibit 10.5 to the Current Report on Form 8-K, filed with the SEC on December 13, 2022).

10.8*	Amended and Restated GRI Bio, Inc. 2018 Equity Incentive Plan.
10.9*#	Separation Agreement, dated April 21, 2023, by and between GRI Bio, Inc. and David Baker.
16.1*	Letter from EisnerAmper LLP to the SEC, dated April 21, 2023.
99.1	Press Release issued by Vallon Pharmaceuticals, Inc., dated April 21, 2023.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

* Filed herewith.
# Indicates a management contract or any compensatory plan, contract or arrangement.
Δ Schedules and exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K. Company undertakes to furnish supplemental copies of any of the omitted schedules upon request by the U.S. Securities and Exchange Commission.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 21, 2023	Vallon Pharmaceuticals, Inc.
By: /s/ Leanne Kelly
Leanne Kelly
Chief Financial Officer

Exhibit 3.1
Delaware
The First State
I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE RESTATED CERTIFICATE OF “VALLON PHARMACEUTICALS, INC.”, FILED IN THIS OFFICE ON THE TENTH DAY OF FEBRUARY, A.D. 2021, AT 1:14 O’CLOCK P.M.

6705195 8100 SR# 20210402453 You may verify this certificate online at corp.delaware.gov/authver.shtml	Authentication: 202482772 Date: 02-10-21

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
VALLON PHARMACEUTICALS, INC.
(a Delaware corporation)
The present name of the corporation is Vallon Pharmaceuticals, Inc. (the “Corporation”). The Corporation was incorporated under its present name by the filing of its original certificate of incorporation (as heretofore amended, the “Original Certificate of Incorporation”) with the Secretary of State of the State of Delaware on January 11, 2018. This Amended and Restated Certificate of Incorporation of the Corporation (as the same may be amended and/or restated from time to time, the “Certificate of Incorporation”), which amends, restates and integrates the provisions of the Original Certificate of Incorporation, was duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of die State of Delaware and by the written consent of the stockholders in accordance with Section 228 of the General Corporation Law of the State of Delaware. The Original Certificate of Incorporation of the Corporation is hereby amended and restated to read in its entirety as follows:
ARTICLE I
NAME
The name of the corporation is Vallon Pharmaceuticals, Inc. (the “Corporation”).
ARTICLE II
AGENT
The address of the Corporation’s registered office in the State of Delaware is c/o The Corporation Trust Company, 1209 Orange Street in the City of Wilmington, County of New

Castle, 19801. The name of its registered agent at such address is The Corporation Trust Company.
ARTICLE III
PURPOSE
The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).
ARTICLE IV
STOCK
4.1    Authorized Stock. The total number of shares which the Corporation shall have authority to issue is 260,000,000, of which 250,000,000 shall be designated as Common Stock, par value $0.0001 per share (the “Common Stock”), and 10,000,000 shall be designated as Preferred Stock, par value $0.0001 per share (the “Preferred Stock”).
4.2    Common Stock.
(a)    Each holder of Common Stock, as such, shall be entitled to one vote for each share of Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote; provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate of Incorporation, including any certificate of designations relating to any series of Preferred Stock (each hereinafter referred to as a “Preferred Stock Designation”! that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any Preferred Stock Designation).
State of Delaware
Secretary of State
Division of Corporations
Delivered 01:14 PM 02/10/2021
(b)    Dividends. Subject to the rights of the holders of any outstanding series of Preferred Stock, the holders of shares of Common Stock shall be entitled to receive dividends to the extent permitted by law when, as and if declared by the Board of Directors.
(c)    Liquidation. Upon the dissolution, liquidation or winding up of the Corporation, subject to the rights of the holders of any outstanding series of Preferred Stock, the holders of shares of Common Stock shall be entitled to receive the assets of the Corporation available for distribution to its stockholders ratably in proportion to the number of shares held by them.
4.3    Preferred Stock. The Preferred Stock may be issued from time to time in one or more series. Subject to limitations prescribed by law and the provisions of this Article IV (including any Preferred Stock Designation), the Board of Directors is hereby authorized to provide by resolution and by causing the filing of a Preferred Stock Designation for the issuance of the shares of Preferred Stock in one or more series, and to establish from time to time the number of shares to be included in each such series, and to fix the designations, powers, preferences, and relative, participating, optional or other rights, if any, and the qualifications, limitations or restrictions, if any, of the shares of each such series.

4.4    No Class Vote on Changes in Authorized Number of Shares of Stock. Subject to the rights of the holders of any outstanding series of Preferred Stock, the number of authorized shares of Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of at least a majority of the voting power of the stock outstanding and entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL.
ARTICLE V
BOARD OF DIRECTORS
5.1    Number. Except as otherwise provided for or fixed pursuant to the provisions of Article IV hereof (including any Preferred Stock Designation), the Board of Directors shall consist of such number of directors as shall be determined from time to time solely by resolution adopted by the affirmative vote of a majority of the total number of directors then authorized.
5.2    Classification.
(a)    Except as may be otherwise provided with respect to directors elected by the holders of any series of Preferred Stock provided for or fixed pursuant to the provisions of Article IV hereof (including any Preferred Stock Designation) (the “Preferred Stock Directors”), the Board of Directors shall be divided into three classes, designated Class I, Class II and Class III. Class I directors shall initially serve until the first annual meeting of stockholders following the initial effectiveness of this Section 5.2; Class II directors shall initially serve until the second annual meeting of stockholders following the initial effectiveness of this Section 5.2; and Class III directors shall initially serve until the third annual meeting of stockholders following the initial effectiveness of this Section 5.2. Commencing with the first annual meeting of stockholders following the initial effectiveness of this Section 5.2, directors of each class the term of which shall then expire shall be elected to hold office for a three-year term and until the election and qualification of their respective successors in office. The Board of Directors is authorized to assign members of the Board of Directors already in office to Class I, Class II or Class III, with such assignment becoming effective as of the initial effectiveness of this Section 5.2.
(b)    Subject to the rights of the holders of any outstanding series of Preferred Stock, and unless otherwise required by law, newly created directorships resulting from any increase in the authorized number of directors and any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall be filled solely by the affirmative vote of a majority of the remaining directors then in office (other than any director elected by a separate vote of the holders of one or more outstanding series of Preferred Stock), even though less than a quorum of the Board of Directors. Any director so chosen shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor shall have been duly elected and qualified. No decrease in the authorized number of directors shall shorten the term of any incumbent director.
(c)    Any director elected by the stockholders generally may be removed from office at any time, but only for cause and only by the affirmative vote of at least 66 2/3% of the voting power of the stock outstanding and entitled to vote thereon.
(d)    During any period when the holders of any series of Preferred Stock have the right to elect additional directors as provided for or fixed pursuant to the provisions of Article IV hereof (including any Preferred Stock Designation), and upon commencement and for the duration of the period during which such right continues: (i) the then otherwise total authorized number of directors of the Corporation shall automatically be increased by such number of directors that the holders of any series of Preferred Stock have a right to elect, and the holders of such Preferred Stock shall be entitled to elect the additional directors so provided for or fixed pursuant to said provisions; and (ii) each Preferred Stock Director shall serve until such Preferred Stock Director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to his or her earlier death, disqualification, resignation or removal. Except as otherwise provided for or fixed pursuant to the provisions of Article IV hereof (including any Preferred Stock Designation), whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to said provisions, the terms of office of all Preferred Stock Directors elected by the holders of such Preferred Stock, or elected to fill any vacancies resulting ifom the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate (in which case such Preferred Stock Director shall cease to be qualified as a director and shall cease to be a director) and the total authorized number of directors of the Corporation shall be automatically reduced accordingly.
5.3    Powers. Except as otherwise required by the DGCL or as provided in this Certificate of Incorporation (including any Preferred Stock Designation), the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.
5.4    Election: Annual Meeting of Stockholders.
(a)    Ballot Not Required. The directors of the Corporation need not be elected by written ballot unless the Bylaws of the Corporation so provide.
(b)    Notice. Advance notice of nominations for the election of directors, and of business other than nominations, to be proposed by stockholders for consideration at a meeting of stockholders of the Corporation shall be given in the manner and to the extent provided in or contemplated by the Bylaws of the Corporation.
(c)    Annual Meeting. The annual meeting of stockholders, for the election of directors to succeed those whose terms expire and for the transaction of such other business as may properly come before the meeting, shall be held at such place, if any, either within or without the State of Delaware, on such date, and at such time as the Board of Directors shall fix.
ARTICLE VI
STOCKHOLDER ACTION
Except as otherwise provided for or fixed with respect to actions required or permitted to be taken solely by holders of Preferred Stock pursuant to the provisions of Article IV hereof (including any Preferred Stock Designation), no action that is required or permitted to be taken by the stockholders of the Corporation may be effected by consent of stockholders in lieu of a meeting of stockholders.
ARTICLE VII
SPECIAL MEETINGS OF STOCKHOLDERS
Except as otherwise required by law, and except as otherwise provided for or fixed pursuant to the provisions of Article IV hereof (including any Preferred Stock Designation), a special meeting of the stockholders of the Corporation may be called at any time only by the Board of Directors. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting by or at the direction of the Board of Directors.

ARTICLE VIII
EXISTENCE
The Corporation shall have perpetual existence.
ARTICLE IX
AMENDMENT
9.1    Amendment of Certificate of Incorporation. The Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Certificate of Incorporation (including any Preferred Stock Designation), and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by the laws of the State of Delaware, and all powers, preferences and rights of any nature conferred upon stockholders, directors or any other persons by and pursuant to this Certificate of Incorporation (including any Preferred Stock Designation) in its present form or as hereafter amended are granted subject to this reservation; provided, however, that except as otherwise provided in this Certificate of Incorporation (including any provision of a Preferred Stock Designation) that provides for a greater or lesser vote and in addition to any other vote required by law, the affirmative vote of at least 66 2/3% of the voting power of the stock outstanding and entitled to vote thereon, voting together as a single class, shall be required to adopt, amend or repeal, or adopt any provision inconsistent with Section 5.2(c) of Article V of this Certificate of Incorporation.
9.2    Amendment of Bylaws. In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, but subject to the terms of any series of Preferred Stock then outstanding, the Board of Directors is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation. Except as otherwise provided in this Certificate of Incorporation (including the terms of any Preferred Stock Designation that require an additional vote) or the Bylaws of the Corporation, and in addition to any requirements of law, the affirmative vote of at least 66 2/3% of the voting power of the stock outstanding and entitled to vote thereon, voting together as a single class, shall be required for the stockholders to adopt, amend or repeal, or adopt any provision inconsistent with, any provision of the Bylaws of the Corporation.
ARTICLE X
LIABILITY OF DIRECTORS
10.1    No Personal Liability. To the fullest extent permitted by the DGCL as the same exists or as may hereafter be amended, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.
10.2    Amendment or Repeal. Any amendment, alteration or repeal of this Article X that adversely affects any right of a director shall be prospective only and shall not limit or eliminate any such right with respect to any proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment, alteration or repeal.
ARTICLE XI
FORUM FOR ADJUDICATION OF DISPUTES
11.1    Forum. Unless the Corporation consents in writing to the selection of an alternative forum, (A) (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, other employee or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, this Certificate of Incorporation or the Bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware or (iv) any action asserting a claim governed by the internal affairs doctrine of the law of the State of Delaware shall, to the fullest extent permitted by law, be exclusively brought in the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction thereof, the federal district court of the State of Delaware; and (B) the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended. To the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article XI.
11.2    Enforceability. If any provision of this Article XI shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provision in any other circumstance and of the remaining provisions of this Article XI (including, without limitation, each portion of any sentence of this Article XI containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities or circumstances shall not in any way be affected or impaired thereby.
[The remainder of this page has been intentionally left blank.]

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by the undersigned officer of the Corporation this 5th day of February, 2021.
VALLON PHARMACEUTICALS, INC.
By:
Name: David Baker
Title: Chief Executive Officer

CERTIFICATE OF AMENDMENT
OF
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
VALLON PHARMACEUTICALS, INC.
(Pursuant to Section 242 of the General Corporation Law of the State of Delaware)
Vallon Pharmaceuticals, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify as follows:
1.    That a resolution was duly adopted by the Board of Directors of the Corporation pursuant to Section 242 of the General Corporation Law of the State of Delaware setting forth an amendment to the Amended and Restated Certificate of Incorporation of the Corporation and declaring said amendment to be advisable and that such amendment be submitted to the stockholders of the Corporation for their consideration, as follows:
RESOLVED:    That, effective at 10:00 a.m. Eastern time on April 21, 2023, Section 4.1 of Article IV of the Amended and Restated Certificate of Incorporation of the Corporation be and hereby is deleted in its entirety and the following is inserted in lieu thereof:
“Section 4.1    Authorized Stock. The total number of shares which the Corporation shall have authority to issue is 260,000,000, of which 250,000,000 shall be designated as Common Stock, par value $0.0001 per share (the “Common Stock,” and 10,000,000 shall be designated as Preferred Stock, par value $0.0001 per share (the “Preferred Stock”).
Effective at 10:00 a.m. Eastern time on April 21, 2023 (the “Reverse Stock Split Effective Time”), a one-for-30 reverse stock split of the Corporation’s Common Stock shall become effective, pursuant to which each 30 shares of Common Stock outstanding and held of record by each stockholder of the Corporation (including treasury shares) immediately prior to the Reverse Stock Split Effective Time shall be reclassified and combined into one (1) validly issued, fully paid and nonassessable share of Common Stock automatically and without any action by the holder thereof upon the Reverse Stock Split Effective Time and shall represent one share of Common Stock from and after the Reverse Stock Split Effective Time (such reclassification and combination of shares, the “Reverse Stock Split”). No fractional shares of Common Stock shall be issued as a result of the Reverse Stock Split and, in lieu thereof, upon surrender after the Reverse Stock Split Effective Time of a certificate which formerly represented shares of Common Stock that were issued and outstanding immediately prior to the Reverse Stock Split Effective Time, any person who would otherwise be entitled to a fractional share of Common Stock as a result of the Reverse Stock Split, following the Reverse Stock Split Effective Time, shall be entitled to receive a cash payment equal to the fraction of a share of Common Stock to which such holder would otherwise be entitled multiplied by the fair value per share of the Common Stock immediately prior to the Reverse Stock Split Effective Time as determined by the Board of Directors of the Corporation.
Each stock certificate that, immediately prior to the Reverse Stock Split Effective Time, represented shares of Common Stock that were issued and outstanding immediately prior to the Reverse Stock Split Effective Time shall, from and after the Reverse Stock Split Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of Common Stock after the Reverse Stock Split Effective Time into which the shares formerly represented by such certificate have been reclassified (as well as the right to receive cash in lieu of fractional shares of Common Stock after the Reverse Stock Split Effective Time); provided, however, that each person of record holding a certificate that represented shares of Common Stock that were issued and outstanding immediately prior to the Reverse Stock Split Effective Time shall receive, upon surrender of such certificate, a new certificate evidencing and representing the number of whole shares of Common Stock after the Reverse Stock Split Effective Time into which the shares of Common Stock formerly represented by such certificate shall have been reclassified.”
2.    That, at a special meeting of stockholders of the Corporation, the aforesaid amendment was duly adopted by the stockholders of the Corporation.
3.    That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.
[Remainder of Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, this Certificate of Amendment has been executed by a duly authorized officer of the Corporation on this 21st day of April, 2023.
VALLON PHARMACEUTICALS, INC.
By: /s/ David Baker
Name: David Baker
Title: Chief Executive Officer

CERTIFICATE OF AMENDMENT
OF
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
Vallon Pharmaceuticals, Inc., a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:
FIRST: Effective at 10:02 a.m. Eastern time on April 21, 2023, Article I of the Amended and Restated Certificate of Incorporation be, and it hereby is, amended and restated in its entirety as follows:
“ARTICLE I
NAME
The name of the corporation is GRI Bio, Inc. (the “Corporation”).”
SECOND: This Certificate of Amendment of Amended and Restated Certificate of Incorporation of the Corporation was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware and shall be effective at 10:02 a.m. Eastern time on April 21, 2023.
IN WITNESS WHEREOF, the undersigned has caused this Certificate of Amendment to be duly executed this 21st day of April, 2023.
VALLON PHARMACEUTICALS, INC.
By: /s/ W. Marc Hertz
Name: W. Marc Hertz
Title: President and Chief Executive Officer

Exhibit 3.2
AMENDED AND RESTATED

BYLAWS

OF

GRI BIO, INC.
(a Delaware corporation)
ARTICLE I
CORPORATE OFFICES
Section 1.1    Registered Office. The registered office of the Corporation shall be fixed in the Certificate of Incorporation of the Corporation.
Section 1.2    Other Offices. The Corporation may also have an office or offices, and keep the books and records of the Corporation, except as otherwise required by law, at such other place or places, either within or without the State of Delaware, as the Corporation may from time to time determine.
ARTICLE II
MEETINGS OF STOCKHOLDERS
Section 2.1    Annual Meeting. The annual meeting of stockholders, for the election of directors to succeed those whose terms expire and for the transaction of such other business as may properly come before the meeting, shall be held at such place, if any, either within or without the State of Delaware, on such date, and at such time as the Board of Directors shall fix. The Board of Directors may postpone, reschedule or cancel any annual meeting of stockholders previously scheduled by the Board of Directors.
Section 2.2    Special Meetings. Except as otherwise required by law, and except as otherwise provided for or fixed pursuant to the Certificate of Incorporation, including any certificate of designations relating to any series of Preferred Stock (each hereinafter referred to as a “Preferred Stock Designation”), a special meeting of the stockholders of the Corporation may be called at any time only by the Chief Executive Officer, the Chairman of the Board and the Board of Directors. The Board of Directors may postpone, reschedule or cancel any special meeting of stockholders previously scheduled by the Board of Directors. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting by or at the direction of the Board of Directors.
Section 2.3     Notice of Stockholders’ Meetings.
(a)    Whenever stockholders are required or permitted to take any action at a meeting, notice of the place, if any, date, and time of the meeting of stockholders, the record date for determining the stockholders entitled to vote at the meeting (if such date is different from the record date for determining the stockholders entitled to notice of the meeting), the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such meeting and, if the meeting is to be held solely by means of remote communications, the means for accessing the list of stockholders contemplated by Section 2.5 of these Amended and Restated Bylaws (these “Bylaws”), shall be given. The notice shall be given not less than 10 nor more than 60 days before the date on which the meeting is to be held, to each stockholder entitled to vote at such meeting as of the record date for determining the stockholders entitled to notice of the meeting, except as otherwise provided by law, the Certificate of Incorporation (including any Preferred Stock Designation) or these Bylaws. In the case of a special meeting, the purpose or purposes for which the meeting is called also shall be set forth in the notice.
(b)    Except as otherwise required by law, notice may be given in writing directed to a stockholder’s mailing address as it appears on the records of the Corporation and shall be given: (i) if mailed, when notice is deposited in the U.S. mail, postage prepaid; and (ii) if delivered by courier service, the earlier of when the notice is received or left at such stockholder’s address.
(c)    So long as the Corporation is subject to the rules and regulations promulgated by the U.S. Securities and Exchange Commission (the “SEC,” and such rules and regulations, the “SEC Rules”), notice shall be given in the manner required by applicable SEC Rules. To the extent permitted by applicable SEC Rules, notice may be given by electronic transmission directed to the stockholder’s electronic mail address, and if so given, shall be given when directed to such stockholder’s electronic mail address unless the stockholder has notified the Corporation in writing or by electronic transmission of an objection to receiving notice by electronic mail or such notice is prohibited by Section 232(e) of the General Corporation Law of the State of Delaware (the “DGCL”). If notice is given by electronic mail, such notice shall comply with the applicable provisions of Sections 232(a) and 232(d) of the DGCL.
(d)    Notice may be given by other forms of electronic transmission with the consent of a stockholder in the manner permitted by Section 232(b) of the DGCL, and shall be deemed given as provided therein.
(e)    An affidavit that notice has been given, executed by the Secretary of the Corporation, Assistant Secretary or any transfer agent or other agent of the Corporation, shall be prima facie evidence of the facts stated in the notice in the absence of fraud. Notice shall be deemed to have been given to all stockholders who share an address if notice is given in accordance with the “householding” rules set forth in Rule 14a-3(e) under the Securities Exchange Act of 1934 (the “Exchange Act”) and Section 233 of the DGCL.
(f)    When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting if the place, if any, date and time thereof, and the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken; provided, however, that if the adjournment is for more than 30 days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for stockholders entitled to vote is fixed for the adjourned meeting, the Board of Directors shall fix a new record date for notice of such adjourned meeting in accordance with Section 7.6(a), and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such adjourned meeting as of the record date fixed for notice of such adjourned meeting.
Section 2.4    Organization.
(a)    Unless otherwise determined by the Board of Directors, meetings of stockholders shall be presided over by the Chairman of the Board of Directors, or in his or her absence, by the Chief Executive Officer or, in his or her absence, by another person designated by the Board of Directors. The Secretary of the Corporation, or in his or her absence, an Assistant Secretary, or in the absence of the Secretary and all Assistant Secretaries, a person whom the chairman of the meeting shall appoint, shall act as secretary of the meeting and keep a record of the proceedings thereof.

(b)    The date and time of the opening and the closing of the polls for each matter upon which the stockholders shall vote at a meeting of stockholders shall be announced at the meeting. The Board of Directors may adopt such rules and regulations for the conduct of any meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board of Directors, the chairman of the meeting shall have the authority to adopt and enforce such rules and regulations for the conduct of any meeting of stockholders and the safety of those in attendance as, in the judgment of the chairman, are necessary, appropriate or convenient for the conduct of the meeting. Rules and regulations for the conduct of meetings of stockholders, whether adopted by the Board of Directors or by the chairman of the meeting, may include without limitation, establishing: (i) an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present; (iii) limitations on attendance at or participation in the meeting to stockholders entitled to vote at the meeting, their duly authorized and constituted proxies and such other persons as the chairman of the meeting shall permit; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; (v) limitations on the time allotted for consideration of each agenda item and for questions and comments by participants; (vi)  regulations for the opening and closing of the polls for balloting and matters which are to be voted on by ballot (if any); and (vii) procedures (if any) requiring attendees to provide the Corporation advance notice of their intent to attend the meeting. Subject to any rules and regulations adopted by the Board of Directors, the chairman of the meeting may convene and, for any or no reason, from time to time, adjourn and/or recess any meeting of stockholders pursuant to Section 2.7. The chairman of the meeting, in addition to making any other determinations that may be appropriate to the conduct of the meeting, shall have the power to declare that a nomination or other business was not properly brought before the meeting if the facts warrant (including if a determination is made, pursuant to Section 2.10(c)(i) of these Bylaws, that a nomination or other business was not made or proposed, as the case may be, in accordance with Section 2.10 of these Bylaws), and if such chairman should so declare, such nomination shall be disregarded or such other business shall not be transacted.
Section 2.5    List of Stockholders. The Corporation shall prepare, at least 10 days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting; provided, however, that if the record date for determining the stockholders entitled to vote is less than 10 days before the date of the meeting, the list shall reflect the stockholders entitled to vote as of the 10th day before the meeting date. Such list shall be arranged in alphabetical order and shall show the address of each stockholder and the number of shares registered in the name of each stockholder. Nothing in this Section 2.5 shall require the Corporation to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting at least 10 days prior to the meeting: (a) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of meeting; or (b) during ordinary business hours at the principal place of business of the Corporation. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. If the meeting is to be held at a place, then a list of stockholders entitled to vote at the meeting shall be produced and kept at the time and place of the meeting during the whole time thereof and may be examined by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting. Except as otherwise required by law, the stock ledger shall be the only evidence as to who are the stockholders entitled to examine the list of stockholders required by this Section 2.5 or to vote in person or by proxy at any meeting of stockholders.

Section 2.6    Quorum. Except as otherwise required by law, the Certificate of Incorporation (including any Preferred Stock Designation) or these Bylaws, at any meeting of stockholders, a majority of the voting power of the stock outstanding and entitled to vote at the meeting, present in person or represented by proxy, shall constitute a quorum for the transaction of business; provided, however, that where a separate vote by a class or series or classes or series is required, a majority of the voting power of the stock of such class or series or classes or series outstanding and entitled to vote on that matter, present in person or represented by proxy, shall constitute a quorum entitled to take action with respect to such matter. If a quorum is not present or represented at any meeting of stockholders, then the chairman of the meeting, or a majority of the voting power of the stock present in person or represented by proxy at the meeting and entitled to vote thereon, shall have power to adjourn or recess the meeting from time to time in accordance with Section 2.7, until a quorum is present or represented. Subject to applicable law, if a quorum initially is present at any meeting of stockholders, the stockholders may continue to transact business until adjournment or recess, notwithstanding the withdrawal of enough stockholders to leave less than a quorum, but if a quorum is not present at least initially, no business other than adjournment or recess may be transacted.
Section 2.7    Adjourned or Recessed Meeting. Any annual or special meeting of stockholders, whether or not a quorum is present, may be adjourned or recessed for any or no reason from time to time by the chairman of the meeting, subject to any rules and regulations adopted by the Board of Directors pursuant to Section 2.4(b). Any such meeting may be adjourned for any or no reason (and may be recessed if a quorum is not present or represented) from time to time by a majority of the voting power of the stock present in person or represented by proxy at the meeting and entitled to vote thereon. At any such adjourned or recessed meeting at which a quorum is present, any business may be transacted that might have been transacted at the meeting as originally called.
Section 2.8    Voting; Proxies.
(a)    Except as otherwise required by law or the Certificate of Incorporation (including any Preferred Stock Designation), each holder of stock of the Corporation entitled to vote at any meeting of stockholders shall be entitled to one vote for each share of such stock held of record by such holder that has voting power upon the subject matter in question.
(b)    Except as otherwise required by law, the Certificate of Incorporation (including any Preferred Stock Designation), these Bylaws or any law, rule or regulation applicable to the Corporation or its securities, at each meeting of stockholders at which a quorum is present, all corporate actions to be taken by vote of the stockholders shall be authorized by the affirmative vote of at least a majority of the voting power of the stock present in person or represented by proxy and entitled to vote on the subject matter, and where a separate vote by a class or series or classes or series is required, if a quorum of such class or series or classes or series is present, such act shall be authorized by the affirmative vote of at least a majority of the voting power of the stock of such class or series or classes or series present in person or represented by proxy and entitled to vote on the subject matter. Voting at meetings of stockholders need not be by written ballot.
(c)    Every stockholder entitled to vote for directors, or on any other matter, shall have the right to do so either in person or by one or more persons authorized to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. A proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A proxy may be made irrevocable regardless of whether the interest with which it is coupled is an interest in the stock itself or an interest in the Corporation generally. A stockholder may revoke any proxy which is not irrevocable by attending the meeting and voting in person or by delivering to the Secretary of the Corporation a revocation of the proxy or an executed new proxy bearing a later date.
Section 2.9    Submission of Information by Director Nominees.
(a)    To be eligible to be a nominee for election or re-election as a director of the Corporation, a person must deliver to the Secretary of the Corporation at the principal executive offices of the Corporation the following information:
(i)    a written representation and agreement, which shall be signed by such person and pursuant to which such person shall represent and agree that such person: (A) consents to serving as a director if elected and (if applicable) to being named in the Corporation’s proxy statement and form of proxy as a nominee, and currently intends to serve as a director for the full term for which such person is standing for election; (B) is not and will not become a party to any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity: (1) as to how the person, if elected as a director, will act or vote on any issue or question that has not been disclosed to the Corporation; or (2) that could limit or interfere with the person’s ability to comply, if elected as a director, with such person’s fiduciary duties under applicable law; (C) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director or nominee in each case that has not been disclosed to the Corporation; and (D) if elected as a director, will comply with all of the Corporation’s corporate governance, conflict of interest, confidentiality, and stock ownership and trading policies and guidelines, and any other Corporation policies and guidelines applicable to directors (which will be promptly provided following a request therefor); and
(ii)    all completed and signed questionnaires prepared by the Corporation (including those questionnaires required of the Corporation’s directors and any other questionnaire the Corporation determines is necessary or advisable to assess whether a nominee will satisfy any qualifications or requirements imposed by the Certificate of Incorporation or these Bylaws, any law, rule, regulation or listing standard that may be applicable to the Corporation, and the Corporation’s corporate governance policies and guidelines) (all the of the foregoing, “Questionnaires”). The Questionnaires will be promptly provided following a request therefor.
(b)    A nominee for election or re-election as a director of the Corporation shall also provide to the Corporation such other information as it may reasonably request. The Corporation may request such additional information as necessary to permit the Corporation to determine the eligibility of such person to serve as a director of the Corporation, including information relevant to a determination whether such person can be considered an independent director.
(c)    Notwithstanding any other provision of these Bylaws, if a stockholder has submitted notice of an intent to nominate a candidate for election or re-election as a director pursuant to Section 2.10, the Questionnaires described in Section 2.9(a)(ii) above and the additional information described in Section 2.9(b) above shall be considered timely if provided to the Corporation promptly upon request by the Corporation , but in any event within five business days after such request, and all information provided pursuant to this Section 2.9 shall be deemed part of the stockholder’s notice submitted pursuant to Section 2.10.

Section 2.10    Notice of Stockholder Business and Nominations.
(a)    Annual Meeting.
(i)    Nominations of persons for election to the Board of Directors and the proposal of business other than nominations to be considered by the stockholders may be made at an annual meeting of stockholders only: (A) pursuant to the Corporation’s notice of meeting (or any supplement thereto); (B) by or at the direction of the Board of Directors (or any authorized committee thereof); or (C) by any stockholder of the Corporation who is a stockholder of record at the time the notice provided for in this Section 2.10(a) is delivered to the Secretary of the Corporation, who is entitled to vote at the meeting and who complies with the notice procedures set forth in this Section 2.10(a). For the avoidance of doubt, the foregoing clause (C) shall be the exclusive means for a stockholder to make nominations or propose other business at an annual meeting of stockholders (other than a proposal included in the Corporation’s proxy statement pursuant to and in compliance with Rule 14a-8 under the Exchange Act).
(ii)    For nominations or other business to be properly brought before an annual meeting by a stockholder pursuant to clause (C) of the foregoing paragraph, the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation and, in the case of business other than nominations, such business must be a proper subject for stockholder action. To be timely, a stockholder’s notice must be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business (as defined in Section 2.10(c)(ii) below) on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 70 days after such anniversary date, or if no annual meeting was held in the preceding year, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the date on which public announcement (as defined in Section 2.10(c)(ii) below) of the date of such meeting is first made by the Corporation. In no event shall an adjournment or recess of an annual meeting, or a postponement of an annual meeting for which notice of the meeting has already been given to stockholders or a public announcement of the meeting date has already been made, commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above. The number of nominees a stockholder may nominate for election at the annual meeting (or in the case of a stockholder giving the notice on behalf of a beneficial owner, the number of nominees a stockholder may nominate for election at the annual meeting on behalf of the beneficial owner) shall not exceed the number of directors to be elected at such annual meeting. For purposes of this Section 2.10, the 2020 annual meeting of stockholders shall be deemed to have been held on June 1, 2020. Such stockholder’s notice shall set forth:
(A)    as to each person whom the stockholder proposes to nominate for election or re-election as a director: (1) all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to and in accordance with Regulation 14A under the Exchange Act; and (2) the information required to be submitted by nominees pursuant to Section 2.9(a)(i) above; provided, however, that, in addition to the information required in the stockholder’s notice pursuant to this Section 2.10(a)(ii)(A), such person shall also provide the Corporation such other information that the Corporation may reasonably request and that is necessary to permit the Corporation to determine the eligibility of such person to serve as a director of the Corporation, including information relevant to a determination whether such person can be considered an independent director;

(B)    as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the Bylaws of the Corporation, the language of the proposed amendment), the reasons for conducting such business at the meeting and any substantial interest (within the meaning of Item 5 of Schedule 14A under the Exchange Act) in such business of such stockholder and the beneficial owner (within the meaning of Section 13(d) of the Exchange Act), if any, on whose behalf the proposal is made;
(C)    as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made or the other business is proposed:
(1)    the name and address of such stockholder, as they appear on the Corporation’s books, and the name and address of such beneficial owner;
(2)    the class or series and number of shares of stock of the Corporation which are owned of record by such stockholder and such beneficial owner as of the date of the notice, and a representation that the stockholder will notify the Corporation in writing within five business days after the record date for such meeting of the class or series and number of shares of stock of the Corporation owned of record by the stockholder and such beneficial owner as of the record date for the meeting; and
(3)    a representation that the stockholder (or a qualified representative of the stockholder) intends to appear at the meeting to make such nomination or propose such business;
(D)    as to the stockholder giving the notice or, if the notice is given on behalf of a beneficial owner on whose behalf the nomination is made or the other business is proposed, as to such beneficial owner, and if such stockholder or beneficial owner is an entity, as to each director, executive, managing member or control person of such entity (any such individual or control person, a “control person”):
(1)    the class or series and number of shares of stock of the Corporation which are beneficially owned (as defined in Section 2.10(c)(ii) below) by such stockholder or beneficial owner and by any control person as of the date of the notice, and a representation that the stockholder will notify the Corporation in writing within five business days after the record date for such meeting of the class or series and number of shares of stock of the Corporation beneficially owned by such stockholder or beneficial owner and by any control person as of the record date for the meeting;
(2)    a description of any agreement, arrangement or understanding with respect to the nomination or other business between or among such stockholder, beneficial owner or control person and any other person, including without limitation any agreements that would be required to be disclosed pursuant to Item 5 or Item 6 of Exchange Act Schedule 13D (regardless of whether the requirement to file a Schedule 13D is applicable) and a representation that the stockholder will notify the Corporation in writing within five business days after the record date for such meeting of any such agreement, arrangement or understanding in effect as of the record date for the meeting;
(3)    a description of any agreement, arrangement or understanding (including without limitation any derivative or short positions, profit interests, options, hedging transactions, and borrowed or loaned shares) that has been entered into as of the date of the stockholder’s notice by, or on behalf of, such stockholder, beneficial owner or control person, the effect or intent of which is to mitigate loss, manage risk or benefit from changes in the share price of any class or series of the Corporation’s stock, or maintain, increase or decrease the voting power of the stockholder, beneficial owner or control person with respect to securities of the Corporation, and a representation that the stockholder will notify the Corporation in writing within five business days after the record date for such meeting of any such agreement, arrangement or understanding in effect as of the record date for the meeting;
(4)    a representation whether the stockholder or the beneficial owner, if any, will engage in a solicitation with respect to the nomination or other business and, if so, the name of each participant in such solicitation (as defined in Item 4 of Schedule 14A under the Exchange Act) and whether such person intends or is part of a group which intends to deliver a proxy statement and/or form of proxy to holders of shares representing at least 50% of the voting power of the stock entitled to vote generally in the election of directors in the case of a nomination, or holders of at least the percentage of the Corporation’s stock required to approve or adopt the business to be proposed in the case of other business.
(iii)    Notwithstanding anything in Section 2.10(a)(ii) above or Section 2.10(b) below to the contrary, if the record date for determining the stockholders entitled to vote at any meeting of stockholders is different from the record date for determining the stockholders entitled to notice of the meeting, a stockholder’s notice required by this Section 2.10 shall set forth a representation that the stockholder will notify the Corporation in writing within five business days after the record date for determining the stockholders entitled to vote at the meeting, or by the opening of business on the date of the meeting (whichever is earlier), of the information required under clauses (ii)(C)(2) and (ii)(D)(1)-(3) of this Section 2.10(a), and such information when provided to the Corporation shall be current as of the record date for determining the stockholders entitled to vote at the meeting.
(iv)    This Section 2.10(a) shall not apply to a proposal proposed to be made by a stockholder if the stockholder has notified the Corporation of his or her intention to present the proposal at an annual or special meeting only pursuant to and in compliance with Rule 14a-8 under the Exchange Act and such proposal has been included in a proxy statement that has been prepared by the Corporation to solicit proxies for such meeting.
(v)    Notwithstanding anything in this Section 2.10(a) to the contrary, in the event that the number of directors to be elected to the Board of Directors at an annual meeting is increased and there is no public announcement by the Corporation naming all of the nominees for directors or specifying the size of the increased Board of Directors made by the Corporation at least 10 days prior to the last day a stockholder may deliver a notice in accordance with Section 2.10(a)(ii) above, a stockholder’s notice required by this Section 2.10(a) shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary of the Corporation at the principal executive offices of the Corporation not later than the close of business on the 10th day following the day on which such public announcement is first made by the Corporation.
(b)    Special Meeting. Nominations of persons for election to the Board of Directors may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation’s notice of meeting (i) by or at the direction of the Board of Directors (or any authorized committee thereof);or (ii) provided that one or more directors are required to be elected at such meeting, by any stockholder of the Corporation who is a stockholder of record at the time the notice provided for in this Section 2.10(b) is delivered to the Secretary of the Corporation, who is entitled to vote at the meeting and upon such election and who delivers notice thereof in writing setting forth the information required by Section 2.10(a) above and provides the additional information required by Section 2.9 above for the purpose of electing one or more directors to the Board of Directors, any stockholder entitled to vote in such election of directors may nominate a person or persons (as the case may be) for election to such position(s) as specified in the Corporation’s notice of meeting, if the notice required by this Section 2.10(b) shall be delivered to the Secretary at the principal executive offices of the Corporation not earlier than the close of business on the 120th day prior to such special meeting and not later than the close of business on the later of the 90th day prior to such special meeting or the 10th day following the date on which public announcement of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting is first made by the Corporation. The number of nominees a stockholder may nominate for election at the special meeting (or in the case of a stockholder giving the notice on behalf of a beneficial owner, the number of nominees a stockholder may nominate for election at the annual meeting on behalf of such beneficial owner) shall not exceed the number of directors to be elected at such special meeting. In no event shall an adjournment, recess or postponement of a special meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.
(c)    General.
(i)    Except as otherwise required by law, only such persons who are nominated in accordance with the procedures set forth in this Section 2.10 shall be eligible to be elected at any meeting of stockholders of the Corporation to serve as directors and only such other business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this Section 2.10. Except as otherwise required by law, each of the Board of Directors or the chairman of the meeting shall have the power to determine whether a nomination or any other business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the procedures set forth in this Section 2.10 (including whether a stockholder or beneficial owner solicited (or is part of a group which solicited) or did not so solicit, as the case may be, proxies in compliance with such stockholder’s representation as required by clause (a)(ii)(D)(4) of this Section 2.10). If any proposed nomination or other business is not in compliance with this Section 2.10, then except as otherwise required by law, the chairman of the meeting shall have the power to declare that such nomination shall be disregarded or that such other business shall not be transacted. Notwithstanding the foregoing provisions of this Section 2.10, unless otherwise required by law, or otherwise determined by the Board of Directors or the chairman of the meeting, if the stockholder does not provide the information required under Section 2.9 or clauses (a)(ii)(C)(2) and (a)(ii)(D)(1)-(3) of this Section 2.10 to the Corporation within the time frames specified herein, any such nomination shall be disregarded and any such other business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the Corporation. Notwithstanding the foregoing provisions of this Section 2.10, unless otherwise required by law, or otherwise determined by the Board of Directors or the chairman of the meeting, if the stockholder (or a qualified representative of the stockholder) does not appear at the annual or special meeting of stockholders of the Corporation to present a nomination or other business (whether pursuant to the requirements of these Bylaws or in accordance with Rule 14a-8 under the Exchange Act), such nomination shall be disregarded and such other business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the Corporation. To be considered a qualified representative of a stockholder pursuant to the preceding sentence, a person must be a duly authorized officer, manager or partner of such stockholder or authorized by a writing executed by such stockholder (or a reliable reproduction of the writing) delivered to the Corporation prior to the making of such nomination or proposal at such meeting (and in any event not fewer than five days before the meeting) stating that such person is authorized to act for such stockholder as proxy at the meeting of stockholders.
(ii)    For purposes of this Section 2.10, the “close of business” shall mean 6:00 p.m. local time at the principal executive offices of the Corporation on any calendar day, whether or not the day is a business day, and a “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or a comparable national news service or in a document publicly filed by the Corporation with the SEC pursuant to Sections 13, 14 or 15(d) of the Exchange Act. For purposes of clause (a)(ii)(D)(1) of this Section 2.10, shares shall be treated as “beneficially owned” by a person if the person beneficially owns such shares, directly or indirectly, for purposes of Section 13(d) of the Exchange Act and Regulations 13D and 13G thereunder or has or shares pursuant to any agreement, arrangement or understanding (whether or not in writing): (A) the right to acquire such shares (whether such right is exercisable immediately or only after the passage of time or the fulfillment of a condition or both); (B) the right to vote such shares, alone or in concert with others; and/or (C) investment power with respect to such shares, including the power to dispose of, or to direct the disposition of, such shares.
(iii)    Nothing in this Section 2.10 shall be deemed to affect any rights of the holders of any series of Preferred Stock to elect directors pursuant to any applicable provisions of the Certificate of Incorporation (including any Preferred Stock Designation).
Section 2.11    No Action by Written Consent.
Except as otherwise provided for or fixed pursuant to the Certificate of Incorporation (including any Preferred Stock Designation), no action that is required or permitted to be taken by the stockholders of the Corporation may be effected by consent of stockholders in lieu of a meeting of stockholders.
Section 2.12    Inspectors of Election. Before any meeting of stockholders, the Corporation may, and shall if required by law, appoint one or more inspectors of election to act at the meeting and make a written report thereof. Inspectors may be employees of the Corporation. The Corporation may designate one or more persons as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting of stockholders, the chairman of the meeting may, and shall if required by law, appoint one or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability. Inspectors need not be stockholders. No director or nominee for the office of director at an election shall be appointed as an inspector at such election.
Such inspectors shall:
(a)    determine the number of shares outstanding and the voting power of each, the number of shares represented at the meeting, the existence of a quorum, and the validity of proxies and ballots;
(b)    determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors;
(c)    count and tabulate all votes and ballots; and
(d)    certify their determination of the number of shares represented at the meeting, and their count of all votes and ballots.
Section 2.13    Meetings by Remote Communications. The Board of Directors may, in its sole discretion, determine that a meeting of stockholders shall not be held at any place, but may instead be held solely by means of remote communication in accordance with Section 211(a)(2) of the DGCL. If authorized by the Board of Directors in its sole discretion, and subject to such guidelines and procedures as the Board of Directors may adopt, stockholders and proxyholders not physically present at a meeting of stockholders may, by means of remote communication: (a) participate in a meeting of stockholders; and (b) be deemed present in person and vote at a meeting of stockholders whether such meeting is to be held at a designated place or solely by means of remote communication, provided that: (i) the Corporation shall implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a stockholder or proxyholder; (ii) the Corporation shall implement reasonable measures to provide such stockholders and proxyholders a reasonable opportunity to participate in the meeting and to vote on matters submitted to the stockholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings; and (iii) if any stockholder or proxyholder votes or takes other action at the meeting by means of remote communication, a record of such vote or other action shall be maintained by the Corporation.
Section 2.14    Delivery to the Corporation. Whenever this Article II requires one or more persons (including a record or beneficial owner of stock) to deliver a document or information to the Corporation or any officer, employee or agent thereof (including any notice, request, questionnaire, revocation, representation or other document or agreement), such document or information shall be in writing exclusively (and not in an electronic transmission) and shall be delivered exclusively by hand (including, without limitation, overnight courier service) or by certified or registered mail, return receipt requested and the Corporation shall not be required to accept delivery of any document not in such written form or so delivered. For the avoidance of doubt, the Corporation expressly opts out of Section 116 of the DGCL.
ARTICLE III
DIRECTORS
Section 3.1    Powers. Except as otherwise required by the DGCL or as provided in the Certificate of Incorporation (including any Preferred Stock Designation), the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authorities these Bylaws expressly confer upon it, the Board of Directors may exercise all such powers of the Corporation and do all such lawful acts and things as are not by law, the Certificate of Incorporation (including any Preferred Stock Designation) or these Bylaws required to be exercised or done by the stockholders.
Section 3.2    Number and Election. Except as otherwise provided for or fixed pursuant to the Certificate of Incorporation (including any Preferred Stock Designation), the Board of Directors shall consist of such number of directors as shall be determined from time to time solely by resolution adopted by the affirmative vote of a majority of the total number of directors then authorized (hereinafter referred to as the “Whole Board”). Notwithstanding the foregoing, the total number of directors shall initially be equal to the number of directors appointed by the incorporator.
At any meeting of stockholders at which directors are to be elected, each nominee for election as a director in an uncontested election shall be elected if the number of votes cast for the nominee’s election exceeds the number of votes cast against the nominee’s election. In all director elections other than uncontested elections, the nominees for election as a director shall be elected by a plurality of the votes cast. For purposes of this Section 3.2, an “uncontested election” means any meeting of stockholders at which the number of candidates does not exceed the number of directors to be elected and with respect to which: (a) no stockholder has submitted notice of an intent to nominate a candidate for election at such meeting in accordance with Section 2.10; or (b) such a notice has been submitted, and on or before the fifth business day prior to the date that the Corporation files its definitive proxy statement relating to such meeting with the SEC (regardless of whether thereafter revised or supplemented), the notice has been: (i) withdrawn in writing to the Secretary of the Corporation; (ii) determined not to be a valid notice of nomination, with such determination to be made by the Board of Directors (or a committee thereof) pursuant to Section 2.10, or if challenged in court, by a final court order; or (iii) determined by the Board of Directors (or a committee thereof) not to create a bona fide election contest.
Directors need not be stockholders unless so required by the Certificate of Incorporation (including any Preferred Stock Designation) or these Bylaws, wherein other qualifications for directors may be prescribed.
Section 3.3    Vacancies and Newly Created Directorships. Subject to the rights of the holders of any outstanding series of Preferred Stock, and unless otherwise required by law newly created directorships resulting from any increase in the authorized number of directors and any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall be filled solely by the affirmative vote of a majority of the remaining directors elected by the stockholders generally then in office, even though less than a quorum, and any director so chosen shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor shall have been duly elected and qualified. No decrease in the authorized number of directors shall shorten the term of any incumbent director.
Section 3.4    Resignations and Removal.
(a)    Any director may resign at any time upon notice given in writing or by electronic transmission to the Board of Directors, the Chairman of the Board of Directors or the Secretary of the Corporation. Such resignation shall take effect upon delivery, unless the resignation specifies a later effective date or time or an effective date or time determined upon the happening of an event or events. Unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.
(b)    Except for such additional directors, if any, as are elected by the holders of any series of Preferred Stock as provided for or fixed pursuant to the Certificate of Incorporation (including any Preferred Stock Designation), any director, or the entire Board of Directors, may be removed from office at any time, but only for cause and only by the affirmative vote of at least 66 2/3% of the voting power of the stock outstanding and entitled to vote thereon.
Section 3.5    Regular Meetings. Regular meetings of the Board of Directors shall be held at such place or places, within or without the State of Delaware, on such date or dates and at such time or times, as shall have been established by the Board of Directors and publicized among all directors. A notice of each regular meeting shall not be required.
Section 3.6    Special Meetings. Special meetings of the Board of Directors for any purpose or purposes may be called at any time by the Chairman of the Board of Directors, the Chief Executive Officer or a majority of the directors then in office. The person or persons authorized to call special meetings of the Board of Directors may fix the place, within or without the State of Delaware, date and time of such meetings. Notice of each such meeting shall be given to each director, if by mail, addressed to such director at his or her residence or usual place of business, at least five days before the day on which such meeting is to be held, or shall be sent to such director by electronic transmission, or be delivered personally or by telephone, in each case at least 24 hours prior to the time set for such meeting. A notice of special meeting need not state the purpose of such meeting, and, unless indicated in the notice thereof, any and all business may be transacted at a special meeting.
Section 3.7    Participation in Meetings by Conference Telephone. Members of the Board of Directors, or of any committee thereof, may participate in a meeting of such Board of

Directors or committee by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation shall constitute presence in person at such meeting.
Section 3.8    Quorum and Voting. Except as otherwise required by law, the Certificate of Incorporation or these Bylaws, a majority of the directors then in office shall constitute a quorum for the transaction of business at any meeting of the Board of Directors, and the vote of a majority of the directors present at a duly held meeting at which a quorum is present shall be the act of the Board of Directors. The chairman of the meeting or a majority of the directors present may adjourn the meeting to another time and place whether or not a quorum is present. At any adjourned meeting at which a quorum is present, any business may be transacted which might have been transacted at the meeting as originally called.
Section 3.9    Board of Directors Action by Written Consent Without a Meeting. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors, or any committee thereof, may be taken without a meeting, provided that all members of the Board of Directors or committee, as the case may be, consent in writing or by electronic transmission to such action. After an action is taken, the consent or consents relating thereto shall be filed with the minutes or proceedings of the Board of Directors or committee in the same paper or electronic form as the minutes are maintained. Any person (whether or not then a director) may provide, whether through instruction to an agent or otherwise, that a consent to action shall be effective at a future time (including a time determined upon the happening of an event), no later than 60 days after such instruction is given or such provision is made and such consent shall be deemed to have been given at such effective time so long as such person is then a director and did not revoke the consent prior to such time. Any such consent shall be revocable prior to its becoming effective.
Section 3.10    Chairman of the Board. The Chairman of the Board shall preside at meetings of stockholders (unless otherwise determined by the Board of Directors) and at meetings of directors and shall perform such other duties as the Board of Directors may from time to time determine. If the Chairman of the Board is not present at a meeting of the Board of Directors, another director chosen by the Board of Directors shall preside.
Section 3.11    Rules and Regulations. The Board of Directors shall adopt such rules and regulations not inconsistent with the provisions of law, the Certificate of Incorporation or these Bylaws for the conduct of its meetings and management of the affairs of the Corporation as the Board of Directors shall deem proper.
Section 3.12    Fees and Compensation of Directors. Unless otherwise restricted by the Certificate of Incorporation, directors may receive such compensation, if any, for their services on the Board of Directors and its committees, and such reimbursement of expenses, as may be fixed or determined by resolution of the Board of Directors.
Section 3.13    Emergency Bylaws. In the event of any emergency, disaster or catastrophe, as referred to in Section 110 of the DGCL, or other similar emergency condition, as a result of which a quorum of the Board of Directors or a standing committee of the Board of Directors cannot readily be convened for action, then the director or directors in attendance at the meeting shall constitute a quorum. Such director or directors in attendance may further take action to appoint one or more of themselves or other directors to membership on any standing or temporary committees of the Board of Directors as they shall deem necessary and appropriate.

ARTICLE IV
COMMITTEES
Section 4.1    Committees of the Board of Directors. The Board of Directors may designate one or more committees, each such committee to consist of one or more of the directors of the Corporation. The Board of Directors may designate one or more directors as alternate members of any committee to replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members present at any meeting and not disqualified from voting, whether or not he, she or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent permitted by law and provided in the resolution of the Board of Directors establishing such committee, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to the following matters: (a) approving or adopting, or recommending to the stockholders, any action or matter (other than the election or removal of directors) expressly required by the DGCL to be submitted to stockholders for approval; or (b) adopting, amending or repealing any bylaw of the Corporation.
Section 4.2    Meetings and Action of Committees. Unless the Board of Directors provides otherwise by resolution, any committee of the Board of Directors may adopt, alter and repeal such rules and regulations not inconsistent with the provisions of law, the Certificate of Incorporation or these Bylaws for the conduct of its meetings as such committee may deem proper. Except as otherwise required by law, the Certificate of Incorporation or these Bylaws, and except as otherwise provided in a resolution of the Board of Directors, a majority of the directors then serving on a committee shall constitute a quorum for the transaction of business by the committee; provided, however, that in no case shall a quorum be less than one-third of the total number of directors then constituting the committee. Unless the Certificate of Incorporation, these Bylaws or a resolution of the Board of Directors requires a greater number, the vote of a majority of the members of a committee present at a meeting at which a quorum is present shall be the act of the committee.
ARTICLE V
OFFICERS
Section 5.1    Officers. The officers of the Corporation shall consist of such officers as the Board of Directors may from time to time determine, which may include, without limitation, a Chief Executive Officer, a President, a Chief Financial Officer, one or more Vice Presidents, a Secretary, a Treasurer, and a Controller, each of whom shall be elected by the Board of Directors, each to have such authority, functions or duties as set forth in these Bylaws or as determined by the Board of Directors. Each officer shall be elected by the Board of Directors and shall hold office for such term as may be prescribed by the Board of Directors and until such person’s successor shall have been duly elected and qualified, or until such person’s earlier death, disqualification, resignation or removal. Any number of offices may be held by the same person; provided, however, that no officer shall execute, acknowledge or verify any instrument in more than one capacity if such instrument is required by law, the Certificate of Incorporation or these Bylaws to be executed, acknowledged or verified by two or more officers. The Board of Directors may require any officer, agent or employee to give security for the faithful performance of his or her duties.
Section 5.2    Compensation. The salaries of the officers of the Corporation and the manner and time of the payment of such salaries shall be fixed and determined by the Board of Directors or by a duly authorized officer and may be altered by the Board of Directors from time to time as it deems appropriate, subject to the rights, if any, of such officers under any contract of employment.
Section 5.3    Removal, Resignation and Vacancies. Any officer of the Corporation may be removed, with or without cause, by the Board of Directors or by a duly authorized officer, without prejudice to the rights, if any, of such officer under any contract to which it is a party. Any officer may resign at any time upon notice given in writing or by electronic transmission to the Corporation, without prejudice to the rights, if any, of the Corporation under any contract to which such officer is a party. If any vacancy occurs in any office of the Corporation, the Board of Directors may elect a successor to fill such vacancy for the remainder of the unexpired term and until a successor shall have been duly elected and qualified.
Section 5.4    Chief Executive Officer. The Chief Executive Officer shall have general supervision and direction of the business and affairs of the Corporation, shall be responsible for corporate policy and strategy, and shall report directly to the Board of Directors. Unless otherwise provided in these Bylaws or determined by the Board of Directors, all other officers of the Corporation shall report directly to the Chief Executive Officer or as otherwise determined by the Chief Executive Officer. The Chief Executive Officer shall, if present and in the absence of the Chairman of the Board of Directors, preside at meetings of the stockholders.
Section 5.5    President. The President shall be the chief operating officer of the Corporation, with general responsibility for the management and control of the operations of the Corporation. The President shall, when requested, counsel with and advise the other officers of the Corporation and shall perform such other duties as the Board of Directors or the Chief Executive Officer may from time to time determine.
Section 5.6    Chief Financial Officer. The Chief Financial Officer shall exercise all the powers and perform the duties of the office of the chief financial officer and in general have overall supervision of the financial operations of the Corporation. The Chief Financial Officer shall, when requested, counsel with and advise the other officers of the Corporation and shall perform such other duties as the Board of Directors, the Chief Executive Officer or the President may from time to time determine.
Section 5.7    Vice Presidents. Each Vice President shall have such powers and duties as shall be prescribed by his or her superior officer, the Chief Executive Officer or the President. A Vice President shall, when requested, counsel with and advise the other officers of the Corporation and shall perform such other duties as the Board of Directors, the Chief Executive Officer, the President or another duly authorized officer may from time to time determine.
Section 5.8    Treasurer. The Treasurer shall supervise and be responsible for all the funds and securities of the Corporation, the deposit of all moneys and other valuables to the credit of the Corporation in depositories of the Corporation, borrowings and compliance with the provisions of all indentures, agreements and instruments governing such borrowings to which the Corporation is a party, the disbursement of funds of the Corporation and the investment of its funds, and in general shall perform all of the duties incident to the office of the Treasurer. The Treasurer shall, when requested, counsel with and advise the other officers of the Corporation and shall perform such other duties as the Board of Directors, the Chief Executive Officer, the President or the Chief Financial Officer may from time to time determine.
Section 5.9    Controller. The Controller shall be the chief accounting officer of the Corporation. The Controller shall, when requested, counsel with and advise the other officers of the Corporation and shall perform such other duties as the Board of Directors, the Chief Executive Officer, the President, the Chief Financial Officer or the Treasurer may from time to time determine.

Section 5.10    Secretary. The powers and duties of the Secretary are: (i) to act as Secretary at all meetings of the Board of Directors, of the committees of the Board of Directors and of the stockholders and to record the proceedings of such meetings in a book or books to be kept for that purpose; (ii) to see that all notices required to be given by the Corporation are duly given and served; (iii) to act as custodian of the seal of the Corporation and affix the seal or cause it to be affixed to all certificates of stock of the Corporation and to all documents, the execution of which on behalf of the Corporation under its seal is duly authorized in accordance with the provisions of these Bylaws; (iv) to have charge of the books, records and papers of the Corporation and see that the reports, statements and other documents required by law to be kept and filed are properly kept and filed; and (v) to perform all of the duties incident to the office of Secretary. The Secretary shall, when requested, counsel with and advise the other officers of the Corporation and shall perform such other duties as the Board of Directors, the Chief Executive Officer or the President may from time to time determine.
Section 5.11    Additional Matters. The Chief Executive Officer and the Chief Financial Officer of the Corporation shall have the authority to designate employees of the Corporation to have the title of Vice President, Assistant Vice President, Assistant Treasurer or Assistant Secretary. Any employee so designated shall have the powers and duties determined by the officer making such designation. The persons upon whom such titles are conferred shall not be deemed officers of the Corporation unless elected by the Board of Directors.
Section 5.12    Checks; Drafts; Evidences of Indebtedness. From time to time, the Board of Directors shall determine the method, and designate (or authorize officers of the Corporation to designate) the person or persons who shall have authority, to sign or endorse all checks, drafts, other orders for payment of money and notes, bonds, debentures or other evidences of indebtedness that are issued in the name of or payable by the Corporation, and only the persons so authorized shall sign or endorse such instruments.
Section 5.13    Corporate Contracts and Instruments; How Executed. Except as otherwise provided in these Bylaws, the Board of Directors may determine the method, and designate (or authorize officers of the Corporation to designate) the person or persons who shall have authority to enter into any contract or execute any instrument in the name of and on behalf of the Corporation. Such authority may be general or confined to specific instances. Unless so authorized, or within the power incident to a person’s office or other position with the Corporation, no person shall have any power or authority to bind the Corporation by any contract or engagement or to pledge its credit or to render it liable for any purpose or for any amount.
Section 5.14    Signature Authority. Unless otherwise determined by the Board of Directors or otherwise provided by law or these Bylaws, contracts, evidences of indebtedness and other instruments or documents of the Corporation may be executed, signed or endorsed: (i) by the Chief Executive Officer or the President; or (ii) by the Chief Financial Officer, any Vice President, Treasurer, Secretary or Controller, in each case only with regard to such instruments or documents that pertain to or relate to such person’s duties or business functions.
Section 5.15    Action with Respect to Securities of Other Corporations or Entities. The Chief Executive Officer or any other officer of the Corporation authorized by the Board of Directors or the Chief Executive Officer is authorized to vote, represent, and exercise on behalf of the Corporation all rights incident to any and all shares or other equity interests of any other corporation or entity or corporations or entities, standing in the name of the Corporation. The authority herein granted may be exercised either by such person directly or by any other person authorized to do so by proxy or power of attorney duly executed by the person having such authority.

Section 5.16    Delegation. The Board of Directors may from time to time delegate the powers or duties of any officer to any other officers or agents, notwithstanding the foregoing provisions of this Article V.
ARTICLE VI
INDEMNIFICATION AND ADVANCEMENT OF EXPENSES
Section 6.1    Right to Indemnification.
(a)    Each person who was or is a party or is threatened to be made a party to, or was or is otherwise involved in, any action, suit, arbitration, alternative dispute resolution mechanism, investigation, inquiry, judicial, administrative or legislative hearing, or any other threatened, pending or completed proceeding, whether brought by or in the right of the Corporation or otherwise, including any and all appeals, whether of a civil, criminal, administrative, legislative, investigative or other nature (hereinafter a “proceeding”), by reason of the fact that he or she is or was a director or an officer of the Corporation or while a director or officer of the Corporation is or was serving at the request of the Corporation as a director, officer, employee, agent or trustee of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an “indemnitee”), or by reason of anything done or not done by him or her in any such capacity, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended, against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes, penalties and amounts paid in settlement by or on behalf of the indemnitee) actually and reasonably incurred by such indemnitee in connection therewith, all on the terms and conditions set forth in these Bylaws; provided, however, that, except as otherwise required by law or provided in Section 6.3 with respect to suits to enforce rights under this Article VI, the Corporation shall indemnify any such indemnitee in connection with a proceeding, or part thereof, voluntarily initiated by such indemnitee (including claims and counterclaims, whether such counterclaims are asserted by: (i) such indemnitee; or (ii) the Corporation in a proceeding initiated by such indemnitee) only if such proceeding, or part thereof, was authorized in the first instance by the Board of Directors.
(b)    To receive indemnification under this Section 6.1, an indemnitee shall submit a written request to the Secretary of the Corporation. Such request shall include documentation or information that is necessary to determine the entitlement of the indemnitee to indemnification and that is reasonably available to the indemnitee. Upon receipt by the Secretary of the Corporation of such a written request, the entitlement of the indemnitee to indemnification shall be determined by the following person or persons who shall be empowered to make such determination, as selected by the Board of Directors (except with respect to clause (v) of this Section 6.1(b)): (i) the Board of Directors by a majority vote of the directors who are not parties to such proceeding, whether or not such majority constitutes a quorum; (ii) a committee of such directors designated by a majority vote of such directors, whether or not such majority constitutes a quorum; (iii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion to the Board of Directors, a copy of which shall be delivered to the indemnitee; (iv) the stockholders of the Corporation; or (v) in the event that a change of control (as defined below) has occurred, by independent legal counsel in a written opinion to the Board of Directors, a copy of which shall be delivered to the indemnitee. The determination of entitlement to indemnification shall be made and, unless a contrary determination is made, such indemnification shall be paid in full by the Corporation not later than 60 days after receipt by the Secretary of the Corporation of a written request for indemnification. For purposes of this Section 6.1(b), a “change of control” will be deemed to have occurred if, with respect to any particular 24-month period, the individuals who, at the beginning of such 24-month period, constituted the Board of Directors (the “incumbent board”), cease for any reason to constitute at least a majority of the Board of Directors; provided, however, that any individual becoming a director subsequent to the beginning of such 24-month period whose election, or nomination for election by the stockholders of the Corporation, was approved by a vote of at least a majority of the directors then comprising the incumbent board shall be considered as though such individual were a member of the incumbent board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board of Directors.
Section 6.2    Right to Advancement of Expenses.
(a)    In addition to the right to indemnification conferred in Section 6.1, an indemnitee shall, to the fullest extent permitted by law, also have the right to be paid by the Corporation the expenses (including attorneys’ fees) incurred in defending any proceeding in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that an advancement of expenses shall be made only upon delivery to the Corporation of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision of a court of competent jurisdiction from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under this Article VI or otherwise.
(b)    To receive an advancement of expenses under this Section 6.2, an indemnitee shall submit a written request to the Secretary of the Corporation. Such request shall reasonably evidence the expenses incurred by the indemnitee and shall include or be accompanied by the undertaking required by Section 6.2(a). Each such advancement of expenses shall be made within 20 days after the receipt by the Secretary of the Corporation of a written request for advancement of expenses.
(c)    Notwithstanding the foregoing Section 6.2(a), the Corporation shall not make or continue to make advancements of expenses to an indemnitee (except by reason of the fact that the indemnitee is or was a director of the Corporation, in which event this Section 6.2(c) shall not apply) if a determination is reasonably made that the facts known at the time such determination is made demonstrate clearly and convincingly that the indemnitee acted in bad faith or in a manner that the indemnitee did not reasonably believe to be in or not opposed to the best interests of the Corporation, or, with respect to any criminal proceeding, that the indemnitee had reasonable cause to believe his or her conduct was unlawful. Such determination shall be made: (i) by the Board of Directors by a majority vote of directors who are not parties to such proceeding, whether or not such majority constitutes a quorum; (ii) by a committee of such directors designated by a majority vote of such directors, whether or not such majority constitutes a quorum; or (iii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion to the Board of Directors, a copy of which shall be delivered to the indemnitee.
Section 6.3    Right of Indemnitee to Bring Suit. If a request for indemnification under Section 6.1 is not paid in full by the Corporation within 60 days, or if a request for an advancement of expenses under Section 6.2 is not paid in full by the Corporation within 20 days, after a written request has been received by the Secretary of the Corporation, the indemnitee may at any time thereafter bring suit against the Corporation in a court of competent jurisdiction in the State of Delaware seeking an adjudication of entitlement to such indemnification or advancement of expenses. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit to the fullest extent permitted by law. In any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that the indemnitee has not met any applicable standard of conduct for indemnification set forth in the DGCL. Further, in any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that the indemnitee has not met any applicable standard of conduct for indemnification set forth in the DGCL. Neither the failure of the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under applicable law, this Article VI or otherwise shall be on the Corporation.
Section 6.4    Non-Exclusivity of Rights. The rights to indemnification and to the advancement of expenses conferred in this Article VI shall not be exclusive of any other right which any person may have or hereafter acquire under any law, agreement, vote of stockholders or disinterested directors, provisions of a certificate of incorporation or bylaws, or otherwise.
Section 6.5    Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.
Section 6.6    Indemnification of Employees and Agents of the Corporation. The Corporation may, to the extent and in the manner permitted by law, and to the extent authorized from time to time, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation.
Section 6.7    Nature of Rights. The rights conferred upon indemnitees in this Article VI shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director or officer and shall inure to the benefit of the indemnitee’s heirs, executors and administrators. Any amendment, alteration or repeal of this Article VI that adversely affects any right of an indemnitee or its successors shall be prospective only and shall not limit or eliminate any such right with respect to any proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment, alteration or repeal.
Section 6.8    Settlement of Claims. Notwithstanding anything in this Article VI to the contrary, the Corporation shall not be liable to indemnify any indemnitee under this Article VI for any amounts paid in settlement of any proceeding effected without the Corporation’s written consent, which consent shall not be unreasonably withheld.
Section 6.9    Subrogation. In the event of payment under this Article VI, the Corporation shall be subrogated to the extent of such payment to all of the rights of recovery of the indemnitee (excluding insurance obtained on the indemnitee’s own behalf), and the indemnitee shall execute all papers required and shall do everything that may be necessary to secure such rights, including the execution of such documents necessary to enable the Corporation effectively to bring suit to enforce such rights.
Section 6.10    Miscellaneous. If any provision or provisions of this Article VI shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law: (a) the validity, legality and enforceability of such provision in any other circumstance and of the remaining provisions of this Article VI (including, without limitation, all portions of any paragraph of this Article VI containing any such provision held to be invalid, illegal or unenforceable, that are not by themselves invalid, illegal or unenforceable) and the application of such provision to other persons or entities or circumstances shall not in any way be affected or impaired thereby; and (b) to the fullest extent possible, the provisions of this Article VI (including, without limitation, all portions of any paragraph of this Article VI containing any such provision held to be invalid, illegal or unenforceable, that are not themselves invalid, illegal or unenforceable) shall be construed so as to give effect to the intent of the parties that the Corporation provide protection to the indemnitee to the fullest extent set forth in this Article VI. Any reference to an officer of the Corporation in this Article VI shall be deemed to refer exclusively to the officers of the Corporation appointed by the Board of Directors pursuant to Article V of these Bylaws, and any reference to an officer of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall be deemed to refer exclusively to an officer appointed by the board of directors (or equivalent governing body) of such other entity pursuant to the certificate of incorporation and the bylaws (or equivalent organizational documents) of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. The fact that any person who is or was an employee of the Corporation or an employee of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise has been given or has used the title of “vice president” or any other title that could be construed to suggest or imply that such person is or may be an officer of the Corporation or of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall not result in such person being constituted as, or being deemed to be, an officer of the Corporation or of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise for purposes of this Article VI.
ARTICLE VII
CAPITAL STOCK
Section 7.1    Certificates of Stock. The shares of the Corporation shall be represented by certificates; provided, however, that the Board of Directors may provide by resolution or resolutions that some or all of any or all classes or series of stock shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation. Every holder of stock represented by certificates shall be entitled to have a certificate signed by or in the name of the Corporation by any two authorized officers of the Corporation, including, without limitation, the Chief Executive Officer, the President, the Chief Financial Officer, the Treasurer, the Controller, the Secretary, or an Assistant Treasurer or Assistant Secretary of the Corporation certifying the number of shares owned by such holder in the Corporation. Any or all such signatures may be facsimiles. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate has ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar at the date of issue.
Section 7.2    Special Designation on Certificates. If the Corporation is authorized to issue more than one class of stock or more than one series of any class, then the powers, the designations, the preferences, and the relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights shall be set forth in full or summarized on the face or back of the certificate that the Corporation shall issue to represent such class or series of stock; provided, however, that, except as otherwise provided in Section 202 of the DGCL, in lieu of the foregoing requirements there may be set forth on the face or back of the certificate that the Corporation shall issue to represent such class or series of stock a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, the designations, the preferences, and the relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights. Within a reasonable time after the issuance or transfer of uncertificated stock, the registered owner thereof shall be given a notice, in writing or by electronic transmission, containing the information required to be set forth or stated on certificates pursuant to this Section 7.2 or Sections 151, 156, 202(a) or 218(a) of the DGCL or with respect to this Section 7.2 and Section 151 of the DGCL a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, the designations, the preferences, and the relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights. Except as otherwise expressly provided by law, the rights and obligations of the holders of uncertificated stock and the rights and obligations of the holders of certificates representing stock of the same class and series shall be identical.
Section 7.3    Transfers of Stock. Transfers of shares of stock of the Corporation shall be made only on the books of the Corporation upon authorization by the registered holder thereof or by such holder’s attorney thereunto authorized by a power of attorney duly executed and filed with the Secretary of the Corporation or a transfer agent for such stock, and if such shares are represented by a certificate, upon surrender of the certificate or certificates for such shares properly endorsed or accompanied by a duly executed stock transfer power and the payment of any taxes thereon; provided, however, that the Corporation shall be entitled to recognize and enforce any lawful restriction on transfer. Transfers may also be made in any manner authorized by the Corporation (or its authorized transfer agent) and permitted by Section 224 of the DGCL.
Section 7.4    Lost Certificates. The Corporation may issue a new share certificate or uncertificated shares in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Corporation may require the owner of the lost, stolen or destroyed certificate or the owner’s legal representative to give the Corporation a bond (or other adequate security) sufficient to indemnify it against any claim that may be made against it (including any expense or liability) on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares. The Board of Directors may adopt such other provisions and restrictions with reference to lost certificates, not inconsistent with applicable law, as it shall in its discretion deem appropriate.
Section 7.5    Registered Stockholders. The Corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, and to vote as such owner, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise required by law.
Section 7.6    Record Date for Determining Stockholders.
(a)    In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjourned meeting, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall, unless otherwise required by law, not be more than 60 nor less than 10 days before the date of such meeting. If the Board of Directors so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board of Directors determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of and to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjourned meeting; provided, however, that the Board of Directors may fix a new record date for the determination of stockholders entitled to vote at the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance herewith at the adjourned meeting.
(b)    In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall not be more than 60 days prior to such action. If no such record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.
(c)    Unless otherwise restricted by the Certificate of Incorporation (including any Preferred Stock Designation), in order that the Corporation may determine the stockholders entitled to express consent to corporate action in writing without a meeting, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall not be more than 10 days after the date upon which the resolution fixing the record date is adopted by the Board of Directors. If no record date has been fixed by the Board of Directors, the record date for determining stockholders entitled to express consent to corporate action in writing without a meeting, when no prior action of the Board of Directors is required by law, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken was delivered to the Corporation in accordance with Section 2.11. If no record date has been fixed by the Board of Directors, the record date for determining stockholders entitled to express consent to corporate action in writing without a meeting, if prior action by the Board of Directors is required by law, shall be at the close of business on the day on which the Board of Directors adopts the resolution taking such prior action.
Section 7.7    Regulations. To the extent permitted by applicable law, the Board of Directors may make such additional rules and regulations as it may deem expedient concerning the issue, transfer and registration of shares of stock of the Corporation.
Section 7.8    Waiver of Notice. Whenever notice is required to be given under any provision of the DGCL or the Certificate of Incorporation or these Bylaws, a written waiver, signed by the person entitled to notice, or a waiver by electronic transmission by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders, the Board of Directors or a committee of the Board of Directors need be specified in any written waiver of notice or any waiver by electronic transmission unless so required by the Certificate of Incorporation or these Bylaws.

ARTICLE VIII
GENERAL MATTERS
Section 8.1    Fiscal Year. The fiscal year of the Corporation shall begin on the first day of January of each year and end on the last day of December of the same year, or shall extend for such other 12 consecutive months as the Board of Directors may designate.
Section 8.2    Corporate Seal. The Board of Directors may provide a suitable seal, containing the name of the Corporation, which seal shall be in the charge of the Secretary of the Corporation. If and when so directed by the Board of Directors or a committee thereof, duplicates of the seal may be kept and used by the Treasurer or by an Assistant Secretary or Assistant Treasurer.
Section 8.3    Reliance Upon Books, Reports and Records. Each director and each member of any committee designated by the Board of Directors shall, in the performance of his or her duties, be fully protected in relying in good faith upon the books of account or other records of the Corporation and upon such information, opinions, reports or statements presented to the Corporation by any of its officers or employees, or committees of the Board of Directors so designated, or by any other person as to matters which such director or committee member reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Corporation.
Section 8.4    Subject to Law and Certificate of Incorporation. All powers, duties and responsibilities provided for in these Bylaws, whether or not explicitly so qualified, are qualified by the Certificate of Incorporation (including any Preferred Stock Designation) and applicable law.
ARTICLE IX
AMENDMENTS
Section 9.1    Amendments. In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized to adopt, amend or repeal these Bylaws. Except as otherwise provided in the Certificate of Incorporation (including the terms of any Preferred Stock Designation that require an additional vote) or these Bylaws, and in addition to any requirements of law, the affirmative vote of at least 66 2/3% of the voting power of the stock outstanding and entitled to vote thereon, voting together as a single class, shall be required for the stockholders to adopt, amend or repeal, or adopt any provision inconsistent with, any provision of these Bylaws.
The foregoing Bylaws were adopted by the Board of Directors on April 21, 2023.

Exhibit 4.4
THIS WARRANT, THE SECURITIES ISSUABLE UPON THE EXERCISE HEREOF AND THE SECURITIES, IF ANY, ISSUABLE UPON THE CONVERSION OF SUCH SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO SUCH SECURITIES, OR DELIVERY OF AN OPINION OF COUNSEL IN FORM AND SUBSTANCE REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION IS IN COMPLIANCE WITH THE ACT OR UNLESS SOLD IN FULL COMPLIANCE WITH RULE 144 UNDER THE ACT.
Warrant No. CS-[•]
WARRANT TO PURCHASE
COMMON STOCK
April 21, 2023
THIS CERTIFIES THAT, for value received [•] (the “Warrantholder”) is entitled to subscribe for and purchase from GRI Bio, Inc., a Delaware corporation (the “Company”), subject to the terms set forth below, [•] shares (the “Warrant Shares”) of Common Stock of the Company (“Common Stock”), upon surrender hereof, at the principal office of the Company referred to below, with the Notice of Exercise attached as Exhibit A hereto duly executed, and simultaneous payment therefor in lawful money of the United States, cancellation of indebtedness, net issuance in accordance with Section 2 below or any combination thereof. The term “Exercise Price” means the Closing Per Share Price, as defined in that certain Securities Purchase Agreement, dated December 13, 2022, by and among the Company, Vallon Pharmaceuticals, Inc. (“Vallon”) and Altium Growth Fund, LP (the “Primary Financing SPA”). The term “Warrant” as used herein shall include this Warrant and any warrants delivered in substitution or exchange therefor as provided herein. The number, character and exercise price for the Warrant Shares is subject to adjustment as provided below.
1.    Term. Subject to the terms hereof, the purchase right represented by this Warrant is exercisable, in whole or in part, at any time and from time to time from the Shares Closing Date (as defined in the Primary Financing SPA, until the fifth (5th) anniversary of the Shares Closing Date. For avoidance of doubt, this Warrant shall not become exercisable unless and until the Shares Closing (as defined in the Primary Financing SPA) is completed, and if the Shares Closing is not completed by June 30, 2023, the Warrant shall become null and void and of no further force or effect.
2.    Method of Exercise; Payment; Issuance of New Warrant. The purchase right represented by this Warrant may be exercised by the Warrantholder, in whole or in part and from time to time, by (i) the surrender of this Warrant (together with the notice of exercise form attached hereto as Exhibit A, duly executed) at the principal office of the Company, and (ii) the payment to the Company, by check, wire transfer, cancellation of indebtedness or any combination thereof, of an amount equal to the Exercise Price multiplied by the number of Warrant Shares then being purchased. The person or persons in whose name(s) any certificate(s) representing Warrant Shares shall be issuable upon exercise of this Warrant shall be deemed to have become the holder(s) of record of, and shall be treated for all purposes as the record holder(s) of, the shares represented thereby (and such shares shall be deemed to have been issued) immediately prior to the close of business on the date or dates upon which this Warrant is exercised. In the event of any exercise of the rights represented by this Warrant, certificates for the shares of stock so purchased shall be delivered to the holder hereof as soon as reasonably practicable and in any event within fifteen (15) days of receipt of such notice and, unless this Warrant has been fully exercised or expired, a new Warrant representing the portion of the Warrant Shares, if any, with respect to which this Warrant shall not then have been exercised shall also be issued to the holder hereof as soon as reasonably practicable and in any event within such fifteen (15)-day period.

    In lieu of the payment methods described above, the aggregate purchase price for the Warrant Shares being purchased hereunder may be paid by surrender of a number of Warrant Shares that have a fair market value equal to the aggregate purchase price of the Equity Securities being purchased (“Net Issuance”) as determined herein. If the Warrantholder elects the Net Issuance method of payment, the Company shall issue to the Warrantholder upon exercise a number of shares of Warrant Shares determined in accordance with the following formula:

X=	Y(A-B)
A
where:    X =    the number of Warrant Shares to be issued to the Warrantholder;
Y =    the number of Warrant Shares with respect to which the
Warrantholder is exercising its purchase rights under this Warrant;
A =    the fair market value of one (1) share of Common Stock on the date of exercise; and
B =    the Exercise Price.
    No fractional shares arising out of the above formula for determining the number of shares to be issued to the Warrantholder shall be issued, and the Company shall in lieu thereof make payment to the Warrantholder of cash in the amount of such fraction multiplied by the fair market value of one (1) share of Common Stock on the date of exercise.
3.    Determination of Fair Market Value. For purposes of this Warrant, “fair market value” of one (1) share of Common Stock as of a particular date (the “Determination Date”) shall mean:
(a)    If the Common Stock is traded on a national securities exchange, then the average of the closing prices for the five (5) consecutive trading days immediately preceding the Determination Date;
(b)    If the Company's Common Stock is not traded on a national securities exchange but is quoted in the over-the-counter market, then the average of the closing bid and asked prices for the five (5) consecutive trading days before the Determination Date; or
(c)    In all other cases, the fair market value per share of Common Stock shall be determined in good faith by the Company’s Board of Directors, upon review of relevant factors.
4.    Stock Fully Paid; Reservation of Shares. All Warrant Shares that may be issued upon the exercise of the rights represented by this Warrant will, upon issuance and the Company’s receipt of the Exercise Price therefor, be fully paid and nonassessable, and free from all taxes, liens and charges with respect to the issue thereof. Prior to or upon exercise of any of the Warrants, the Company will have authorized and reserved for the purpose of issuance upon exercise of the purchase rights evidenced by this Warrant, a sufficient number of shares of its Common Stock, to provide for the exercise of the rights represented by this Warrant.
5.    Adjustment of Exercise Price and Number of Warrant Shares. The number and kind of securities purchasable upon the exercise of the Warrant and the exercise price per share shall be subject to adjustment from time to time upon the occurrence of certain events, as follows:
(1)In the event of any consolidation, reclassification or change of the Warrant Shares into a lesser number of the same or different class or classes of stock of the Company, the number of Warrant Shares deliverable upon exercise of this Warrant shall be proportionally decreased, the class or classes of such Warrant Shares shall be appropriately adjusted and the Exercise Price for such Warrant Shares shall be proportionately increased. In the event of any subdivision, reclassification or change of the Warrant Shares into a greater number of the same or different class or classes of stock of the Company, the number of Warrant Shares deliverable upon exercise of this Warrant shall be proportionally increased, the class or classes of such Warrant Shares shall be appropriately adjusted and the Exercise Price for such Warrant Shares shall be proportionately reduced.
(2)If there shall occur any capital reorganization of the Common Stock (excluding mergers, reorganizations and consolidations covered under Section 5(c), excluding the Merger and any transaction related thereto covered under Section 5(d) and excluding a subdivision, consolidation, reclassification or change covered under Section 5(a)), then, as part of any such reorganization, lawful provision shall be made so that the Warrantholder shall have the right thereafter to receive upon the exercise of this Warrant the kind and amount of shares of stock or other securities or property which such Warrantholder would have been entitled to receive if, immediately prior to any such reorganization, such Warrantholder had held the number of shares of Common Stock which were then purchasable upon the exercise of this Warrant. In any such case, appropriate adjustment (as reasonably determined by the Board of Directors of the Company) shall be made in the application of the provisions set forth herein with respect to the rights and interests thereafter of the Warrantholder such that the provisions set forth in this Section 5 (including provisions with respect to adjustment of the Exercise Price) shall thereafter be applicable, as nearly as is reasonably practicable, in relation to any shares of stock or other securities or property thereafter deliverable upon the exercise of this Warrant.
(3)If there shall be a merger, reorganization or consolidation of the Company with or into another entity (other than a merger, reorganization or consolidation involving only a change in the jurisdiction of incorporation of the Company), or the sale of all or substantially all of the Company’s capital stock or assets to any other person, then as a part of such transaction, provision shall be made so that the Warrantholder shall thereafter be entitled to receive upon exercise of this Warrant (in lieu of Common Stock of the Company) the number of shares of stock or other securities or property of the Company, or of the successor corporation resulting from the consolidation, merger, reorganization or sale, to which the Warrantholder would have been entitled if the Warrantholder had exercised its rights pursuant to this Warrant immediately prior thereto. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 5 to the end that the provisions of this Section 5 shall be applicable after that event in as nearly equivalent a manner as may be practicable. For the avoidance of doubt, and notwithstanding anything to the contrary in this Warrant or otherwise, this Section 5(c) shall not apply to the Merger (as defined below) or any transaction in connection therewith.
(4)Upon the closing of the transactions contemplated by that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of December 13, 2022, and amended as of February 17, 2023, by and among Vallon, Vallon Merger Sub, Inc., a Delaware corporation, and the Company (such transactions, the “Merger”), this Warrant shall be assumed by Vallon in all respects, and thereafter any reference to the “Company” herein shall be deemed a reference to Vallon and any reference to “Common Stock” herein shall be deemed a reference to the common stock of Vallon. Upon effective time of the Merger, the kind and amount of Warrant Shares deliverable upon exercise of this Warrant shall be a number of shares of common stock of Vallon equal to [•]% of the lesser of (x) 118,386 multiplied by the Exchange Ratio (as defined in the Merger Agreement) and (y) the quotient obtained by dividing $147,500.00 by the Exercise Price, rounded [up/down] to the nearest whole share.
6.    Notice of Adjustments. Whenever the number and kind of securities purchasable upon the exercise of this Warrant or the exercise price per share shall be adjusted pursuant to the provisions hereof, the Company shall within fifteen (15) days of such adjustment deliver a certificate signed by an officer of the Company to the holder(s) hereof setting forth, in reasonable detail, the event requiring the adjustment, the amount of the adjustment, the method by which such adjustment was calculated, and the exercise price per share after giving effect to such adjustment.
7.    Fractional Shares. No fractional Warrant Shares will be issued in connection with any exercise hereunder, but in lieu of such fractional shares the Company shall make a cash payment therefor upon the basis of the Exercise Price then in effect.
8.    No Rights as Stockholder. No holder of this Warrant, as such, shall be entitled to vote or receive dividends or be deemed the holder of Warrant Shares, nor shall anything contained herein be construed to confer upon the holder of this Warrant, as such, any of the rights of a stockholder of the Company or any right to vote for the election of directors or upon any matter submitted to stockholders at any meeting thereof, or to receive notice of meetings, or to receive dividends or subscription rights or otherwise until this Warrant shall have been exercised and the Warrant Shares shall have become deliverable, as provided herein, and at such time such Warrant Shares shall have the same rights, preferences and privileges afforded to such securities in the Company’s charter documents.
9.    Modification; Waiver; Assignment. This Warrant and any provision hereof may be amended, waived, discharged or terminated, only with the written consent of the Company and the Warrantholder. Neither this Warrant nor any of the rights, interests or obligations hereunder may be assigned, by operation of law or otherwise, in whole or in part, by the Warrantholder without the prior written consent of Company. The terms and conditions of this Warrant shall inure to the benefit of and be binding upon the respective successors and permitted assigns of the parties.
10.    Notices. Any notices, consents, waivers or other communications required or permitted pursuant to the terms of this Warrant shall be given in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon delivery, when sent by electronic mail (provided that the sending party does not receive an automated rejection notice); or (iii) one (1) Business Day after deposit with an overnight courier service, in each case properly addressed to the party to receive the same. If to Warrantholder, then the address or e-mail address for such notices, consents, waivers or other communications shall be such address or e-mail address on file with the Company in its books and records or such address or e-mail address as may be designated by the Warrantholder by written notice to the Company. If to Company, the addresses and e-mail addresses for such communications shall be:
GRI Bio, Inc.
2223 Avenida De La Playa, Suite 208
La Jolla, California 92037
Attention: Marc Hertz
E-mail: mh@gribio.com

With a copy (for informational purposes only) to:
Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
3580 Carmel Mountain Road, Suite 300
San Diego, CA 92130
Attention: Adam Lenain
E-mail: ACLenain@mintz.com

11.    Lost Warrants or Stock Certificates. The Company covenants to the holder hereof that upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant or any stock certificate and, in the case of any such loss, theft or destruction, upon receipt of an indemnity reasonably satisfactory to the Company, or in the case of any such mutilation upon surrender and cancellation of such Warrant or stock certificate, the Company will make and deliver a new Warrant or stock certificate, of like tenor, in lieu of the lost, stolen, destroyed or mutilated Warrant or stock certificate.
13.    Governing Law. This Warrant shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the State of Delaware without regard to the conflict of law principles thereof.

14.    Counterparts; Integration. This Warrant may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Warrant represents the entire agreement of the Company and the Warrantholder with respect to the subject matter hereof, and supersedes any prior or contemporaneous agreements, promises or undertakings related to the subject matter hereof not expressly set forth herein.

15.    Securities Laws. Warrantholder, by its receipt of this Warrant, represents, warrants and covenants to Company that: (i) Warrantholder is an “accredited investor” as such term is defined in Rule 501 of Regulation D under the Securities Act, (ii) Warrantholder has been advised that this Warrant and the underlying securities have not been registered under the Securities Act, or any state securities laws and, therefore, cannot be resold unless they are registered under the Securities Act and applicable state securities laws or unless an exemption from such registration requirements is available, (iii) Warrantholder acquired this Warrant and will, upon exercise of this Warrant, acquire the Warrant Shares, for its own account for investment, not as a nominee or agent, and not with a view to, or for resale in connection with, the distribution thereof, and (iv) Warrantholder has such knowledge and experience in financial and business matters that Warrantholder is capable of evaluating the merits and risks of such investment, is able to incur a complete loss of such investment without impairing Warrantholder’s financial condition and is able to bear the economic risk of such investment for an indefinite period of time.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, this Warrant to Purchase Common Stock is executed effective as of the date first above written.
GRI Bio, Inc.:
By:
Name: Marc Hertz
Title: Chief Executive Officer

EXHIBIT A
NOTICE OF EXERCISE
To:    [COMPANY]
[COMPANY ADDRESS]
Attn:
1.    The undersigned hereby elects to purchase ___________ shares of _____________ of [COMPANY] pursuant to the terms of the attached Warrant No.__, and tenders herewith payment of the purchase price of such shares in full by: [Indicate all that apply] (a) payment of U.S. $___________ by check enclosed or wire transfer, federal reference number #_________________, (b) cancellation of indebtedness in the amount of $____________, represented by the note enclosed herewith or (c) Net Issuance.
2.    Please issue a certificate or certificates representing said shares in the name of the undersigned or in such other name or names as are specified below:
Name:
Address:

3.    The undersigned represents that the aforesaid shares being acquired for the account of the undersigned for investment and not with a view to, or for resale in connection with, the distribution thereof.

(Signature)

Exhibit 10.1
INDEMNITY AGREEMENT
THIS INDEMNITY AGREEMENT (this “Agreement”) dated as of _________, ______, is made by and between GRI BIO, INC., a Delaware corporation (the “Company”), and ______________ (“Indemnitee”).
RECITALS
A. The Company desires to attract and retain the services of highly qualified individuals as directors, officers, employees and agents.
B. The Company’s by-laws (as amended from time to time, the “By-Laws”) require that the Company indemnify its directors and executive officers, and empowers the Company to indemnify its other officers, employees and agents, as authorized by the Delaware General Corporation Law, as amended (the “DGCL”), under which the Company is organized, and such By-Laws expressly provide that the indemnification provided therein is not exclusive and contemplates that the Company may enter into separate agreements with its directors, officers and other persons to set forth specific indemnification provisions.
C. Indemnitee does not regard the protection currently provided by applicable law, the By-Laws, the Company’s other governing documents, and available insurance as adequate under the present circumstances, and the Company has determined that Indemnitee and other directors, officers, employees and agents of the Company may not be willing to serve or continue to serve in such capacities without additional protection.
D. The Company desires and has requested Indemnitee to serve or continue to serve as a director, officer, employee or agent of the Company, as the case may be, and has proffered this Agreement to Indemnitee as an additional inducement to serve in such capacity.
E. Indemnitee is willing to serve, or to continue to serve, as a director, officer, employee or agent of the Company, as the case may be, if Indemnitee is furnished the indemnity provided for herein by the Company.
AGREEMENT
NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the parties hereto, intending to be legally bound, hereby agree as follows:

1.    Definitions.
(a)    Agent. For purposes of this Agreement, the term “Agent” of the Company means any person who: (i) is or was a director, officer, employee, agent, or other fiduciary of the Company or a subsidiary of the Company; or (ii) is or was serving at the request or for the convenience of, or representing the interests of, the Company or a subsidiary of the Company, as a director, officer, employee, agent, or other fiduciary of a foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise.
(b)    Change in Control. For purposes of this Agreement, a “Change in Control” shall be deemed to have occurred if (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company or a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing 20% or more of the total voting power represented by the Company’s then outstanding Voting Securities, (ii) individuals who on the date of this Agreement are members of the Board of Directors of the Company (the “Incumbent Board”) cease for any reason to constitute at least a majority of the members of the Board of Directors of the Company (the “Board”) (provided, however, that if the appointment or election (or nomination for election) of any new Board member was approved or recommended by a majority vote of the members of the Incumbent Board then still in office, such new member shall be considered as a member of the Incumbent Board), or (iii) the stockholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the Voting Securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into Voting Securities of the surviving entity) at least 80% of the total voting power represented by the Voting Securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of (in one transaction or a series of transactions) all or substantially all of the Company’s assets.
(c)    Expenses. For purposes of this Agreement, the term “Expenses” shall be broadly construed and shall include, without limitation, all direct and indirect costs of any type or nature whatsoever (including, without limitation, all attorneys’, witness, or other professional fees and related disbursements, and other out-of-pocket costs of whatever nature, actually and reasonably incurred by Indemnitee in connection with the investigation, defense or appeal of a proceeding or establishing or enforcing a right to indemnification under this Agreement, the DGCL or otherwise. The term “Expenses” shall also include reasonable compensation for time spent by Indemnitee for which he or she is not compensated by the Company or any subsidiary or third party: (i) for any period during which Indemnitee is not an Agent, in the employment of, or providing services for compensation to, the Company or any subsidiary; and (ii) if the rate of compensation and estimated time involved is approved by the directors of the Company who are not parties to any action with respect to which Expenses are incurred, for Indemnitee while an Agent of, employed by, or providing services for compensation to, the Company or any subsidiary.
(d)    Independent Counsel. For purposes of this Agreement, the term “Independent Counsel” means a law firm, or a partner (or, if applicable, member) of such a law firm, that is experienced in matters of corporation law and neither presently is, nor in the past five (5) years has been, retained to represent: (i) the Company or Indemnitee in any matter material to either such party, or (ii) any other party to the proceeding giving rise to a claim for indemnification hereunder. Notwithstanding the foregoing, the term “Independent Counsel” shall not include any person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing either the Company or Indemnitee in an action to determine Indemnitee’s rights under this Agreement. The Company will pay the reasonable fees and expenses of the Independent Counsel referred to above and to fully indemnify such counsel against any and all expenses, claims, liabilities and damages arising out of or relating to this Agreement or its engagement pursuant hereto.
(e)    Liabilities. For purposes of this Agreement, the term “Liabilities” shall be broadly construed and shall include, without limitation, judgments, damages, deficiencies, liabilities, losses, penalties, excise taxes, fines, assessments and amounts paid in settlement, including any interest and any federal, state, local or foreign taxes imposed as a result of the actual or deemed receipt of any payment under this Agreement.
(f)    Proceedings. For purposes of this Agreement, the term “proceeding” shall be broadly construed and shall include, without limitation, any threatened, pending, or completed action, suit, claim, counterclaim, cross claim, arbitration, mediation, alternate dispute resolution mechanism, investigation, inquiry, administrative hearing, or any other actual, threatened or completed proceeding, whether brought in the right of the Company or otherwise and whether of a civil, criminal, administrative or investigative nature, and whether formal or informal in any case, in which Indemnitee was, is or will be involved as a party, potential party, non-party witness, or otherwise by reason of: (i) the fact that Indemnitee is or was a director or officer of the Company; (ii) the fact that any action taken by Indemnitee (or a failure to take action by Indemnitee) or of any action (or failure to act) on Indemnitee’s part while acting as an Agent; or (iii) the fact that Indemnitee is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise, and in any such case described above, whether or not serving in any such capacity at the time any liability or Expense is incurred for which indemnification, reimbursement, or advancement of Expenses may be provided under this Agreement. If the Indemnitee believes in good faith that a given situation may lead to or culminate in the institution of a proceeding, this shall be considered a proceeding under this paragraph.
(g)    Subsidiary. For purposes of this Agreement, the term “subsidiary” means any corporation, limited liability company, or other entity, of which more than 50% of the outstanding voting securities or equity interests are owned, directly or indirectly, by the Company and one or more of its subsidiaries, and any other corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise of which Indemnitee is or was serving at the request of the Company as an Agent.
(h)    Voting Securities. For purposes of this Agreement, “Voting Securities” shall mean any securities of the Company that vote generally in the election of the members of the Board.
2.    Agreement to Serve. Indemnitee will serve, or continue to serve, as the case may be, as an Agent, faithfully and to the best of his or her ability, at the will of such entity designated by the Company and at the request of the Company (or under separate agreement, if such agreement exists), in the capacity Indemnitee currently serves such entity, so long as Indemnitee is duly appointed or elected and qualified in accordance with the applicable provisions of the governance documents of such entity, or until such time as Indemnitee tenders his or her resignation in writing; provided, however, that nothing contained in this Agreement is intended as an employment agreement between Indemnitee and the Company or any of its subsidiaries or to create any right to continued employment of Indemnitee with the Company or any of its subsidiaries in any capacity.
The Company acknowledges that it has entered into this Agreement and assumes the obligations imposed on it hereby, in addition to and separate from its obligations to Indemnitee under the By-Laws, to induce Indemnitee to serve, or continue to serve, as an Agent, and the Company acknowledges that Indemnitee is relying upon this Agreement in serving as an Agent.
3.    Indemnification.
(a)    Indemnification in Third-Party Proceedings. Subject to Section 10 below, the Company shall indemnify Indemnitee to the fullest extent permitted by the DGCL, as the same may be amended from time to time (but, to the fullest extent of the law, only to the extent that such amendment permits Indemnitee to broader indemnification rights than the DGCL permitted prior to adoption of such amendment), if Indemnitee is a party to or threatened to be made a party to or otherwise involved in any proceeding, other than a proceeding by or in the right of the Company to procure a judgment in its favor, for any and all Expenses and Liabilities (including all interest, assessments and other charges paid or payable in connection with or in respect of such Expenses and Liabilities) incurred by Indemnitee in connection with the investigation, defense, settlement or appeal of such proceeding, if Indemnitee acted in good faith and in a manner Indemnitee reasonably believed to be in or not opposed to the best interests of the Company and, in the case of a criminal proceeding had no reasonable cause to believe that Indemnitee’s conduct was unlawful. The parties hereto intend that this Agreement shall provide to the fullest extent permitted by law for indemnification in excess of that expressly permitted by statute, including, without limitation, any indemnification provided by the certificate of incorporation of the Company (as in effect from time to time, the “Certificate of Incorporation”), the By-Laws, vote of its stockholders or disinterested directors, or applicable law.
(b)    Indemnification in Derivative Actions and Direct Actions by the Company. Subject to Section 10 below, the Company shall indemnify Indemnitee to the fullest extent permitted by the DGCL, as the same may be amended from time to time (but, to the fullest extent permitted by applicable law, only to the extent that such amendment permits Indemnitee to broader indemnification rights than the DGCL permitted prior to adoption of such amendment), if Indemnitee is a party to or threatened to be made a party to or otherwise involved in any proceeding by or in the right of the Company to procure a judgment in its favor, against any and all Expenses actually and reasonably incurred by Indemnitee in connection with the investigation, defense, settlement, or appeal of such proceedings, if Indemnitee acted in good faith and in a manner Indemnitee reasonably believed to be in or not opposed to the best interests of the Company. No indemnification for Expenses shall be made under this Section 3(b) in respect of any claim, issue or matter as to which Indemnitee shall have been finally adjudged by the Chancery Court of the State of Delaware, or another court of competent jurisdiction, to be liable to the Company, unless and only to the extent that such court in which the proceeding was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, Indemnitee is fairly and reasonably entitled to indemnification.
(c)    Indemnification of Related Parties. If (i) Indemnitee is or was affiliated with one or more venture capital funds or other entities that have invested in or are otherwise stockholder(s) of the Company (an “Appointing Stockholder”), (ii) the Appointing Stockholder is, or is threatened to be made, a party to or a participant in any proceeding, and (iii) the Appointing Stockholder’s involvement in the proceeding is related to Indemnitee’s service to the Company as a director of the Company or any direct or indirect subsidiaries of the Company, then, to the extent resulting from any claim based on Indemnitee’s service to the Company as an Agent, the Appointing Stockholder will be entitled to indemnification hereunder for reasonable expenses to the same extent as Indemnitee.
(d)    Fund Indemnitors. The Company hereby acknowledges that the Indemnitee has or may have certain rights to indemnification, advancement of Expenses or insurance, provided by Arcturus Therapeutics Ltd., and certain of its affiliates (collectively, the “Fund Indemnitors”). In the event that the Indemnitee is, or is threatened to be made, a party to or a participant in any proceeding to the extent resulting from any claim based on the Indemnitee’s service as an Agent, then the Company shall (i) be an indemnitor of first resort (i.e., its obligations to Indemnitee are primary and any obligation of the Fund Indemnitors to advance Expenses or to provide indemnification for the same Expenses or liabilities incurred by Indemnitee are secondary), (ii) be required to advance reasonable Expenses incurred by Indemnitee, and (iii) be liable for the full amount of all Expenses, judgments, penalties, fines, and amounts paid in settlement to the extent legally permitted and as required by the terms of this Agreement and any provision of the By-Laws or the Certificate of Incorporation (or any other agreement between the Company and Indemnitee), without regard to any rights Indemnitee may have against the Fund Indemnitors. The Company irrevocably waives, relinquishes and releases the Fund Indemnitors from any and all claims against the Fund Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. No advancement or payment by the Fund Indemnitors on behalf of Indemnitee with respect to any claim for which Indemnitee has sought advancement on or indemnification from the Company shall affect the foregoing and the Fund Indemnitors shall have a right of contribution or be subrogated to the extent of such advancement or payment to all of the rights of recovery of Indemnitee against the Company. The Fund Indemnitors are express third-party beneficiaries of the terms of this Section.
4.    Indemnification of Expenses of Successful Party. Notwithstanding any other provision of this Agreement, in circumstances where indemnification is not available under Section 3(a) or 3(b), as the case may be, to the fullest extent permitted by law and to the extent that Indemnitee is a party to (or a participant in) any proceeding and has been successful on the merits or otherwise in defense of any proceeding or in defense of any claim, issue or matter therein, in whole or part, including the dismissal of any action without prejudice, the Company shall indemnify Indemnitee against all Expenses and Liabilities in connection with the investigation, defense or appeal of such proceeding. If Indemnitee is not wholly successful in such proceeding but is successful, on the merits or otherwise, as to one or more but less than all claims, issues or matters in such proceeding, the Company shall indemnify Indemnitee against all Expenses and Liabilities incurred by Indemnitee or on Indemnitee’s behalf in connection with or related to each successfully resolved claim, issue or matter to the fullest extent permitted by law.
5.    Partial Indemnification; Witness Indemnification. If Indemnitee is entitled under any provision of this Agreement to indemnification by the Company for some or a portion of any Expenses and Liabilities incurred by Indemnitee in the investigation, defense, settlement or appeal of a proceeding, but is precluded by applicable law or the specific terms of this Agreement to indemnification for the total amount thereof, the Company shall nevertheless indemnify Indemnitee for the portion thereof to which Indemnitee is entitled. Notwithstanding any other provision of this Agreement, to the fullest extent permitted by applicable law and to the extent that Indemnitee is, by reason of Indemnitee’s acting as an

Agent, a witness or otherwise asked to participate in any proceeding to which Indemnitee is not a party, Indemnitee shall be indemnified against all Expenses incurred by Indemnitee or on Indemnitee’s behalf in connection therewith.
6.    Advancement of Expenses. To the extent not prohibited by law, the Company shall advance the Expenses incurred by Indemnitee in connection with any proceeding, and such advancement shall be made within twenty (20) days after the receipt by the Company of a statement or statements requesting such advances (which shall include invoices received by Indemnitee in connection with such Expenses but, in the case of invoices in connection with legal services, any references to legal work performed or to expenditures made that would cause Indemnitee to waive any privilege accorded by applicable law shall not be included with the invoice) and upon request of the Company, an undertaking to repay the advancement of Expenses if and to the extent that it is ultimately determined by a court of competent jurisdiction in a final judgment, not subject to appeal, that Indemnitee is not entitled to be indemnified by the Company. Advances shall be unsecured, interest free and without regard to Indemnitee’s ability to repay the Expenses. Advances shall include any and all Expenses incurred by Indemnitee pursuing an action to enforce Indemnitee’s right to indemnification under this Agreement or otherwise and this right of advancement, including expenses incurred preparing and forwarding statements to the Company to support the advances claimed. Indemnitee acknowledges that the execution and delivery of this Agreement shall constitute an undertaking providing that Indemnitee shall, to the fullest extent required by law, repay the advance (without interest) if and to the extent that it is ultimately determined by a court of competent jurisdiction in a final judgment, not subject to appeal, that Indemnitee is not entitled to be indemnified by the Company. The right to advances under this Section 6 shall continue until the final disposition of any proceeding, including any appeal therein. This Section 6 shall not apply to any claim made by Indemnitee for which indemnity is excluded pursuant to Section 10(b).
7.    Notice and Other Indemnification Procedures.
(a)    Notification of Proceeding. Indemnitee will notify the Company in writing promptly upon being served with any summons, citation, subpoena, complaint, indictment, information or other document relating to any proceeding or matter which may be subject to indemnification or advancement of Expenses covered hereunder. The written notification to the Company shall include a description of the nature of the proceeding and the facts underlying the proceeding. The failure of Indemnitee to so notify the Company shall not relieve the Company of any obligation which it may have to Indemnitee under this Agreement or otherwise and any delay in so notifying the Company shall not constitute a waiver by Indemnitee of any rights under this Agreement.
(b)    Request for Indemnification Payments. To obtain indemnification under this Agreement, Indemnitee shall submit to the Company a written request, including therein or therewith such documentation and information as is reasonably available to Indemnitee and is reasonably necessary to determine whether and to what extent Indemnitee is entitled to indemnification under the terms of this Agreement, and shall request payment thereof by the Company.
(c)    Determination of Right to Indemnification Payments. Upon written request by Indemnitee for indemnification pursuant to Section 7(b) hereof, a determination with respect to Indemnitee’s entitlement thereto shall be made in the specific case by one of the following four methods, which shall be at the election of the Board: (1) by a majority vote of the disinterested directors, even though less than a quorum, (2) by a committee of disinterested directors designated by a majority vote of the disinterested directors, even though less than a quorum, (3) if there are no disinterested directors or if the disinterested directors so direct, by Independent Counsel in a written opinion to the Board, a copy of which shall be delivered to the Indemnitee, or (4) if so directed by the Board, by the stockholders of the Company; provided, however, that if there has been a Change in Control, then such determination shall be made by Independent Counsel selected by Indemnitee and approved by the Company (which approval shall not be unreasonably withheld). For purposes hereof, disinterested directors are those members of the Board who are not parties to the action, suit or proceeding in respect of which indemnification is sought by Indemnitee. Indemnification payments requested by Indemnitee under Section 3 hereof shall be made by the Company no later than sixty (60) days after receipt of the written request of Indemnitee. Claims for advancement of Expenses shall be made under the provisions of Section 6 herein.

(d)    Application for Enforcement. In the event the Company fails to make timely payments as set forth in Sections 6 or 7(b) above, Indemnitee shall have the right to apply to any court of competent jurisdiction for the purpose of enforcing Indemnitee’s right to indemnification or advancement of Expenses pursuant to this Agreement. In such an enforcement hearing or proceeding, the burden of proof shall be on the Company to prove that indemnification or advancement of Expenses to Indemnitee is not required under this Agreement or permitted by applicable law. Any determination by the Company (including the Board, a committee thereof, Independent Counsel) or stockholders of the Company, that Indemnitee is not entitled to indemnification hereunder, shall not be a defense by the Company to the action nor create any presumption that Indemnitee is not entitled to indemnification or advancement of Expenses hereunder.
(e)    Indemnification of Certain Expenses. The Company shall indemnify Indemnitee against all Expenses incurred in connection with any hearing or proceeding under this Section 7 unless the Company prevails in such hearing or proceeding on the merits in all material respects.
8.    Assumption of Defense. In the event the Company shall be requested by Indemnitee to pay the Expenses of any proceeding, the Company, if appropriate, shall be entitled to assume the defense of such proceeding, or to participate to the extent permissible in such proceeding, with counsel reasonably acceptable to Indemnitee. Upon assumption of the defense by the Company and the retention of such counsel by the Company, the Company shall not be liable to Indemnitee under this Agreement for any fees of counsel subsequently incurred by Indemnitee with respect to the same proceeding, provided that Indemnitee shall have the right to employ separate counsel in such proceeding at Indemnitee’s sole cost and expense. Notwithstanding the foregoing, if Indemnitee’s counsel delivers a written notice to the Company stating that such counsel has reasonably concluded that there may be a conflict of interest between the Company and Indemnitee in the conduct of any such defense or the Company shall not, in fact, have employed counsel or otherwise actively pursued the defense of such proceeding within a reasonable time, then in any such event the fees and Expenses of Indemnitee’s counsel to defend such proceeding shall be subject to the indemnification and advancement of Expenses provisions of this Agreement.
9.    Insurance. To the extent that the Company maintains an insurance policy or policies providing liability insurance for Agents (“D&O Insurance”), Indemnitee shall be covered by such policy or policies in accordance with its or their terms to the maximum extent of the coverage available for any such Agent under such policy or policies. If, at the time of the receipt of a notice of a claim pursuant to the terms hereof, the Company has D&O Insurance in effect or otherwise potentially available, the Company shall give prompt notice of the commencement of such proceeding to the insurers in accordance with the procedures set forth in the respective policies. The Company shall thereafter take all necessary or desirable action to cause such insurers to pay, on behalf of Indemnitee, all amounts payable as a result of such proceeding in accordance with the terms of such policies.
10.    Exceptions.
(a)    Certain Matters. Any provision herein to the contrary notwithstanding, the Company shall not be obligated pursuant to the terms of this Agreement to indemnify Indemnitee on account of any proceeding with respect to: (i) remuneration paid to Indemnitee if it is determined by final judgment or other final adjudication that such remuneration was in violation of law (and, in this respect, both the Company and Indemnitee have been advised that the Securities and Exchange Commission believes that indemnification for liabilities arising under the federal securities laws is against public policy and is, therefore, unenforceable and that claims for indemnification should be submitted to appropriate courts for adjudication, as indicated in Section 10(d) below); (ii) a final judgment rendered against Indemnitee for an accounting, disgorgement or repayment of profits made from the purchase or sale by Indemnitee of securities of the Company against Indemnitee or in connection with a settlement by or on behalf of Indemnitee to the extent it is acknowledged by Indemnitee and the Company that such amount paid in settlement resulted from Indemnitee’s conduct from which Indemnitee received monetary personal profit, pursuant to the provisions of Section 16(b) of the Securities Exchange Act of 1934, as amended, or other provisions of any federal, state or local statute or rules and regulations thereunder; (iii) a final judgment or other final adjudication that Indemnitee’s conduct was in bad faith, knowingly fraudulent or deliberately dishonest or constituted willful misconduct (but only to the extent of such specific determination); or

(iv) on account of conduct that is established by a final judgment as constituting a breach of Indemnitee’s duty of loyalty to the Company or resulting in any personal profit or advantage to which Indemnitee is not legally entitled. For purposes of the foregoing sentence, a final judgment or other adjudication may be reached in either the underlying proceeding or action in connection with which indemnification is sought or a separate proceeding or action to establish rights and liabilities under this Agreement.
(b)    Claims Initiated by Indemnitee. Any provision herein to the contrary notwithstanding, the Company shall not be obligated to indemnify or advance Expenses to Indemnitee with respect to proceedings or claims initiated or brought by Indemnitee against the Company or its Agents and not by way of defense, except (i) with respect to proceedings brought to establish or enforce a right to indemnification or advancement under this Agreement or under any other agreement, provision in the By-Laws or the Certificate of Incorporation or applicable law, or (ii) with respect to any other proceeding initiated by Indemnitee that is either approved by the Board or Indemnitee’s participation is required by applicable law. However, indemnification or advancement of Expenses may be provided by the Company in specific cases if the Board determines it to be appropriate.
(c)    Unauthorized Settlements. Any provision herein to the contrary notwithstanding, the Company shall not be obligated pursuant to the terms of this Agreement to indemnify Indemnitee under this Agreement for any amounts paid in settlement of a proceeding effected without the Company’s written consent. Neither the Company nor Indemnitee shall unreasonably withhold consent to any proposed settlement; provided, however, that the Company may in any event decline to consent to (or to otherwise admit or agree to any liability for indemnification hereunder in respect of) any proposed settlement if the Company is also a party in such proceeding and determines in good faith that such settlement is not in the best interests of the Company and its stockholders.
(d)    Securities Act Liabilities. Any provision herein to the contrary notwithstanding, the Company shall not be obligated pursuant to the terms of this Agreement to indemnify Indemnitee or otherwise act in violation of any undertaking appearing in and required by the rules and regulations promulgated under the Securities Act of 1933, as amended (the “Act”), or in any registration statement filed with the Securities and Exchange Commission under the Act. Indemnitee acknowledges that paragraph (h) of Item 512 of Regulation S-K currently generally requires the Company to undertake in connection with any registration statement filed under the Act to submit the issue of the enforceability of Indemnitee’s rights under this Agreement in connection with any liability under the Act on public policy grounds to a court of appropriate jurisdiction and to be governed by any final adjudication of such issue. Indemnitee specifically agrees that any such undertaking shall supersede the provisions of this Agreement and to be bound by any such undertaking.
(e)    Prior Payments.  Any provision herein to the contrary notwithstanding, the Company shall not be obligated pursuant to the terms of this Agreement to indemnify or advance Expenses to Indemnitee under this Agreement for which payment has actually been made to or on behalf of Indemnitee under any insurance policy or other indemnity provision, expect with respect to any excess beyond the amount paid under any insurance policy or indemnity policy.
11.    Nonexclusivity and Survival of Rights. The provisions for indemnification and advancement of Expenses set forth in this Agreement shall not be deemed exclusive of any other rights which Indemnitee may at any time be entitled under any provision of applicable law, the Certificate of Incorporation, By-Laws or other agreements, both as to action in Indemnitee’s official capacity and Indemnitee’s action as an Agent, in any court in which a proceeding is brought, and Indemnitee’s rights hereunder shall continue after Indemnitee has ceased acting as an Agent and shall inure to the benefit of the heirs, executors, administrators and assigns of Indemnitee. The obligations and duties of the Company to Indemnitee under this Agreement shall be binding on the Company and its successors and assigns until terminated in accordance with its terms. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.
No amendment, alteration or repeal of this Agreement or of any provision hereof shall limit or restrict any right of Indemnitee under this Agreement in respect of any action taken or omitted by such

Indemnitee in his or her corporate status prior to such amendment, alteration or repeal. To the extent that a change in the DGCL, whether by statute or judicial decision, permits greater indemnification or advancement of Expenses than would be afforded currently under the Certificate of Incorporation, By-Laws and this Agreement, it is the intent of the parties hereto that Indemnitee shall enjoy by this Agreement the greater benefits so afforded by such change. No right or remedy herein conferred is intended to be exclusive of any other right or remedy, and every other right and remedy shall be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, by Indemnitee shall not prevent the concurrent assertion or employment of any other right or remedy by Indemnitee.
12.    Term. This Agreement shall continue until and terminate upon the later of: (a) five (5) years after the date that Indemnitee shall have ceased to serve as an Agent; or (b) one (1) year after the final termination of any proceeding, including any appeal then pending, in respect to which Indemnitee was granted rights of indemnification or advancement of Expenses hereunder.
No legal action shall be brought and no cause of action shall be asserted by or in the right of the Company against an Indemnitee or an Indemnitee’s estate, spouse, heirs, executors or personal or legal representatives after the expiration of five (5) years from the date of accrual of such cause of action, and any claim or cause of action of the Company shall be extinguished and deemed released unless asserted by the timely filing of a legal action within such five-year period; provided, however, that if any shorter period of limitations is otherwise applicable to such cause of action, such shorter period shall govern.
13.    Subrogation. In the event of payment under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee, who, at the request and expense of the Company, shall execute all papers required and shall do everything that may be reasonably necessary to secure such rights, including the execution of such documents necessary to enable the Company effectively to bring suit to enforce such rights.
14.    Interpretation of Agreement. It is understood that the parties hereto intend this Agreement to be interpreted and enforced so as to provide indemnification and advancement of Expenses to Indemnitee to the fullest extent now or hereafter permitted by law.
15.    Severability. If any provision of this Agreement shall be held to be invalid, illegal or unenforceable for any reason whatsoever, (a) the validity, legality and enforceability of the remaining provisions of the Agreement (including without limitation, all portions of any paragraphs of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that are not themselves invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (b) to the fullest extent possible, the provisions of this Agreement (including, without limitation, all portions of any paragraph of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that are not themselves invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable and to give effect to Section 14 hereof.
16.    Amendment and Waiver. No supplement, modification, amendment, or cancellation of this Agreement shall be binding unless executed in writing by the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.
17.    Notice. Except as otherwise provided herein, any notice or demand which, by the provisions hereof, is required or which may be given to or served upon the parties hereto shall be in writing and, if by electronic transmission, shall be deemed to have been validly served, given or delivered when sent, if by overnight delivery, courier or personal delivery, shall be deemed to have been validly served, given or delivered upon actual delivery and, if mailed, shall be deemed to have been validly served, given or delivered three (3) business days after deposit in the United States mail, as registered or certified mail, with proper postage prepaid and addressed to the party or parties to be notified at the addresses set forth on the signature page of this Agreement (or such other address(es) as a party may designate for itself by like notice). If to the Company, notices and demands shall be delivered to the attention of the Secretary of the Company.
18.    Governing Law. This Agreement shall be governed exclusively by and construed according to the laws of the State of Delaware, as applied to contracts between Delaware residents entered into and to be performed entirely within Delaware.
19.    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original but all of which together shall constitute but one and the same Agreement. Only one such counterpart need be produced to evidence the existence of this Agreement.
20.    Headings. The headings of the sections of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction hereof.
21.    Entire Agreement. Subject to Section 11 hereof, this Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings and negotiations, written and oral, between the parties with respect to the subject matter of this Agreement; provided, however, that this Agreement is a supplement to and in furtherance of the Certificate of Incorporation, By-Laws, the DGCL and any other applicable law, and shall not be deemed a substitute therefor, and does not diminish or abrogate any rights of Indemnitee thereunder.
22.    Contribution. To the fullest extent permissible under applicable law, if the indemnification provided for in this Agreement is unavailable to Indemnitee for any reason whatsoever, the Company, in lieu of indemnifying Indemnitee, shall contribute to the amount incurred by Indemnitee, whether for judgments, fines, penalties, excise taxes, amounts paid or to be paid in settlement and/or for Expenses, in connection with any claim relating to an indemnifiable event under this Agreement, in such proportion as is deemed fair and reasonable in light of all of the circumstances of such proceeding in order to reflect (i) the relative benefits received by the Company and Indemnitee as a result of the event(s) and/or transaction(s) giving cause to such proceeding; and/or (ii) the relative fault of the Company and Indemnitee in connection with such event(s) and/or transaction(s).
23.    Consent to Jurisdiction. The Company and Indemnitee hereby irrevocably and unconditionally (i) agree that any action or proceeding arising out of or in connection with this Agreement shall be brought only in the Chancery Court of the State of Delaware (the “Delaware Court”), and not in any other state or federal court in the United States of America or any court in any other country, (ii) consent to submit to the exclusive jurisdiction of the Delaware Court for purposes of any action or proceeding arising out of or in connection with this Agreement, (iii) agree to appoint, to the extent such party is not otherwise subject to service of process in the State of Delaware, an agent in the State of Delaware as such party’s agent for acceptance of legal process in connection with any such action or proceeding against such party with the same legal force and validity as if served upon such party personally within the State of Delaware, (iv) waive any objection to the laying of venue of any such action or proceeding in the Delaware Court, and (v) waive, and agree not to plead or to make, any claim that any such action or proceeding brought in the Delaware Court has been brought in an improper or inconvenient forum.

IN WITNESS WHEREOF, the parties hereto have entered into this Agreement effective as of the date first above written.

COMPANY

GRI BIO, INC.

By:
Name:
Title:

INDEMNITEE

Signature of Indemnitee

Print or Type Name of Indemnitee

Exhibit 10.5

GRI BIO, INC.
CONSULTING AGREEMENT
    This Consulting Agreement (this “Agreement”) is made and entered into as of January 9, 2023 (the “Effective Date”) by and between GRI Bio, Inc. (the “Company”), and Albert Agro, M. D. (“Consultant”).
WHEREAS, a transaction is contemplated whereby GRI Bio, Inc. and Vallon Merger Sub, Inc. shall merge (the “Merger”), and pursuant to the Merger, GRI Bio, Inc. will become a wholly owned subsidiary of Vallon Pharmaceuticals, Inc. (“Vallon”); and
WHEREAS, in connection with the Merger, Vallon will change its name to GRI Bio, Inc.; and
WHEREAS, the Company and Consultant anticipate that the Merger will close in or about the first quarter of 2023 (the “Closing”) and this Agreement shall become effective upon the Closing as provided herein; and
    WHEREAS, the Company desires to retain Consultant as an independent contractor to perform consulting services for the Company, and Consultant is willing to perform such services, on the terms described below. In consideration of the mutual promises contained herein, the Parties agree as follows.
1.Scope of Services.
(a)Consultant agrees that he will serve as a Chief Medical Consultant to the Company and he will perform such consulting services for the Company as the Company may request from time to time (“Consulting Services”). Consultant shall maintain sole control and discretion as to when and where the Consulting Services are performed, subject to the terms of Section 1(b) below.
(b)Consultant and Company agree that Consultant will generally provide at least 100 hours of Consulting Services on average each month, subject to reasonable and mutual adjustment.
(c)Consultant shall communicate with the Company’s Chief Executive Officer regarding the status of the Consulting Services at dates and times that are mutually agreeable and as reasonably necessary to perform the Consulting Services. The Consultant will have the sole discretion as to where to perform the Consulting Services, provided, however, that (i) at the request of the Company, the Consultant will disclose to the Company where Consultant will perform such services; and (ii) Consultant shall generally perform such services from a location other than from the Company’s offices but shall travel to the Company’s offices to perform Consulting Services as may be reasonably requested by the Company. The Company will have no obligation to provide Consultant with an office or any other space from which to conduct the Consulting Services, other than such times during which Consultant is requested to travel to the Company’s offices.
2.Consulting Fees. In consideration of the Consulting Services performed by Consultant, the Company agrees to pay or provide Consultant the following fees and compensation:
(a)A fee of $25,000 per month (the “Consulting Fees”). Consultant will submit an invoice to the Company on a monthly basis and such invoices shall specify the work the Consultant performed. The Company will provide payment of the Consulting Fees on a monthly basis within thirty (30) business days following receipt of an invoice. The Company and Consultant agree that the first invoice will be submitted at closing to cover time up to closing where CMO-consulting duties were performed by the Consultant. This will not exceed the equivalent of one (1) month’s consulting fees.
(b)A reimbursement in the amount of $3700.00 per month to reimburse Consultant for the costs of healthcare coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985

(“COBRA”), which reimbursement shall expire on the first to occur of (x) Consultant becoming a full-time employee of the Company, eligible for benefits; and (y) September 1, 2023.
(c)The Company will reimburse Consultant, in accordance with Company policy, for all reasonable and necessary expenses incurred by Consultant in performing the Consulting Services under this Agreement.
3.Term and Termination. The Term (the “Term”) of this Agreement will commence on the Closing and continue in effect until the earlier of (x) the date Consultant becomes a full-time employee of the Company; and (y) September 1, 2023, unless terminated earlier by the Company or the Consultant. This Agreement may be terminated at any time by either party upon thirty (30) days prior written notice.
4.Independent Contractor Status.
(a)It is understood and agreed that Consultant will act solely as an independent contractor hereunder and will provide the Consulting Services as an independent contractor, and nothing in this Agreement will be construed to render Consultant an employee of the Company. The Company shall have no right to control or direct the details, manner or means by which Consultant accomplishes the results of the Consulting Services.
(b)The Company will record payments of the Consulting Fees to Consultant on, and provide to Consultant, an Internal Revenue Service Form 1099, and the Company will not withhold any federal, state or local employment taxes on Consultant’s behalf. Consultant agrees to pay all such taxes associated with the Consulting Fees in a timely manner and as prescribed by law. Consultant further acknowledges and agrees that he is solely responsible for reporting the Consulting Fees to any applicable taxing authority as he deems appropriate, and Consultant does not rely upon any representations of the Company or its employees, agents, or attorneys regarding the taxability of the Consulting Fees.
(c)Consultant will not be considered an employee for purposes of any Company employment policy, practice, program or plan (including without limitation, any employee benefit plan(s) offered by the Company to its employee), and Consultant will not be entitled to any benefits under any such policy, practice, program, or plan.
(d)Consultant shall carry all appropriate insurance of the types and in the amounts required by law and otherwise standard for the industry and consistent with the Consultant’s services under this Engagement to cover all claims and liabilities arising out of any act or omission by Consultant, whether or not on the Company’s premises, during the Term.
5.Covenants.
(a)Definition of Confidential Information. “Confidential Information” means inventions, trade secrets, confidential information, knowledge or data of the Company, or any of its clients, customers, consultants, shareholders, licensees, licensors, vendors or affiliates, that the Consultant may produce, obtain or otherwise acquire or have access to during the course of the Engagement with the Company (whether before or after the date of this Agreement), including but not limited to: business plans, records, and affairs; customer files and lists; special customer matters; sales practices; methods and techniques; merchandising concepts, strategies and plans; sources of supply and vendors; special business relationships with vendors, agents, and brokers; promotional materials and information; financial matters; mergers; acquisitions; equipment, technologies and processes; personnel matters; inventions; developments; product specifications; procedures; pricing information; intellectual property; know-how; technical data; software programs; algorithms; costs; processes; designs; formulas; ideas; plans; devices; materials; and other similar matters which are confidential. All Confidential Information and all tangible materials containing Confidential Information are and shall remain the sole property of the Company. Notwithstanding the foregoing, Consultant will have no obligation under this Agreement to maintain in confidence any information (i) that is in the public domain at the time of disclosure, (ii) that used to be Confidential Information, but subsequently enters the public domain other than by breach of the Consultant’s obligations hereunder or by breach of another person’s or entity’s confidentiality obligations, or (iii) that is shown by documentary evidence to have been known by the Consultant prior to disclosure to Consultant by the Company.
(b)Nonuse and Nondisclosure. During and after the Term of this Agreement and the Engagement, Consultant will hold in the strictest confidence, and take all reasonable precautions to prevent any unauthorized use or disclosure of Confidential Information, and Consultant will not (i) use the Confidential Information for any purpose whatsoever other than as necessary for the performance of the Consulting Services on behalf of the Company, or (ii) disclose the Confidential Information to any third party without the prior written consent of an authorized representative of Company, except that Consultant may disclose Confidential Information to the extent compelled by applicable law; provided however, before such disclosure, Consultant shall provide prior written notice to Company and seek a protective order or such similar confidential protection as may be available under applicable law. Consultant agrees that no ownership of Confidential Information is conveyed to the Consultant. Without limiting the foregoing, Consultant shall not use or disclose any Company property, intellectual property rights, trade secrets or other proprietary know-how of the Company to invent, author, make, develop, design, or otherwise enable others to invent, author, make, develop, or design identical or substantially similar designs as those developed under this Agreement for any third party. Consultant agrees that Consultant’s obligations under this Section 5(b) shall continue after the termination of this Agreement and the Engagement.
(c)Other Client Confidential Information. During and after the Term of this Agreement and the Engagement, Consultant will not improperly use, disclose, or induce the Company to use any proprietary information or trade secrets of any former or concurrent employer of Consultant or other person or entity with which Consultant has an obligation to keep in confidence. Consultant also agrees that Consultant will not bring onto the Company’s premises or transfer onto the Company’s technology systems any unpublished document, proprietary information, or trade secrets belonging to any third party unless disclosure to, and use by, the Company has been consented to in writing by such third party.
(d)Third Party Confidential Information. Consultant recognizes that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. Consultant agrees that during and after the Term of this Agreement and the Engagement, Consultant owes the Company and such third parties a duty to hold all such confidential or proprietary information in the strictest confidence and not to use it or to disclose it to any person, firm, corporation, or other third party except as necessary in carrying out the Consultant Services for the Company consistent with the Company’s agreement with such third party. Similarly, Consultant covenants not to use any confidential information belonging to a third party in the course of performing his services for the Company.
6.Return of Property. If at the conclusion of the Term, Consultant does not become a Company employee, Consultant will return to the Company all Company property in Consultant’s possession or under Consultant’s control, including, but not limited to, software, files, computers, mobile phone, office keycard and all other related property belonging to the Company.
7.Indemnification. Consultant agrees to indemnify and hold harmless the Company and its affiliates and their directors, officers and employees from and against all taxes, losses, damages, liabilities, costs and expenses, including attorneys’ fees and other legal expenses, arising directly or indirectly from or in connection with (a) any negligent, reckless or intentionally wrongful act of Consultant; (b) a determination by a court or agency that the Consultant is not an independent contractor; (c) any breach by Consultant of any of the covenants contained in this Agreement; (d) any failure of Consultant to perform the Services in accordance with all applicable laws, rules and regulations; or (e) any violation or claimed violation of a third party’s rights resulting in whole or in part from the Company’s use of inventions or other deliverables of Consultant under this Agreement.

8.Arbitration.
(a)The parties agree to submit to mandatory binding arbitration any and all claims arising out of or related to this Agreement, including, but not limited to, claims regarding the Consulting Services, and or claims based upon any federal, state or local ordinance, statute, regulation or provisions except that each party may, at its option, seek injunctive relief in court related to the improper use, disclosure or misappropriation of a party’s private, proprietary, confidential or trade secret information (collectively, “Arbitrable Claims”). THE PARTIES HEREBY WAIVE ANY RIGHTS THEY MAY HAVE TO TRIAL BY JURY IN REGARD TO ARBITRABLE CLAIMS.
(b)This Agreement does not restrict either party’s right to file administrative claims with any government agency where, as a matter of law, the parties may not restrict such party’s ability to file such claims. However, the parties agree that, to the extent permitted by law, arbitration shall be the exclusive remedy for the subject matter of such administrative claims.
(c)The arbitration shall be conducted in New York, New York through the American Arbitration Association (“AAA”) before a single neutral arbitrator, in accordance with the AAA commercial arbitration rules then in effect. The arbitrator shall issue a written decision that contains the essential findings and conclusions on which the decision is based. If, for any reason, any term of this Arbitration provision is held to be invalid or unenforceable, all other valid terms and conditions herein shall be severable in nature, and remain fully enforceable.
9.Entire Agreement/Termination of Employment Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral relating to the subject matter of this Agreement.
10.Amendment. This Agreement may be amended or modified only by a written instrument executed by both the Company and the Consultant.
11.Governing Law. This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of New York, applied without giving effect to any conflicts-of-law principles.
12.Severability. In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

This Consulting Agreement is executed as of January 9, 2023 by the parties below.

CONSULTANT

                                /s/ Albert Agro______________
Albert Agro, Ph.D.
Date: 01/10/2023
GRI Bio, Inc.

/s/ W. Marc Hertz
By: W. Marc Hertz
Its: CEO
Date: 01/10/2023

Exhibit 10.8
GRI BIO, INC.
2018 EQUITY INCENTIVE PLAN
(As amended and restated)
1.    Establishment and Purpose.
a.    Establishment. GRI Bio, Inc. (formerly known as Vallon Pharmaceuticals, Inc.) (the “Company”) established the GRI Bio, Inc. 2018 Equity Incentive Plan (formerly known as the Vallon Pharmaceuticals, Inc. 2018 Equity Incentive Plan) (the “Plan”) effective as of October 1, 2018. The Plan is hereby amended and restated, as set forth herein, as of December 22, 2022 (the “Restatement Date”), subject to the approval by the stockholders of the Company. Definitions of capitalized terms used in the Plan are contained in Section 15 of the Plan.
b.    Purpose. The purpose of the Plan is to attract and retain Directors, Consultants and officers and other key Employees of the Company and its Subsidiaries and to provide to such persons incentives and rewards for superior performance.
2.    Shares Available Under the Plan.
a.    Basic Limit. Subject to adjustment under Section 10 and the provisions of this Section 2, the aggregate number of Shares issued under the Plan shall not exceed the sum of (i) 1,950,000 Shares, and (ii) an annual increase on the first day of each calendar year beginning January 1, 2024 and ending on and including January 1, 2033, equal to the lesser of (x) 4% of the aggregate number of Shares outstanding on the final day of the immediately preceding calendar year, and (y) such smaller number of Shares as is determined by the Board. The Company, during the term of the Plan, shall at all times reserve and keep available sufficient Shares to satisfy the requirements of the Plan. Shares offered under the Plan may be authorized but unissued Shares or treasury Shares.
b.    Additional Shares. In the event that Shares previously issued under the Plan are reacquired by the Company, such Shares shall be added to the number of Shares then available for issuance under the Plan. In the event that an outstanding Stock Option, Stock Appreciation Right, Restricted Share Unit or Other Share-Based Award for any reason expires or is canceled before being exercised or settled in full, the unexercised or unsettled Shares subject to such Stock Option, Stock Appreciation Right, Restricted Share Unit or Other Share-Based Award shall remain available for issuance under the Plan. In the event that Shares that otherwise would have been issuable under the Plan are withheld by the Company in payment of the purchase price, exercise price or withholding taxes with respect to an Award, such Shares shall remain available for issuance under the Plan. To the extent a Restricted Share Unit is settled in cash, the cash settlement shall not reduce the number of Shares remaining available for issuance under the Plan. The payment of dividend equivalents in cash in conjunction with any outstanding Awards shall not reduce the number of Shares remaining available for issuance under the Plan.
c.    Incentive Stock Option Limitations. Notwithstanding anything to the contrary herein, no more than 80,000,000 Shares may be issued pursuant to the exercise of Incentive Stock Options.
d.    Non-Employee Director Award Limit. Notwithstanding any provision to the contrary in the Plan, the maximum aggregate grant date fair value (as determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor thereto) of Awards granted to a Director as compensation for services as a Director during any fiscal year of the Company, taken together with any cash fees paid to such Director during such calendar year, may not exceed $750,000, increased to $1,000,000 in the calendar year of an individual’s initial service as a Director.

3.    Administration of the Plan.
a.    Authority of the Board. Subject to the provisions of the Plan, the Board shall have full authority and discretion to take any actions it deems necessary or advisable for the administration of the Plan. Notwithstanding anything to the contrary in the Plan, with respect to the terms and conditions of Awards granted to Participants outside the United States, the Board may vary from the provisions of the Plan to the extent it determines it necessary and appropriate to do so; provided that it may not vary from those Plan terms requiring stockholder approval pursuant to Section 13 below. All decisions, interpretations and other actions of the Board shall be final and binding on all Participants and all persons deriving their rights from a Participant.
b.    In General. The Plan may be administered by one or more Committees. Each Committee shall consist of one or more members of the Board who have been appointed by the Board, and, to the extent required by Applicable Law, any such Committee shall consist solely of individuals who are “non-employee directors” within the meaning of Section 16b-3 promulgated under the Exchange Act and “independent directors” within the meaning of the rules of any securities exchange upon which Shares are listed. Each Committee shall have such authority and be responsible for such functions as the Board has assigned to it. If no Committee has been appointed, the entire Board shall administer the Plan. To the extent permitted by Applicable Law, the Board or the Committee may further delegate administrative authority under the Plan to one or more officers of the Company. Any reference to the Board in the Plan shall be construed as a reference to the Committee (if any) or to any officers of the Company to whom authority has been delegated pursuant to this Section 3, with respect to any action within the scope of such delegated authority.
c.    Indemnification. No member of the Board or the Committee, nor any officer or Employee of the Company acting on behalf of the Board or the Committee, shall be personally liable for any action, determination, or interpretation taken or made in good faith with respect to the Plan, and all members of the Board and the Committee, each officer of the Company, and each Employee of the Company acting on behalf of the Board or the Committee shall, to the extent permitted by law, be fully indemnified and protected by the Company in respect of any such action, determination, or interpretation.
4.    Eligibility and Participation. Subject to the provisions of the Plan, the Board may, from time to time, select from all eligible Employees, Directors and Consultants those to whom Awards shall be granted and shall determine, in its sole discretion, the nature of any and all terms permissible by Applicable Law and the amount of each Award.
5.    Stock Options and Stock Appreciation Rights. Subject to the terms and conditions of the Plan, Stock Options and Stock Appreciation Rights may be granted to Participants in such number, and upon such terms and conditions, as shall be determined by the Board in its sole discretion, provided that Incentive Stock Options may be granted only to Employees.
a.    Award Agreement. Each Stock Option and Stock Appreciation Right shall be evidenced by an Award Agreement that shall specify the exercise price, the term of the Stock Option or Stock Appreciation Right, the number of Shares covered by the Stock Option or Stock Appreciation Right, the conditions upon which the Stock Option or Stock Appreciation Right shall become vested and exercisable and such other terms and conditions as the Board shall determine and which are not inconsistent with the terms and conditions of the Plan. The Award Agreement with respect to a Stock Option also shall specify whether the Stock Option is intended to be an Incentive Stock Option or a Nonqualified Stock Option.
b.    Exercise Price. The exercise price per Share of a Stock Option or Stock Appreciation Right shall be determined by the Board at the time the Stock Option or Stock Appreciation Right is granted and shall be specified in the related Award Agreement; provided, however, that in no event shall the exercise price per Share of any Stock Option or Stock Appreciation Right be less than one hundred percent of the Fair Market Value of a Share on the Date of Grant.
c.    Term. The term of a Stock Option or Stock Appreciation Right shall be determined by the Board and set forth in the related Award Agreement; provided, however, that in no event shall the term of any Stock Option or Stock Appreciation Right exceed ten years from its Date of Grant.
d.    Exercisability. Stock Options and Stock Appreciation Rights shall become vested and exercisable at such times and upon such terms and conditions as shall be determined by the Board and set forth in the related Award Agreement. Such terms and conditions may include, without limitation, the satisfaction of (i) performance goals based on one or more Performance Objectives, and (ii) time-based vesting requirements. The Award Agreement may permit a Participant to exercise all or a portion of a Stock Option prior to satisfaction of the applicable vesting requirements; provided that the Shares delivered upon such exercise shall be subject to restrictions and a vesting schedule identical to the vesting schedule of the related Stock Option and the Participant shall be required to enter into a Restricted Share Award Agreement and any other similar documentation required by the Company as a condition to exercise of such Stock Option.
e.    Exercise of Stock Options. Except as otherwise provided in the Plan or in a related Award Agreement, a Stock Option may be exercised for all or any portion of the Shares for which it is then exercisable. A Stock Option shall be exercised by the delivery of a notice of exercise to the Company or its designee in a form specified by the Company which sets forth the number of Shares with respect to which the Stock Option is to be exercised and full payment of the exercise price for such Shares. Payment of the exercise price of a Stock Option may be made by one or more of the following methods (or any combination thereof) to the extent provided in the Award Agreement: (i) in cash, by certified or bank check, by wire transfer of immediately available funds, or other instrument acceptable to the Board; (ii) by the Participant tendering (either by actual delivery or attestation) previously acquired Shares having an aggregate Fair Market Value at the time of exercise equal to the aggregate exercise price; (iii) by the Participant delivering to the Company a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company cash or a check payable and acceptable to the Company for the purchase price; and (iv) with respect to Nonqualified Stock Options, by a “net exercise” arrangement pursuant to which the Company will reduce the number of Shares issuable upon exercise by the largest whole number of shares with a Fair Market Value that does not exceed the aggregate exercise price. As soon as practicable after receipt of the notification of exercise and full payment of the exercise price of a Stock Option, the Company shall cause the appropriate number of Shares to be issued to the Participant.
f.    Exercise of Stock Appreciation Rights. Except as otherwise provided in the Plan or in a related Award Agreement, a Stock Appreciation Right may be exercised for all or any portion of the Shares for which it is then exercisable. A Stock Appreciation Right shall be exercised by the delivery of a notice of exercise to the Company or its designee in a form specified by the Company which sets forth the number of Shares with respect to which the Stock Appreciation Right is to be exercised. Upon exercise, a Stock Appreciation Right shall entitle a Participant to an amount equal to (i) the excess of (A) the Fair Market Value of a Share on the exercise date over (B) the exercise price per Share, multiplied by (ii) the number of Shares with respect to which the Stock Appreciation Right is exercised. A Stock Appreciation Right may be settled in whole Shares, cash or a combination thereof, as specified by the Board in the related Award Agreement.
g.    No Rights as a Stockholder. A Participant shall have no rights as a stockholder with respect to any Shares covered by a Stock Option or Stock Appreciation Right until the Participant files a notice of exercise, pays the exercise price and satisfies all applicable withholding taxes pursuant to the terms of such Stock Option or Stock Appreciation Right.
h.    Special Rules Applicable to Incentive Stock Options.
i.    To the extent that the aggregate Fair Market Value of the Shares (determined as of the Date of Grant) with respect to which an Incentive Stock Option is exercisable for the first time by any Participant during any calendar year (under all plans of the Company and its Subsidiaries) is greater than $100,000 (or such other amount specified in Section 422 of the Code), as calculated under Section 422 of the Code, then the Stock Option shall be treated as a Nonqualified Stock Option.
ii.    No Incentive Stock Option shall be granted to any Participant who, on the Date of Grant, is a Ten Percent Stockholder, unless (A) the exercise price per Share of such Incentive Stock Option is at least one hundred and ten percent of the Fair Market Value of a Share on the Date of Grant, and (B) the term of such Incentive Stock Option shall not exceed five years from the Date of Grant.
6.    Restricted Shares. Subject to the terms and conditions of the Plan, Restricted Shares may be granted or sold to Participants in such number, and upon such terms and conditions, as shall be determined by the Board in its sole discretion.
a.    Award Agreement. Each Award of Restricted Shares shall be evidenced by an Award Agreement that shall specify the number of Restricted Shares, the restriction period(s) applicable to the Restricted Shares, the conditions upon which the restrictions on the Restricted Shares will lapse, the purchase price, if any, for each Restricted Share, and such other terms and conditions as the Board shall determine and which are not inconsistent with the terms and conditions of the Plan.
b.    Purchase Price. If a Participant is required to pay a purchase price for the Restricted Shares, payment may be made by one or more of the following methods (or any combination thereof) to the extent provided in the Award Agreement: (i) in cash, by certified or bank check, by wire transfer of immediately available funds, or other instrument acceptable to the Board, or (ii) if permitted under Applicable Law, by the Participant delivering to the Company a promissory note in a form provided by the Company bearing either full-recourse or such lesser amount of recourse as the Board determines in its sole discretion and in accordance with Applicable Law.
c.    Terms, Conditions and Restrictions. The Board shall impose such other terms, conditions and/or restrictions on any Restricted Shares as it may deem advisable, including, without limitation, restrictions based on the achievement of specific Performance Objectives, time-based restrictions or holding requirements or sale restrictions placed on the Shares by the Company upon vesting of such Restricted Shares. Unless otherwise provided in the related Award Agreement or required by Applicable Law, the restrictions imposed on Restricted Shares shall lapse upon the expiration or termination of the applicable restriction period and the satisfaction of any other applicable terms and conditions.
d.    Custody of Certificates. To the extent deemed appropriate by the Board, the Company may retain the certificates representing Restricted Shares, if any, in the Company’s possession until such time as all terms, conditions and restrictions applicable to such Shares have been satisfied or lapse, and annotate the Company’s Share ledger to reflect such terms, conditions, and restrictions.
e.    Rights Associated with Restricted Shares during Restriction Period. During any restriction period applicable to Restricted Shares: (i) the Restricted Shares may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated; (ii) unless otherwise provided in the related Award Agreement, the

Participant shall be entitled to exercise full voting rights associated with such Restricted Shares; and (iii) the Participant shall be entitled to all dividends and other distributions paid with respect to such Restricted Shares during the restriction period; provided, however, that the Company is under no duty to declare any such dividends or to make any such distribution, and that the Award Agreement may require any dividends or other distributions with respect to the Restricted Shares to be accumulated or deemed reinvested in Shares and subject to the same terms and conditions as the Restricted Shares with respect to which such dividends or distributions are paid.
7.    Restricted Share Units. Subject to the terms and conditions of the Plan, Restricted Share Units may be granted to Participants in such number, and upon such terms and conditions, as shall be determined by the Board in its sole discretion.
a.    Award Agreement. Each Restricted Share Unit Award shall be evidenced by an Award Agreement that shall specify the number of units, the restriction period(s) applicable to the Restricted Share Units, the conditions upon which the restrictions on the Restricted Share Units will lapse, the time and method of payment of the Restricted Share Units, and such other terms and conditions as the Board shall determine and which are not inconsistent with the terms and conditions of the Plan.
b.    Terms, Conditions and Restrictions. The Board shall impose such other terms, conditions and/or restrictions on any Restricted Share Units as it may deem advisable, including, without limitation, restrictions based on the achievement of specific Performance Objectives or time-based restrictions or holding requirements.
c.    Voting and Dividend Rights. The Participant shall not possess any incidents of ownership (including, without limitation, any rights to distributions or voting rights) in the Shares underlying the Restricted Share Units. Prior to settlement or forfeiture, any Restricted Share Unit granted under the Plan may, at the discretion of the Board, carry with it a right to dividend equivalents. Such right entitles the holder to be credited with an amount equal to all cash dividends paid on one Share while the Restricted Share Unit is outstanding, on a current, deferred or contingent basis as provided in the Award Agreement. Settlement of dividend equivalents may be made in the form of cash, Shares, or a combination of both. The Award Agreement may require any dividend equivalents with respect to the Restricted Share Units to be accumulated or deemed reinvested and subject to the same terms and conditions as the Restricted Share Units with respect to which they are paid.
d.    Form of Settlement. Restricted Share Units may be settled in whole Shares, cash or a combination thereof, as specified by the Board in the related Award Agreement.
8.    Other Share-Based Awards. Subject to the terms and conditions of the Plan, Other Share-Based Awards may be granted or sold to Participants in such number, and upon such terms and conditions, as shall be determined by the Board in its sole discretion. Other Share-Based Awards are Awards that are valued in whole or in part by reference to, or otherwise based on the Fair Market Value of, Shares, and shall be in such form as the Board shall determine, including, without limitation, unrestricted Shares or time-based or performance-based units that are settled in Shares and/or cash. Without limiting the foregoing, the Board is specifically authorized to grant unrestricted Shares as a bonus, or to grant unrestricted Shares or other awards in lieu of obligations of the Company or a Subsidiary to pay cash or deliver other property under the Plan or under other plans or compensatory arrangements, subject to such terms as shall be determined by the Board.
a.    Award Agreement. Each Other Share-Based Award shall be evidenced by an Award Agreement that shall specify the terms and conditions upon which the Other Share-Based Award shall become vested, if applicable, the time and method of settlement, the form of settlement, whether dividend equivalents are payable, and such other terms and conditions as the Board shall determine and which are not inconsistent with the terms and conditions of the Plan.

b.    Form of Settlement. An Other Share-Based Award may be settled in whole Shares, cash or a combination thereof, as specified by the Board in the related Award Agreement.
9.    Transfer Restrictions.
a.    Transferability of Awards. Except as otherwise determined by the Board, no Award or dividend equivalents paid with respect to any Award shall be transferable by the Participant except by will or the laws of descent and distribution; provided, that if so determined by the Board, each Participant may, in a manner established by the Board, designate a beneficiary to exercise the rights of the Participant with respect to any Award upon the death of the Participant and to receive Shares, cash or other property issued or delivered under such Award. Except as otherwise determined by the Board, Stock Options and Stock Appreciation Rights will be exercisable during a Participant’s lifetime only by the Participant or, in the event of the Participant’s legal incapacity to do so, by the Participant’s guardian or legal representative acting on behalf of the Participant in a fiduciary capacity under state law and/or court supervision.
b.    Lockup Provision. Each Participant shall not, if requested by the Company and any underwriter engaged by the Company, sell or otherwise transfer or dispose of any Shares (including, without limitation, pursuant to Rule 144 under the Securities Act) held by such Participant for such period following the effective date of any registration statement of the Company filed under the Securities Act as the Company shall specify reasonably and in good faith (such period not to exceed 180 calendar days). The underwriters in connection with any such registration are intended third-party beneficiaries of this Section 9(b) and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto. Each Participant further agrees to execute such agreements as may be reasonably requested by the underwriters in connection with any such registration that are consistent with this Section 9(b) or that are necessary to give further effect thereto.
c.    Other Conditions and Restrictions on Shares. Shares issued under the Plan shall be subject to such other rights of repurchase, rights of first refusal, other transfer restrictions and such other terms and conditions as the Board may determine from time-to-time. Such conditions and restrictions shall be set forth in the applicable Award Agreement and shall apply in addition to any restrictions that may apply to a Participant’s Shares generally. In addition, Shares issued under the Plan shall be subject to conditions and restrictions imposed either by Applicable Law or by Company policy, as adopted from time to time, designed to ensure compliance with Applicable Law or laws with which the Company determines in its sole discretion to comply including in order to maintain any statutory, regulatory or tax advantage.
10.    Adjustment of Shares.
a.    General. In the event of any equity restructuring (within the meaning of Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation — Stock Compensation), such as a stock dividend, stock split, reverse stock split, spinoff, rights offering, or recapitalization through a large, nonrecurring cash dividend, the Board shall cause there to be an equitable adjustment in (i) the number and kind of Shares available for future grants under Section 2, (ii) the number and kind of Shares covered by each outstanding Stock Option, Stock Appreciation Right, Restricted Share Unit or Other Share-Based Award, (iii) the exercise price under each outstanding Stock Option or Stock Appreciation Right and the purchase price applicable to any other outstanding Award, and (iv) any repurchase price that applies to Shares granted under the Plan pursuant to the terms of a Company repurchase right under the applicable Award Agreement, in each case to prevent dilution or enlargement of the rights of Participants. In the event of any other change in corporate capitalization, or in the event of a merger, consolidation, combination, liquidation, dissolution, or similar corporate transaction that affects the Shares, the Board at its sole discretion may make appropriate adjustments in one or more of the items listed in clauses (i) through (iv) above. No fractional Shares shall be issued under the Plan as a result of an adjustment under this Section 10(a), although the Board in its sole discretion may make a cash payment in lieu of fractional Shares.
b.    Change in Control. Unless otherwise provided in the applicable Award Agreement, in the event that the Company is subject to a Change in Control, all Shares acquired under the Plan and all Awards outstanding on the effective date of the Change in Control transaction shall be treated in the manner described in the definitive transaction agreement (or, in the event the transaction does not entail a definitive agreement to which the Company is party, in the manner determined by the Board in its capacity as administrator of the Plan, with such determination having final and binding effect on all parties), which agreement or determination need not treat all Awards (or portions thereof) in an identical manner. The treatment specified in the definitive transaction agreement or as determined by the Board may include (without limitation) one or more of the following with respect to each outstanding Award:
i.    Continuation of the outstanding Award by the Company (if the Company is the surviving corporation).
ii.    Assumption of the outstanding Award by the surviving corporation or its parent, provided that the assumption of a Stock Option or Stock Appreciation Right shall be in a manner that complies with Section 424(a) of the Code (whether or not the Stock Option is an Incentive Stock Option).
iii.    Substitution by the surviving corporation or its parent of an equivalent award for the outstanding Award (including, but not limited to, an award to acquire the same consideration paid to the holders of Shares in the transaction), provided that the substitution of a Stock Option or Stock Appreciation Right shall be in a manner that complies with Section 424(a) of the Code (whether or not the Stock Option is an Incentive Stock Option).
iv.    Cancellation of the outstanding Award and a payment to the Participant with respect to each Share subject to the Award (including vested and/or unvested Shares, as determined by the Board) as of the transaction date equal to the excess of (A) the value, as determined by the Board in its absolute discretion, of the property (including cash) received by the holder of a Share as a result of the transaction, over (if applicable) (B) the per-Share exercise price of the Award (such excess, if any, the “Spread”). Such payment shall be made in the form of cash, cash equivalents, or securities of the surviving corporation or its parent having a value equal to the Spread. In addition, any escrow, holdback, earn-out or similar provisions in the transaction agreement may apply to such payment to the same extent and in the same manner as such provisions apply to the holders of Shares, but only to the extent the application of such provisions does not adversely affect the status of the Award as exempt from Section 409A of the Code. If the Spread applicable to an Award is zero or a negative number, then the Award may be cancelled without making a payment to the Participant. In the event that a Restricted Share Unit or Other Share-Based Award is subject to Section 409A of the Code, the payment described in this clause (iv) shall be made on the settlement date specified in the applicable Award Agreement, provided that settlement may be accelerated in accordance with Treasury Regulation Section 1.409A-3(j)(4).
v.    Cancellation of the Stock Option or Stock Appreciation Right without the payment of any consideration; provided that the Participant holding a Stock Option or Stock Appreciation Right shall be notified of such treatment and given an opportunity to exercise the award (including any unvested portion) during a period of not less than 5 business days preceding the effective date of the transaction, unless (A) a shorter period is required to permit a timely closing of the transaction and (B) such shorter period still offers the holder of the Stock Option or Stock Appreciation Right a reasonable opportunity to exercise the award. Any exercise of the Stock Option or Stock Appreciation Right during such period may be contingent upon the closing of the transaction.

vi.    Suspension of a Participant’s right to exercise the Stock Option or Stock Appreciation Right during a limited period of time preceding the closing of the transaction if such suspension is administratively necessary to permit the closing of the transaction.
vii.    Termination of any right the Participant has to exercise the Stock Option prior to vesting in the Shares subject to the Stock Option (i.e., “early exercise”), such that following the closing of the transaction the Stock Option may only be exercised to the extent it is vested.
Any action taken under this Section 10(b) shall either preserve an Award’s status as exempt from Section 409A of the Code or comply with Section 409A of the Code.
c.    Reservation of Rights. Except as provided in this Section 10, a Participant shall have no rights by reason of (i) any subdivision or consolidation of shares of stock of any class, (ii) the payment of any dividend or (iii) any other increase or decrease in the number of shares of stock of any class. Any issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number or exercise price of Shares subject to an Award. The grant of an Award pursuant to the Plan shall not affect in any way the right or power of the Company to make adjustments, reclassifications, reorganizations or changes of its capital or business structure, to merge or consolidate or to dissolve, liquidate, sell or transfer all or any part of its business or assets.
11.    Compliance with Section 409A. Unless otherwise expressly set forth in an Award Agreement, it is intended that awards granted under the Plan shall be exempt from Section 409A of the Code, and any ambiguity in the terms of an Award Agreement and the Plan shall be interpreted consistently with this intent. To the extent an award is not exempt from Section 409A of the Code (any such award, a “409A Award”), any ambiguity in the terms of such award and the Plan shall be interpreted in a manner that to the maximum extent permissible supports the award’s compliance with the requirements of that statute. Notwithstanding anything to the contrary permitted under the Plan, in no event shall a modification of an Award not already subject to Section 409A of the Code be given effect if such modification would cause the Award to become subject to Section 409A of the Code unless the parties explicitly acknowledge and consent to the modification as one having that effect. A 409A Award shall be subject to such additional rules and requirements as specified by the Board from time to time in order for it to comply with the requirements of Section 409A of the Code. In this regard, if any amount under a 409A Award is payable upon a “separation from service” to an individual who is considered a “specified employee” (as each term is defined under Section 409A of the Code), then no such payment shall be made prior to the date that is the earlier of (i) six months and one day after the Participant’s separation from service or (ii) the Participant’s death, but only to the extent such delay is necessary to prevent such payment from being subject to Section 409A(a)(1). In addition, if a Change in Control constitutes a payment event with respect to any 409A Award, then the transaction with respect to such award must also constitute a “change in control event” as defined in Treasury Regulation Section 1.409A-3(i)(5) to the extent required by Section 409A of the Code. Neither the Company nor any member of the Board shall have any liability to a Participant in the event an Award held by the Participant fails to achieve its intended characterization under applicable tax law.
12.    Withholding Taxes. To the extent required by Applicable Law, a Participant shall be required to satisfy, in a manner satisfactory to the Company or Subsidiary, as applicable, any withholding tax obligations that arise by reason of a Stock Option or Stock Appreciation Right exercise, the vesting of or settlement of Shares under an Award, an election pursuant to Section 83(b) of the Code or otherwise with respect to an Award. Neither the Company nor any of its Subsidiaries shall be required to issue or deliver Shares, make any payment or to recognize the transfer or disposition of Shares until such obligations are satisfied. The Board may permit or require applicable tax withholding obligations to be satisfied by having the Company withhold a portion of the Shares that otherwise would be issued or delivered to a Participant upon exercise of a Stock Option or Stock Appreciation Right or upon the vesting or settlement of an Award, or by tendering Shares previously acquired, provided that in no event shall the Fair Market Value of any Shares withheld to satisfy tax withholding obligations with respect to an Award exceed the taxes required to be withheld based on the maximum statutory tax rates in the applicable taxing jurisdictions. Any such elections are subject to such conditions or procedures as may be established by the Board and may be subject to disapproval by the Board.
13.    Duration and Amendments; Stockholder Approval.
a.    Term of the Plan. The Plan shall terminate automatically 10 years after the Restatement Date. The Plan may be terminated on any earlier date pursuant to Subsection (b) below.
b.    Right to Amend or Terminate the Plan. The Board may amend, suspend or terminate the Plan at any time and for any reason. Stockholder approval shall not be necessary for any amendment to the Plan, except to the extent stockholder approval is required by Applicable Law (including such stockholder approval as may be required to authorize grant of Incentive Stock Options to Employees or as may be required under stock exchange listing standards).
c.    Effect of Amendment or Termination. No Shares shall be issued or sold and no Award granted under the Plan after the termination of the Plan, except upon exercise of a Stock Option, Stock Appreciation Right (or any other right to purchase Shares) or settlement of any other Award granted under the Plan prior to such termination. Except as otherwise provided in Sections 10 or 13(d), which specifically do not require the consent of any Participant, no termination, amendment, suspension, or modification of the Plan or an Award Agreement shall adversely affect in any material way any Award previously granted under the Plan, without the written consent of the Participant of such Award; provided that the Board may modify an Incentive Stock Option to disqualify such Stock Option from treatment as an “incentive stock option” under Section 422 of the Code without the Participant’s consent.
d.    Adjustments to Outstanding Awards. The Board may in its sole discretion at any time, including in connection with a Change in Control, and without the consent of any Participant, (i) provide that all or a portion of a Participant’s Stock Options, Stock Appreciation Rights and other Awards in the nature of rights that may be exercised shall become fully or partially exercisable; (ii) provide that all or a part of the time-based vesting restrictions on all or a portion of the outstanding Awards shall lapse, and/or that any Performance Objectives or other performance-based criteria with respect to any Awards shall be deemed to be wholly or partially satisfied; or (iii) waive any other limitation or requirement under any such Award, in each case, as of such date as the Board may, in its sole discretion, declare.
e.    Prohibition on Repricing. Except for adjustments made pursuant to Section 10, the Board or the Committee will not, without the further approval of the stockholders of the Company, authorize the amendment of any outstanding Stock Option or Stock Appreciation Right to reduce the exercise price. No Stock Option or Stock Appreciation Right will be cancelled and replaced with an Award having a lower exercise price, or for another Award, or for cash without further approval of the stockholders of the Company, except as provided in Section 10. Furthermore, no Stock Option or Stock Appreciation Right will provide for the payment, at the time of exercise, of a cash bonus or grant or sale of another Award without further approval of the stockholders of the Company. This Section 13(e) is intended to prohibit the repricing of “underwater” Stock Options or Stock Appreciation Rights without stockholder approval and will not be construed to prohibit the adjustments provided for in Section 10.

14.    Miscellaneous.
a.    Securities Law Requirements. Shares shall not be issued under the Plan unless, in the opinion of counsel acceptable to the Board, the issuance and delivery of such Shares comply with (or are exempt from) all applicable requirements of law, including (without limitation) the Securities Act, the rules and regulations promulgated thereunder, state securities laws and regulations, and the regulations of any stock exchange or other securities market on which the Company’s securities may then be traded. The Company shall not be liable for a failure to issue Shares as a result of such requirements. Unless and until the Shares have been registered under the Securities Act, each certificate evidencing any Shares delivered pursuant to the Plan, if any, shall bear a restrictive legend in a form specified by the Company.
b.    No Right of Continued Employment or Service. The Plan shall not confer upon any Participant any right with respect to continuance of employment or other service with the Company or any Subsidiary, nor shall it interfere in any way with any right the Company or any Subsidiary would otherwise have to terminate such Participant’s employment or other service at any time. No Employee, Director or Consultant shall have the right to be selected to receive an Award under the Plan, or, having been so selected, to be selected to receive future Awards.
c.    Unfunded, Unsecured Plan. Neither a Participant nor any other person shall, by reason of participation in the Plan, acquire any right or title to any assets, funds or property of the Company or any Subsidiary, including, without limitation, any specific funds, assets or other property which the Company or any Subsidiary may set aside in anticipation of any liability under the Plan. A Participant shall have only a contractual right to an Award or the amounts, if any, payable under the Plan, unsecured by any assets of the Company or any Subsidiary, and nothing contained in the Plan shall constitute a guarantee that the assets of the Company or any Subsidiary shall be sufficient to pay any benefits to any person.
d.    Severability. If any provision of the Plan is or becomes invalid, illegal or unenforceable in any jurisdiction, or would disqualify the Plan or any Award under any law deemed applicable by the Board, such provision shall be construed or deemed amended or limited in scope to conform to Applicable Law or, in the discretion of the Board, it shall be stricken and the remainder of the Plan shall remain in full force and effect.
e.    Acceptance of the Plan. By accepting any benefit under the Plan, each Participant and each person claiming under or through any such Participant shall be conclusively deemed to have indicated their acceptance and ratification of, and consent to, all of the terms and conditions of the Plan and any action taken under the Plan by the Board or the Company, in any case in accordance with the terms and conditions of the Plan.
f.    Successors. All obligations of the Company under the Plan and with respect to Awards shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or other event, or a sale or disposition of all or substantially all of the business and/or assets of the Company and references to the “Company” herein and in any Award Agreements shall be deemed to refer to such successors.
g.    Applicable Law. The obligations of the Company with respect to Awards under the Plan shall be subject to all Applicable Laws and such approvals by any governmental agencies as the Committee determines may be required. The Plan and each Award Agreement shall be governed by the laws of the State of Delaware, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of the Plan to the substantive law of another jurisdiction.

15.    Definitions. As used in the Plan, the following definitions shall apply:
“Applicable Law” means the applicable requirements relating to the administration of equity-based compensation plans under U.S. state corporate laws, U.S. federal and state securities laws, the Code, the rules of any stock exchange or quotation system on which the Shares are listed or quoted and the applicable laws of any other country or jurisdiction where Awards are granted under the Plan.
“Award” means an award of Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Shares, Restricted Share Units, or Other Share-Based Awards granted pursuant to the terms and conditions of the Plan.
“Award Agreement” means either: (a) an agreement, in written or electronic format, entered into by the Company and a Participant setting forth the terms and provisions applicable to an Award granted under the Plan; or (b) a statement, in written or electronic format, issued by the Company to a Participant describing the terms and provisions of such Award, which need not be signed by the Participant.
“Board” means the Board of Directors of the Company.
“Cause” shall have the meaning provided in the applicable employment agreement or consulting agreement between, or severance plan covering, the Participant and the Company or a Subsidiary, if any, or if there is no such agreement or plan, as applicable, that defines the term, “Cause” shall mean: (a) the Participant’s repeated failure to satisfactorily perform the Participant’s job duties after thirty (30) days written notice of such deficiency and an opportunity to cure (of at least fifteen business days), as reasonably determined by the Company or a Subsidiary; (b) the Participant’s commission of any act of fraud, misappropriation or embezzlement against or in connection with the Company or any of its Subsidiaries or their respective businesses or operations; (c) the Participant’s commission of, or indictment for or otherwise being formally charged with, any crime involving dishonesty or for any felony; or (d) the engaging by the Participant in misconduct that is detrimental to the financial condition or business reputation of the Company or any of its Subsidiaries, including due to any adverse publicity.
“Change in Control” means the occurrence of one of the following events: (a) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the total voting power represented by the Company’s then-outstanding voting securities; or (b) the consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets; or (c) the consummation of a merger or consolidation of the Company with or into any other entity, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation. A transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.
“Code” means the Internal Revenue Code of 1986, as amended.
“Committee” means a committee of the Board, as described in Section 3(b).
“Company” has the meaning given such term in Section 1(a) and any successor thereto.

“Consultant” means a person, excluding Employees and Directors, who performs bona fide services for the Company or a Subsidiary as a consultant or advisor and who qualifies as a consultant or advisor under Rule 701(c)(1) of the Securities Act or under Instruction A.1.(a)(1) of Form S-8 under the Securities Act.
“Date of Grant” means the date as of which an Award is determined to be effective and designated in a resolution by the Board and is granted pursuant to the Plan. The Date of Grant shall not be earlier than the date of the resolution and action therein by the Board.
“Director” means any individual who is a member of the Board who is not an Employee.
“Employee” means any employee of the Company or a Subsidiary, provided that for purposes of determining whether any person may be a Participant for purposes of any grant of an Incentive Stock Option, the term “Employee” has the meaning given to such term in Section 3401(c) of the Code, as interpreted by the regulations thereunder and Applicable Law.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.
“Fair Market Value” means, as of any date: (a) if the Shares are not listed or admitted to unlisted trading privileges on a nationally recognized stock exchange, (i) for the purpose of determining the exercise price of, or the amount payable upon the exercise of, Stock Options, Stock Appreciation Rights and any other Award of stock rights that is subject to Section 409A of the Code, the value as determined by the Board through the reasonable application of a reasonable valuation method, taking into account all information material to the value of the Company, within the meaning of Section 409A of the Code, and (ii) for any other purpose, the fair market value as determined by the Board in good faith; or (b) if the Shares are listed on a nationally recognized stock exchange, the closing price of the Shares as reported on the principal nationally recognized stock exchange on which the Shares are traded on such date, or if no Share prices are reported on such date, the closing price of the Shares on the next preceding date on which there were reported Share prices.
“Incentive Stock Option” means a Stock Option that is designated as an Incentive Stock Option and that is intended to meet the requirements of Section 422 of the Code.
“Nonqualified Stock Option” means a Stock Option that is not intended to meet the requirements of Section 422 of the Code or otherwise does not meet such requirements.
“Other Share-Based Award” means an equity-based or equity-related Award not otherwise described by the terms of the Plan, granted in accordance with the terms and conditions set forth in Section 8.
“Participant” means any eligible individual as set forth in Section 4 who holds one or more outstanding Awards.
“Performance Objectives” means the performance objective or objectives established by the Board pursuant to the Plan. The Performance Objectives applicable to an Award may include, but shall not be limited to, one or more of the following: net earnings or losses (either before or after one or more of interest, taxes, depreciation, amortization, and non-cash equity-based compensation expense); gross or net sales or revenue or sales or revenue growth; net income (either before or after taxes) or adjusted net income; profits (including but not limited to gross profits, net profits, profit growth, net operation profit or economic profit), profit return ratios or operating margin; budget or operating earnings (either before or after taxes or before or after allocation of corporate overhead and bonus); cash flow (including operating cash flow and free cash flow or cash flow return on capital); return on assets; return on capital or invested capital; cost of capital; return on stockholders’ equity; total stockholder return;

return on sales; costs, reductions in costs and cost control measures; expenses; working capital; earnings or loss per share; adjusted earnings or loss per share; price per share or dividends per share (or appreciation in or maintenance of such price or dividends); regulatory achievements or compliance; implementation, completion or attainment of objectives relating to research, development, regulatory, commercial, or strategic milestones or developments; market share; economic value or economic valued added models; division, group or corporate financial goals; attainment of strategic and operational initiatives; customer satisfaction/growth; customer service; employee satisfaction; recruitment and maintenance of personnel; human resources management; supervision of litigation and other legal matters; strategic partnerships and transactions; financial ratios (including those measuring liquidity, activity, profitability or leverage); debt levels or reductions; sales-related goals; financing and other capital raising transactions; year-end cash; acquisition activity; investment sourcing activity; and marketing initiatives, any of which may be measured in absolute terms or as compared to any incremental increase or decrease, peer group results, or market performance indicators or indices.
“Plan” has the meaning given such term in Section 1(a).
“Restatement Date” has the meaning given such term in Section 1(a).
“Restricted Shares” means Shares granted or sold pursuant to Section 6 as to which neither the substantial risk of forfeiture nor the prohibition on transfers referred to in such Section 6 has expired.
“Restricted Share Unit” means a grant or sale of the right to receive Shares or cash at the end of a specified restriction period made pursuant to Section 7.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.
“Share” means a share of common stock of the Company, $0.001 par value per share, or any security into which such Share may be changed by reason of any transaction or event of the type referred to in Section 10.
“Stock Appreciation Right” means a right designated as such and granted pursuant to Section 5.
“Stock Option” means a right to purchase a Share granted to a Participant under the Plan in accordance with the terms and conditions set forth in Section 5. Stock Options may be either Incentive Stock Options or Nonqualified Stock Options.
“Subsidiary” means: (a) with respect to an Incentive Stock Option, a “subsidiary corporation” as defined under Section 424(f) of the Code; and (b) for all other purposes under the Plan, any corporation or other entity in which the Company owns, directly or indirectly, a proprietary interest of more than fifty percent by reason of stock ownership or otherwise.
“Ten Percent Stockholder” means any Participant who owns more than ten percent of the combined voting power of all classes of stock of the Company, within the meaning of Section 422 of the Code.
[END OF DOCUMENT]

Exhibit 10.9
SEPARATION AGREEMENT
    This Separation Agreement (this “Agreement”) is made and entered into as of April 21, 2023, by and between David Baker (“Executive”) and GRI Bio, Inc. (f/k/a Vallon Pharmaceuticals, Inc.) (the “Company”). The Company and Executive are sometimes collectively referred to herein as the “Parties” and individually as a “Party”.
    1.    Separation. Executive’s employment with the Company and its affiliates terminated as of the Closing Date, as that term is defined in the Agreement and Plan of Merger among Vallon Pharmaceuticals, Inc., Vallon Merger Sub, Inc. and GRI Bio, Inc., dated as of December 13, 2022 (the “Separation Date”). By signing below, Executive hereby resigns as President and Chief Executive Officer and as a member of the board of directors of each of the Company’s affiliates, in each case as of the Separation Date. Notwithstanding the foregoing, Executive shall continue to serve as a member of the Board of Directors of the Company (the “Board”) until his successor is duly appointed or elected in accordance with the Company’s organizational documents.
2.    Payments and Benefits.
(a)    Accrued Benefits. All Company-provided benefits ceased to accrue as of the Separation Date. Executive shall be provided the earned payments and benefits set forth as the “Accrued Benefits” in Exhibit A hereto.
(b)    Separation Benefits. In consideration of, and subject to and conditioned upon Executive’s execution and non-revocation of the Release attached as Exhibit B to this Agreement (the “Release”) within 21 calendar days following the Separation Date, and the effectiveness of such Release as provided in Section 3 of this Agreement, the Company shall pay or provide to Executive the special severance payments contemplated by Section 5(c) of the Employment Agreement between Executive and the Company dated as of April 20, 2021 (the “Employment Agreement”) to which Executive is entitled upon a termination without cause (and as set forth as “Severance Payments” on Exhibit A hereto), upon the terms, and subject to the conditions, of the Employment Agreement and as summarized in Exhibit A.
(c)    Full Payment. Executive acknowledges that the payments and arrangements contained in this Agreement (including as summarized in Exhibit A) shall constitute full and complete satisfaction of any and all amounts properly due and owing to Executive as a result of his employment with the Company and its affiliates and his termination therefrom, including, without limitation, any and all amounts properly due and owing to Executive under the Employment Agreement.
3.    Release of Claims. Executive agrees that, as a condition to Executive’s right to receive the payments and benefits set forth in Section 2(b) of this Agreement, within 21 calendar days following the Separation Date (the “Release Period”), Executive shall execute and deliver the Release to the Company. If Executive fails to execute and deliver the Release to the Company during the Release Period, or if the Release is revoked by Executive or otherwise does not become effective and irrevocable in accordance with its terms, then Executive will receive only the Accrued Benefits and will not be entitled to any other payment or benefit under Section 2(b) of this Agreement.
    4.    Effect on Other Agreements.
(a)    Executive specifically acknowledges and agrees that he remains obligated to comply with Section 8 (Executive’s Covenants) and Section 10 (Cooperation) of the Employment Agreement, which provisions shall continue to apply, in accordance with their terms, on and after the Separation Date, notwithstanding Executive’s termination of employment. Executive acknowledges and agrees that this Agreement satisfies any obligation of the Company to provide written notice to Executive regarding termination of his employment pursuant to the Employment Agreement.
(b)    The Company acknowledges that it remains obligated to comply with the last two sentences of Section 13 of the Employment Agreement (relating to the payment of a bonus amount to

Executive upon the achievement of Milestone #2 as defined therein), provided that the second to last sentence of Section 13 of the Employment Agreement is hereby amended by substituting “$25,000” for “$100,000” where it appears therein.
(c)    The Parties acknowledge and agree that, as of the Separation Date, Executive holds stock options to purchase shares of common stock of the Company (the “Stock Options”) under the Company’s 2018 Equity Incentive Plan (the “Equity Plan”) and the related stock option agreements (the “Option Agreements”). The Parties acknowledge and agree that all vested Stock Options as of the Separation Date shall remain outstanding and exercisable, in accordance with the terms, and subject to the conditions, of the Equity Plan and the applicable Option Agreement (and, for the avoidance of doubt, continued service by Executive on the Board shall constitute continued service with the Company for purposes of applying the post-termination exercise period under the Option Agreements). All unvested Stock Options as of the Separation Date shall be forfeited automatically and without further action or notice, as of the Separation Date.
5.    Return of Property. Executive agrees to promptly return to the Company all Company property in Executive’s possession or control and to disclose to the Company all passwords necessary or desirable to obtain access to, or that would assist in obtaining access to, any information which Executive has password-protected on any computer equipment, network or system of the Company; provided that Executive shall be permitted to retain his Company-issued computer and cellular telephone equipment (and Executive shall promptly delete all Company files therefrom).
6.    Miscellaneous.
(a)    Withholding. The Company or its affiliates, as applicable, may withhold from any amounts payable or benefits provided under this Agreement such federal, state, local, foreign or other taxes as will be required to be withheld pursuant to any applicable law or regulation (or require Executive to make arrangements satisfactory to the Company for the payment of such required withholding taxes).
(b)    Successors. This Agreement is personal to Executive and without the prior written consent of the Company will not be assignable by Executive other than by will or the laws of descent and distribution. This Agreement will inure to the benefit of and be enforceable by Executive’s surviving spouse, heirs and legal representatives. This Agreement will inure to the benefit of and be binding upon the Company and its affiliates, and their respective successors and assigns.
(c)    Final and Entire Agreement; Amendment. Except with respect to the provisions of the other documents referenced herein, this Agreement, together with the Exhibits and the other documents referenced herein, represents the final and entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements, negotiations and discussions between the Parties hereto and/or their respective counsel with respect to the subject matter hereof. Executive has not relied upon any representations, promises or agreements of any kind except those set forth herein in signing this Agreement. Any amendment to this Agreement must be in writing, signed by duly authorized representatives of the Parties, and stating the intent of the Parties to amend this Agreement.
(d)    Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without reference to conflict of laws principles. Any action or proceeding by either of the parties to enforce this Agreement shall be brought only in a state or federal court located in the Commonwealth of Pennsylvania. The parties hereby irrevocably submit to the non-exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.
(e)    Notices. All notices and other communications hereunder will be in writing and will be given by hand delivery or via e-mail to the other Party or by registered or certified mail, return receipt requested, postage prepaid, or by overnight courier, addressed as follows: (i) if to Executive: at Executive’s most recent address on the records of the Company; and (ii) if to the Company: 100 N. 18th Street, Suite 300, Philadelphia, PA 19103, Attn: Leanne Kelly (lk@gribio.com); or to such other address as either Party will have furnished to the other in writing in accordance herewith. Notice and communications will be effective on the date of delivery if delivered by hand or e-mail, on the first business day following the date of dispatch if delivered utilizing overnight courier, or three business days after having been mailed, if sent by registered or certified mail.
(f)    Counterparts. This Agreement may be executed in one or more counterparts (including by means of facsimile or other electronic transmission), each of which will be deemed an original, but all of which taken together will constitute one original instrument.
(Signatures are on the following page)

IN WITNESS WHEREOF, the Parties hereto have each executed this Agreement as of the date first above written.

GRI BIO, INC. (F/K/A VALLON PHARMACEUTICALS, INC.) By: /s/ Leanne Kelly_______ Leanne Kelly Chief Financial Officer
EXECUTIVE /s/ David Baker__________ David Baker

EXHIBIT A
SEPARATION PAYMENTS AND BENEFITS
UNDER THE EMPLOYMENT AGREEMENT

Description of Payment/Benefit	Payment Terms
Accrued Benefits
    The Company shall issue Executive’s final paycheck on the first payroll date that occurs after the Separation Date, which shall include accrued but unpaid PTO, and which shall be in full satisfaction of the Company’s obligations to Executive under Section 5(a)(i)(A) of the Employment Agreement.

    The Company, within 30 calendar days after the Separation Date, shall reimburse Executive for any and all reasonable business expenses actually incurred by Executive in connection with the performance of his duties prior to the Separation Date in accordance with applicable Company policies, which expenses shall be submitted by Executive to the Company with supporting receipts and/or documentation no later than 15 calendar days after the Separation Date. The final reimbursement shall be in full satisfaction of the Company’s obligations to Executive under Section 5(a)(i)(C) of the Employment Agreement.

    The Company shall also pay or provide to Executive the “Other Benefits” as defined in Section 5(a)(ii) of the Employment Agreement. If Executive participates in a medical, dental or vision plan immediately prior to the Separation Date, Executive shall continue to participate in that plan until the end of the calendar month in which the Separation Date occurs and shall receive information about continued coverage under COBRA from the plan administrator.

Severance Payments under Section 5(c) of the Employment Agreement
    The Company shall pay to Executive an amount equal to $630,000, which represents 18 months of his annual base salary, payable in regular installments in accordance with the Company’s normal payroll practices, over the 18-month period commencing on the Separation Date (the “Severance Period”) per the following terms: (1) the installments shall commence to be paid on the first payroll date that occurs after the Release is received by the Company and becomes effective and irrevocable in accordance with its terms, (2) the first installment shall include as a lump sum all payments (without interest) that accrued from the Separation Date until such first payroll date, and (3) the remaining installments shall be paid as otherwise scheduled for the Severance Period.

    If Executive elects COBRA coverage under the applicable medical and dental plans of the Company, the Company will subsidize a portion of the applicable monthly COBRA premium during the Severance Period, so that Executive will only be required to pay the premiums applicable to continuing employees during that time; provided that such subsidy shall cease on the date on which Executive becomes eligible for medical and dental coverage from a third party.

    The Company shall pay to executive an amount equal to $315,000, which represents the product of 1.50 and Executive’s target bonus opportunity of $210,000, payable in cash in a single lump sum within 15 business days after the Release is received by the Company and becomes effective and irrevocable in accordance with its terms.

    Notwithstanding the foregoing, and in accordance with Section 8(h)(ii) of the Employment Agreement, in the event that Executive breaches (or threatens to breach) any of his obligations under Section 8 of the Employment Agreement, the Company’s obligation to pay the amounts (including remaining severance payments, if any) or provide the benefits described above shall terminate and be of no further force or effect and Executive will forfeit his rights to receive any such amounts or benefits (it being understood that nothing contained herein is intended to or shall be interpreted as diminishing or otherwise limiting the Company’s right under applicable law to enforce its interests, including under the other provisions of Section 8(h) of the Employment Agreement).

EXHIBIT B
RELEASE OF CLAIMS
    This Release (this “Release”) is made and entered into as of this ___ day of April, 2023, by and between GRI Bio, Inc. (f/k/a Vallon Pharmaceuticals, Inc.) (the “Company”) and David Baker (“Executive”).
1.    Employment Status. Executive’s employment with the Company and its affiliates terminated effective as of April 21, 2023 (the “Separation Date”).
2.    Payments and Benefits. As consideration of Executive’s execution of and non-revocation of this Release, and compliance with the Separation Agreement, the Company shall pay Executive the severance set forth in Section 2(b) of the Separation Agreement between Executive and the Company dated April 21, 2023 (the “Separation Agreement”). Executive acknowledges that the payments and arrangements contained in Section 2(b) of the Separation Agreement (including as summarized in Exhibit A to that Agreement) shall constitute full and complete satisfaction of any and all amounts properly due and owing to Executive as a result of his employment with the Company and its affiliates and his termination therefrom, including, without limitation, any and all amounts properly due and owing to Executive under the Employment Agreement between Executive and the Company dated as of April 20, 2021.
3.    No Liability. This Release does not constitute an admission by the Company or any of its parents, subsidiaries, affiliates, divisions, officers, directors, partners, agents, or employees, or by Executive, of any unlawful acts or of any violation of federal, state or local laws.
4.    Release. In exchange for the consideration provided by Company in this Release, Executive, on behalf of himself, his heirs, administrators, representatives, executors, successors and assigns, does hereby irrevocably and unconditionally release, acquit and forever discharge the Company and each of its parents, subsidiaries, affiliates, divisions, successors, assigns, officers, directors, partners, agents, attorneys, and former and current employees, including without limitation all persons acting by, through, under or in concert with any of them (collectively, the “Releasees”), and each of them individually, from any and all claims, demands, actions, causes of action, costs, attorney fees, and all liability whatsoever, whether known or unknown, fixed or contingent, which Executive has, had, or may ever have against the Releasees relating to or arising out of Executive’s employment or separation from employment with the Company from the beginning of time and up to and including the date Executive executes this Release.
This Release includes, without limitation (i) law or equity claims; (ii) tort or contract (express or implied) claims; (iii) claims for wrongful discharge, retaliatory discharge, whistle blowing, libel, slander, defamation, unpaid compensation, intentional infliction of emotional distress, fraud, public policy, contract or tort, and implied covenant of good faith and fair dealing; (iv) claims arising under any federal, state, or local laws of any jurisdiction that prohibit age, sex, race, national origin, color, disability, religion, veteran, military status, sexual orientation, or any other form of discrimination, harassment, or retaliation (including without limitation under the Age Discrimination in Employment Act of 1967 as amended by the Older Workers Benefit Protection Act (“ADEA”), the National Labor Relations Act, Executive Order 11246, the Employee Retirement Income Security Act of 1974, the Worker Adjustment and Retraining Notification Act, Title VII of the Civil Rights Act of 1964 as amended by the Civil Rights Act of 1991, Section 1981 of the Civil Rights Act of 1966, the Equal Pay Act of 1962, the Americans with Disabilities Act of 1990, the Rehabilitation Act of 1973, the Family and Medical Leave Act of 1993, the Consolidated Omnibus Budget Reconciliation Act (COBRA), the Genetic Information Non-discrimination Act, the Sarbanes-Oxley Act, the Employee Polygraph Protection Act, the Uniformed Services Employment and Reemployment Rights Act of 1994, the Equal Pay Act, the Lilly Ledbetter Fair Pay Act, the Post-Civil War Civil Rights Act (42 U.S.C. §§1981-1988), the Pennsylvania Human Relations Act (43 P.S. §§ 951-963), the Pennsylvania Whistleblowers’ Law (43 P.S. §§ 1421-1431), the Pennsylvania Wage Payment and Collection Law (43 P.S. § 260.1 et seq.), the Pennsylvania Minimum Wage Act (43 P. S. §§ 333.101-333.115), claims for workers’ compensation retaliation under 43 P.S. §§ 121.1 et seq., or any other foreign, federal, state or local law or judicial decision), (v) claims arising under the Employee Retirement Income Security Act (excluding claims for amounts that are vested benefits or that Executive is otherwise entitled to receive under any employee benefit plan of the Company or any of its affiliates in accordance with the terms of such plan and applicable law), and (vi) any other statutory or common law claims related to Executive’s employment with the Company or the separation of Executive’s employment with the Company.
However, this Release excludes, and Executive does not waive, release, or discharge (A) any rights to vested benefits, such as vested 401(k) plan benefits or vested stock options, the rights to which are governed by the terms of the applicable plan documents and award agreements; (B) claims that cannot be waived by law, such as claims for unemployment benefit rights and workers’ compensation benefits; (C) any of Executive’s rights to indemnification under (x) applicable corporate law, (y) the by-laws or certificate of incorporation (or other constituent document) of the Company or any of its affiliates or any applicable indemnification agreement between Executive and the Company or any of its affiliates, or (z) as an insured under any director’s and officer’s liability insurance policy now or previously in force; (D) any obligation of the Company under this Release or the Separation Agreement; and (E) any of Executive’s rights under the Agreement and Plan of Merger among Vallon Pharmaceuticals, Inc., Vallon Merger Sub, Inc. and Gri Bio, Inc., dated as of December 13, 2022.
Without limiting the foregoing Section, Executive represents that Executive understands that this Release specifically releases and waives any claims of age discrimination, known or unknown, that Executive may have against the Releasees as of the date Executive signs this Release. This Release specifically includes a waiver of rights and claims under the Age Discrimination in Employment Act of 1967, as amended, and the Older Workers Benefit Protection Act. Executive acknowledges that as of the date Executive signs this Release, Executive may have certain rights or claims under the Age Discrimination in Employment Act, 29 U.S.C. § 626 and Executive voluntarily relinquishes any such rights or claims by signing this Release.
5.    Specific Release of ADEA Claims. In further consideration of the payments and benefits provided to Executive in this Release, Executive hereby irrevocably and unconditionally fully and forever waive, release, and discharge the Releasees from any and all claims, whether known or unknown, from the beginning of time through the date of Executive’s execution of this Release arising under the ADEA, as amended, and its implementing regulations. By signing this Release, Executive hereby acknowledges and confirms that:
(a)    Executive has read this Release in its entirety and understands all of its terms;
(b)    by this Release, Executive has been advised in writing to consult with an attorney of Executive’s choosing as Executive believed was necessary before signing this Release;
(c)    Executive knowingly, freely, and voluntarily agrees to all the terms and conditions set out in this Release including, without limitation, the waiver, release, and covenants contained in it;
(d)    Executive is signing this Release in exchange for good and valuable consideration in addition to anything of value to which Executive is otherwise entitled;
(e)    Executive was given at least twenty-one (21) calendar days to consider the terms of this Release and consult with an attorney of Executive’s choice, although Executive may sign it sooner if desired;
(f)    Executive understands that he has seven (7) calendar days after signing this Release to revoke it by delivering notice of revocation to the Company in accordance with Section 6(e) of the Separation Agreement before the end of this seven-day period; and
(g)    Executive understands that the release contained herein does not apply to rights and claims that may arise after Executive signs this Release.
6.    Representation of No Pending Action; Covenant Not to Sue; Bar. As a condition of receiving the severance set forth in Section 2(b) of the Separation Agreement, Executive represents and warrants that he has not initiated any claim, lawsuit, or other action against any Releasee and that Executive has not transferred or assigned that right to any other person or entity. Executive further agrees never to sue any of the Releasees or cause any of the Releasees to be sued regarding any matter within the scope of the Release in Section 3 above, and acknowledges and agrees that if he should hereafter make any claim or demand or commence or threaten to commence any action, claim or proceeding against any Releasee with respect to any cause, matter or thing which is the subject of the releases under Section 4 of this Release, this Release may be raised as a complete bar to any such action, claim or proceeding, and the applicable Releasee may recover from Executive all costs incurred in connection with such action, claim or proceeding, including attorneys’ fees.
7.    Governing Law. This Release shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without regard to conflicts of laws principles. Any action or proceeding by either of the parties to enforce this Release shall be brought only in a state or federal court located in the Commonwealth of Pennsylvania. The parties hereby irrevocably submit to the non-exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.
8.    Revocation. Executive has a period of seven (7) calendar days following the execution of this Release during which Executive may revoke this Release by delivering written notice to the Company under Section 6(e) of the Separation Agreement, and this Release shall not become effective or enforceable until such revocation period has expired. Executive understands that if he revokes this Release, it will be null and void in its entirety, and he will not be entitled to any payments or benefits provided in this Release, including without limitation those under Section 2 above.
9.    Miscellaneous. This Release is the complete understanding between Executive and the Company in respect of the subject matter of this Release and supersedes all prior agreements relating to the same subject matter. Executive has not relied upon any representations, promises or agreements of any kind except those set forth herein in signing this Release. In the event that any provision of this Release should be held to be invalid or unenforceable, each and all of the other provisions of this Release shall remain in full force and effect. If any provision of this Release is found to be invalid or unenforceable, such provision shall be modified as necessary to permit this Release to be upheld and enforced to the maximum extent permitted by law.
10.    Counterparts. This Release may be executed in one or more counterparts (including by means of facsimile or other electronic transmission), each of which will be deemed an original, but all of which taken together will constitute one original instrument.
(Signatures are on the following page)

EXECUTIVE ACKNOWLEDGES AND AGREES THAT HE HAS FULLY READ, UNDERSTANDS, AND VOLUNTARILY ENTERS INTO THIS RELEASE. EXECUTIVE ACKNOWLEDGES AND AGREES THAT HE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF EXECUTIVE’S CHOICE BEFORE SIGNING THIS RELEASE. EXECUTIVE FURTHER ACKNOWLEDGES THAT HIS SIGNATURE BELOW IS AN AGREEMENT TO RELEASE THE COMPANY AND RELEASEES FROM ANY AND ALL CLAIMS THAT CAN BE RELEASED AS A MATTER OF LAW.
IN WITNESS WHEREOF, the parties hereto have each executed this Release as of the date first above written.

GRI BIO, INC. (F/K/A VALLON PHARMACEUTICALS, INC.) By: _________________________________ Leanne Kelly Chief Financial Officer
EXECUTIVE ______________________________ David Baker

Exhibit 16.1

April 21, 2023

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Ladies and Gentleman:

We have read Item 4.01 of Form 8-K dated April 21, 2023 of GRI Bio, Inc. (formerly known as Vallon Pharmaceuticals, Inc.) and are in agreement with the statements contained therein as it regards our firm. We have no basis to agree or disagree with other statements of the registrant contained in Item 4.01.

Sincerely,

/s/ EisnerAmper LLP

EisnerAmper LLP

Exhibit 99.1

Vallon Pharmaceuticals Completes Merger with GRI Bio, Inc.

Combined company will operate as GRI Bio, Inc. and advance innovative pipeline of Natural Killer T (“NKT”) modulating therapies for the treatment of inflammatory, fibrotic and autoimmune diseases
Investment proceeds expected to fund planned operations of the combined company into mid-2024
Trading on Nasdaq under the ticker symbol “GRI” expected to commence April 24, 2023

PHILADELPHIA, PA, April 21, 2023 – GRI Bio, Inc. (NASDAQ: VLON), (“GRI,” “GRI Bio,” or the “Company”), today announced the completion of the previously announced merger between Vallon Pharmaceuticals, Inc. (now GRI Bio, Inc.) and GRI Bio, Inc. (now GRI Bio Operations, Inc. and referred to herein as “Private GRI”), a privately held biotechnology company. The combined company will operate under the name “GRI Bio, Inc.” and will focus on advancing GRI Bio’s innovative pipeline of NKT cell modulators for the treatment of inflammatory, fibrotic and autoimmune diseases.
The shares of the Company’s common stock, previously trading on The Nasdaq Capital Market under the ticker symbol “VLON,” will commence trading on The Nasdaq Capital Market, on a post-reverse split adjusted basis, under the ticker symbol “GRI”, effective April 24, 2023. The Company’s common stock is now represented by a new CUSIP number, 3622AW 106.

“This marks a transformational moment for the Company and an important step into what we believe is a bright future for the Company. With the completion of the merger and concurrent investment, we are well positioned to realize multiple upcoming catalytic clinical and regulatory milestones that we believe will drive value in the near and long term,” added Marc Hertz, PhD, the new Chief Executive Officer of the Company.
Innovative Approaches for the Treatment of Inflammatory, Fibrotic and Autoimmune Diseases
GRI Bio is a clinical stage biotechnology company focused on fundamentally changing the way inflammatory disease is treated by targeting NKT immune cells earlier in the inflammatory chain than the current standard of care, to interrupt disease progression more effectively. GRI Bio’s lead program, GRI-0621 is a small molecule RAR-βɣ dual agonist that inhibits the activity of human Type I, or invariant, NKT (“iNKT”) cells. In in vitro studies and after 28 days dosing in the study GRI-0621-201 (NCT02949375), oral dosing of GRI-0621 has been shown to inhibit iNKT cells in patients and improve fibrosis in multiple disease models. GRI Bio is planning to launch a Phase 2a biomarker study evaluating GRI-0621 for the treatment of idiopathic pulmonary fibrosis (“IPF”) with data expected in the second quarter of 2024.
GRI Bio’s second asset in development, GRI-0803, is a novel activator of human Type 2 NKT cells in development for the treatment of autoimmune disorders, with an initial focus on systemic lupus erythematosus. GRI Bio expects to launch a Phase 1 study in 2023. Additionally, GRI Bio has a library of 500+ proprietary compounds to fuel a growing pipeline targeting a number of high value indications with unmet need.
About the Transaction
Under the terms of the merger agreement, the Company acquired 100% of the outstanding equity interests of Private GRI, by means of reverse triangular merger of a wholly owned subsidiary of the Company with and into Private GRI, with Private GRI surviving as a wholly owned subsidiary of the Company. In connection with the closing of the merger, the Company changed its name to “GRI Bio, Inc.”
As of the closing of the merger, the equity holders of Private GRI immediately before the merger own approximately 85% of the outstanding equity of the Company, and the equity holders of the Company immediately before the merger own approximately 15% of the outstanding equity of the combined company.
As previously announced, in connection with the execution of the merger agreement, Altium Capital (“Altium”) agreed to invest approximately $15 million, of which $2.5 million was previously invested and an additional $12.25 million was invested immediately prior to the closing of the merger. The combined company is expected to use the proceeds from the financings to fund the advancement of GRI Bio’s NKT development pipeline targeting multiple inflammatory, fibrotic and autoimmune indications into mid-2024 with an initial focus on IPF.
Advisors
Ladenburg Thalmann & Co. Inc. acted as the exclusive financial advisor and Thompson Hine LLP served as legal counsel to Vallon Pharmaceuticals, Inc. Evolution Venture Partners LLC acted as the exclusive strategic advisor with securities offered through Ecoban Securities Corporation and Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. served as legal counsel to GRI Bio, Inc.

About GRI Bio, Inc.
GRI Bio is a clinical stage biopharmaceutical company focused on fundamentally changing the way inflammatory, fibrotic and autoimmune diseases are treated. GRI’s therapies are designed to target the activity of NKT cells, which are key regulators earlier in the inflammatory cascade, to interrupt disease progression and restore the immune system to homeostasis. NKT cells are innate-like T cells that share properties of both NK and T cells and are a functional link between the innate and adaptive immune responses. Type I iNKT cells play a critical role in propagating the injury, inflammatory response, and fibrosis observed in inflammatory and fibrotic indications. GRI’s lead program, GRI-0621, is an inhibitor of iNKT cell activity and is being developed as a novel oral therapeutic for the treatment of IPF, a serious disease with significant unmet need. The Company is also developing a pipeline of novel Type 2 NKT agonists for the treatment of systemic lupus erythematosus. Additionally, with a library of over 500+ proprietary compounds, GRI has the ability to fuel a growing pipeline.
Forward Looking Statements
This press release contains “forward-looking statements” within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “anticipate,” “believe,” “contemplate,” “could,” “estimate,” “expect,” “intend,” “seek,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “target,” “aim,” “should,” "will,” “would,” or the negative of these words or other similar expressions. These forward-looking statements are based on the Company’s current beliefs and expectations. Such forward-looking statements include, but are not limited to, statements regarding: the Company’s expectations with respect to financial results, future performance, development and commercialization of products and services, the initiation or completion of clinical studies, the potential benefits and impact of GRI Bio's products and services, potential regulatory approvals, anticipated financial impacts and other effects of the merger and any financing, the expected use of proceeds from any financing and the sufficiency of those proceeds to fund the Company’s planned operations, the expected timing for the launch of Phase 2a biomarker study on GRI-0621 and Phase 1 study on GRI-0803, the listing of the Company’s common stock on Nasdaq, and the size and potential growth of current or future markets for the Company's products and services. Actual results may differ from the expectations, estimates and projections expressed by the Company herein and consequently, you should not rely on these forward-looking statements as predictions of future events. These forward-looking statements are subject to inherent uncertainties, risks and assumptions that are difficult to predict, including, without limitation: (1) the inability to maintain the listing of the Company’s common stock on Nasdaq, as applicable, following the merger; (2) the inability to recognize the anticipated benefits of the merger, which may be affected by, among other things, competition and the ability of the combined Company to grow and manage growth profitably and retain its key employees; (3) costs related to the merger agreement; (4) changes in applicable laws or regulations; (5) the inability of the combined Company to raise financing in the future; (6) the success, cost and timing of the Company’s product development activities; (7) the inability of the Company to obtain and maintain regulatory clearance or approval for their products, and any related restrictions and limitations of any cleared or approved product; (8) the inability of the Company to identify, in-license or acquire additional technology; (9) the inability of the Company to compete with other companies currently marketing or engaged in the development of products and services that the Company is currently developing; (10) the size and growth potential of the markets for the Company’s products and services, and its ability to serve those markets, either alone or in partnership with others; (11) inaccuracy in the combined company’s estimates regarding expenses, future revenue, capital requirements, and needs for additional financing; (12) the Company’s financial performance; and (13) other risks and uncertainties indicated from time to time in the Company’s definitive proxy statement/prospectus/information statement relating to the merger (as supplemented), including those under the heading “Risk Factors” in the proxy statement/prospectus/information statement and in the Company’s other filings with the U.S. Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date, and the Company undertakes no duty to update such information except as required under applicable law.

Investor Contact:
JTC Team, LLC
Jenene Thomas
(833) 475-8247
gri@jtcir.com